Exhibit 5

Execution Version

ARRANGEMENT AGREEMENT

by and between

ALIGNVEST ACQUISITION II CORPORATION

and

SAGICOR FINANCIAL CORPORATION LIMITED

dated as of November 27, 2018

i

ARRANGEMENT AGREEMENT

This Arrangement Agreement (this “Agreement”), dated as of November 27, 2018, is entered into by and between Alignvest Acquisition II Corporation, a corporation existing under the laws of the Province of Ontario (“Alignvest”), and Sagicor Financial Corporation Limited, an exempted company continued under the laws of Bermuda (“Sagicor”). Alignvest and Sagicor are each referred to herein as a “Party” and together as the “Parties”.

RECITALS

Whereas, Alignvest and Sagicor each desire that Alignvest shall acquire all of the Sagicor Common Shares upon the terms and subject to the conditions set forth in this Agreement by means of a scheme of arrangement (the “Sagicor Arrangement”) under Section 99 of the Companies Act 1981 of Bermuda (the “Bermuda Act”) proposed by Sagicor to the shareholders of Sagicor;

Whereas, Alignvest and Sagicor each acknowledge that the Sagicor Arrangement is intended to constitute Alignvest’s “qualifying acquisition” within the meaning of Part X of the TSX Company Manual (pertaining to special purpose acquisition corporations (“SPACs”)) (“Qualifying Acquisition”), as the same was varied by the TSX, as reflected in the Final IPO Prospectus;

Whereas, immediately prior to the implementation of the Sagicor Arrangement, Alignvest shall complete the Alignvest Arrangement (if both it and the Alignvest Continuance are approved by the Alignvest Shareholders), and immediately following the implementation of the Sagicor Arrangement, Alignvest shall complete the Alignvest Continuance (if both it and the Alignvest Arrangement are approved by the Alignvest Shareholders), each in accordance with the terms and subject to the conditions set forth in this Agreement and the Plan of Arrangement, as applicable, pursuant to which, among other things, Alignvest will discontinue under the laws of the Province of Ontario and continue under the laws of Bermuda;

Whereas, the Alignvest Board has determined that the Alignvest Arrangement, the Alignvest Continuance and the Sagicor Arrangement are in the best interests of Alignvest, and fair to the Alignvest Shareholders, and has resolved to approve the Alignvest Arrangement, the Alignvest Continuance and the Sagicor Arrangement and the entry by Alignvest into this Agreement;

Whereas, the Sagicor Board has unanimously determined that the Sagicor Arrangement is in the best interests of Sagicor, and fair to the Sagicor Shareholders, and has resolved to approve the Sagicor Arrangement and the entry by Sagicor into this Agreement;

Whereas, the Sagicor Arrangement requires the affirmative vote of a majority in number of Sagicor Shareholders representing at least three-fourths in value of the Sagicor Common Shares present and voting either in person or by proxy at the Sagicor Meeting;

Whereas, each of the directors and senior officers of Sagicor who own Sagicor Shares have or will on or around the Agreement Date entered into voting agreements whereby such directors and officers agreed to vote their Sagicor Shares in favour of the Sagicor Resolution and against any resolution submitted by any Sagicor Shareholder that is inconsistent therewith;

Whereas, each of the directors and senior officers of Sagicor who own Sagicor Shares (but not those individuals that will cease to be a director or executive officer post-closing) have concurrently with the execution and delivery of this Agreement agreed to not elect to receive the Cash Consideration for any Scheme Shares held by them and entered into or will enter into Lock-up Agreements on or around the Agreement Date; and

Whereas, the completion by Alignvest of the Alignvest Arrangement and the Alignvest Continuance requires an affirmative vote by two-thirds of the votes cast by Alignvest Shareholders present in person or represented by proxy at the Alignvest Shareholder Meeting and entitled to vote thereat, in each case voting together as if they were a single class of shares.

Now, Therefore, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

Article I

Defined Terms

Section 1.01       Certain Definitions. For purposes of this Agreement:

“Acceptable Sagicor Confidentiality Agreement” means a confidentiality agreement entered into by Sagicor from and after the date of this Agreement in accordance with Section 5.09 hereof that contains customary confidentiality terms that are not materially less favorable in the aggregate to Sagicor than those contained in the Confidentiality Agreement, and a customary “standstill” provision reasonably acceptable to Alignvest.

“Acquisition Proposal” means, with respect to a Party, other than the transactions contemplated by this Agreement and other than any transaction involving only that Party and its wholly owned Subsidiaries or those set forth in Section 1.01(a) of the Sagicor Disclosure Schedule in respect of Sagicor, any written offer, proposal or inquiry from any Person or group of Persons acting jointly or in concert after the Agreement Date relating to:

(a)               any sale or disposition, direct or indirect, of (i) in the case of Sagicor, assets representing 10% or more of the consolidated assets (indicated as total assets on the audited consolidated financial statements of Sagicor as at and for the fiscal year ended December 31, 2017) or contributing 10% or more of the annual consolidated revenue of Sagicor (indicated as total revenue on the audited consolidated financial statements of Sagicor as at and for the fiscal year ended December 31, 2017) or (ii) 10% or more of the Equity Interests of that Party (or rights or interests in such Equity Interests) (or in the case of Sagicor with respect to this clause (ii), any of its Material Subsidiaries);

(b)               in the case of Alignvest, an acquisition, business combination or other transaction that would constitute a Qualifying Acquisition;

(c)               any take-over bid, exchange offer or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning 10% or more of any class of Equity Interests of that Party (or in the case of Sagicor, its Material Subsidiaries);

(d)             any scheme of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or winding up involving that Party (or (i) in the case of Sagicor, its Material Subsidiaries and (ii) in the case of Alignvest, solely for the purposes of the definition of Expense Reimbursement Event, any Alternative Acquisition Vehicle); or

(e)               any other transaction or series of transactions similar to the transactions listed in clauses (a) through (d) of this definition involving that Party (or (i) in the case of Sagicor, its Material Subsidiaries and (ii) in the case of Alignvest, solely for the purposes of the definition of Expense Reimbursement Event, any Alternative Acquisition Vehicle);

provided that, for purposes of Section 8.04 and the definition of Termination Fee Event, (i) the references to 10% in the foregoing clauses (a) and (c) shall be deemed to be 25% and (ii) a rights issue or rights offering by Sagicor or any of its Subsidiaries shall be deemed not to constitute an Acquisition Proposal (provided that any such rights issue or rights offering does not result in any Person holding 25% or more of the Equity Interest of Sagicor or any such Subsidiary and provided further that in the event of a rights issue or rights offering by a Subsidiary of Sagicor, Sagicor maintains at least its pro rata ownership interest (as determined immediately prior to such rights issue or rights offering) in such Subsidiary).

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such first Person.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” means the date of this Agreement.

“Alignvest” has the meaning set forth in the Preamble.

“Alignvest Arrangement” means the arrangement of Alignvest under Section 182 of the OBCA on the terms and subject to the conditions set forth in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Plan of Arrangement, this Agreement, the Interim Order or made at the discretion of the Ontario Court in the Final Order with the prior written consent of each of Alignvest and Sagicor, each acting reasonably.

“Alignvest Arrangement Resolution” means the special resolution of the Alignvest Shareholders approving the Alignvest Arrangement to be considered at the Alignvest Shareholders Meeting.

“Alignvest Articles of Arrangement” means the articles of arrangement of Alignvest in respect of the Alignvest Arrangement required by the OBCA to be sent to the Director after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in a form and content satisfactory to Alignvest and Sagicor, each acting reasonably.

“Alignvest Balance Sheet” has the meaning set forth in Section 4.16.

“Alignvest Balance Sheet Date” means September 30, 2018.

“Alignvest Board” means the board of directors of Alignvest, as constituted from time to time.

“Alignvest Board Recommendation” has the meaning set forth in Section 2.04(b).

“Alignvest Change in Recommendation” has the meaning set forth in Section 8.02(g).

“Alignvest Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Alignvest Articles of Arrangement.

“Alignvest Circular” means the notice of the Alignvest Shareholder Meeting and the Alignvest Warrantholder Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the Alignvest Shareholders and the Alignvest Warrantholders in connection with the Alignvest Meetings, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Alignvest Class A Shares” means the class A restricted voting shares in the capital of Alignvest.

“Alignvest Class B Shares” means the class B shares in the capital of Alignvest.

“Alignvest Common Shares” means the common shares in the capital of Alignvest, and include where applicable common shares in the capital of Alignvest following the Alignvest Continuance.

“Alignvest Continuance” means the continuance of Alignvest under the laws of Bermuda, as contemplated in the Plan of Arrangement.

“Alignvest Continuance Resolution” means the special resolution of the Alignvest Shareholders approving the Alignvest Continuance to be considered at the Alignvest Shareholders Meeting.

“Alignvest Disclosure Schedule” means the Alignvest disclosure schedule delivered by Alignvest to Sagicor on the Agreement Date.

“Alignvest Extraordinary Dividend” on any Alignvest Common Share means any dividend or distribution (whether payable in cash or in specie), together with all other dividends and distributions (whether payable in cash or in specie) payable in the same calendar year, that has an aggregate dollar value which is greater than US$0.25 per share, treating the value of any reinvestment of dividends under any dividend reinvestment plan as the cash amount of the related dividend or distribution, in which case the value of the Alignvest Extraordinary Dividend shall be the amount in excess of such US$0.25 amount (but any such excess amount related to any reinvestment of dividends under any dividend reinvestment plan shall be excluded therefrom).

“Alignvest Filings” means the filings made by Alignvest on SEDAR in accordance with applicable Alignvest Securities Laws.

“Alignvest Financial Statements” has the meaning set forth in Section 4.12(a).

“Alignvest Insurance and Banking Approvals” has the meaning set forth in Section 4.03(b).

“Alignvest Investment Management” means Alignvest Investment Management Corporation.

“Alignvest Material Adverse Effect” means any Effect (other than, for greater certainty, a Sagicor Material Adverse Effect) that, individually or in the aggregate with all other Effects, prevents or materially impedes or materially delays the consummation by Alignvest of the Sagicor Arrangement or the other transactions contemplated by this Agreement.

“Alignvest Material Contract” means the Forward Purchase Agreements and the other Contracts described as material contracts in the Final IPO Prospectus.

“Alignvest Meetings” means, collectively, the Alignvest Shareholder Meeting and the Alignvest Warrantholder Meeting.

“Alignvest Related Party” means the respective current officers, directors, promoters, partners, shareholders or Affiliates of Alignvest.

“Alignvest Resolutions” means the resolutions of the Alignvest Shareholders to be considered at the Alignvest Shareholder Meeting, including the Alignvest Arrangement Resolution and the Alignvest Continuance Resolution, together with resolutions to consider such other matters as may be contemplated herein or required by the TSX and/or the Alignvest Securities Authorities.

“Alignvest Retained Firms” has the meaning set forth in Section 5.04.

“Alignvest Securities Authorities” means, collectively, the Alberta Securities Commission, British Columbia Securities Commission, Manitoba Securities Commission, Financial and Consumer Services Commission of New Brunswick, Office of the Superintendent of Securities Service Newfoundland and Labrador, Office of the Superintendent of Securities of Northwest Territories, Nova Scotia Securities Commission, Nunavut Securities Office, Ontario Securities Commission, Office of the Superintendent of Securities of Prince Edward Island, Financial and Consumer Affairs Authority of Saskatchewan and the Office of the Yukon Superintendent of Securities.

“Alignvest Securities Laws” means the Securities Act (Ontario) and all the securities laws of each province and territory of Canada, except Quebec, and the rules, regulations and policies of the TSX.

“Alignvest Shareholder Approval” means the approval by the Alignvest Shareholders of the Alignvest Arrangement Resolution and the Alignvest Continuance Resolution by special resolution (in each case, with holders of both classes of Alignvest Shares voting as if they were a single class), and/or such other approval as may be required by the Ontario Court with respect to the Alignvest Arrangement Resolution, by the TSX or by the Alignvest Securities Authorities.

“Alignvest Shareholder Meeting” means the special meeting of Alignvest Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called and held in accordance with the Interim Order to consider in accordance with applicable Laws the Alignvest Arrangement Resolution and the Alignvest Continuance Resolution and for any other purpose as may be set out in the Alignvest Circular.

“Alignvest Shareholders” means (a) prior to the Effective Time, the registered or beneficial holders of the Alignvest Shares, as the context requires; and (b) at and after the completion of the transactions contemplated herein, the registered and/or beneficial holders of the Alignvest Common Shares.

“Alignvest Shares” means the Alignvest Class A Shares and the Alignvest Class B Shares.

“Alignvest Warrantholder Meeting” means the special meeting of Alignvest Warrantholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, the Interim Order and the terms of the Alignvest Warrants, to be called and held to consider the Warrant Amendment Resolution and for any other purpose as may be set out in the Alignvest Circular.

“Alignvest Warrantholders” means the registered or beneficial holders of the Alignvest Warrants.

“Alignvest Warrants” means the share purchase warrants to acquire Alignvest Common Shares commencing 30 days after the completion of Alignvest’s Qualifying Acquisition, at an exercise price of CDN$11.50 per share.

“Alternative Acquisition Vehicle” means any new SPAC or similar acquisition vehicle with outside investors formed by Alignvest Management Corporation or any of its Affiliates after the date of a termination of this Agreement.

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.28.

“Antitrust Law” means the U.S. Sherman Act, as amended, the U.S. Clayton Antitrust Act of 1914, as amended, the HSR Act, as amended, the U.S. Federal Trade Commission Act of 1914, as amended, and all other U.S. federal, state, local or non-U.S., if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger, amalgamation or acquisition.

“Associate” has the meaning set forth in the Securities Act (Ontario).

“Bank Regulator” means any Governmental Authority charged with the supervision or regulation of banks or bank holding companies.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.04(b).

“Bermuda Act” has the meaning set forth in the Recitals.

“Bermuda Court” means the Supreme Court of Bermuda.

“Bermuda Court Order” has the meaning set forth in Section 2.10.

“Book Value” means the aggregate total shareholders’ equity of Alignvest as at the last day of any calendar quarter on or after the Book Value Baseline Date and determined in accordance with IFRS as in effect as at the Book Value Baseline Date.

“Book Value Baseline” means the aggregate total shareholders’ equity of Alignvest as at the Book Value Baseline Date.

“Book Value Baseline Date” means the date that is the last day of the calendar quarter ending immediately after the Effective Time.

“BSE” means the Barbados Stock Exchange.

“Budgets” means the capital budgets attached as Section 1.01(b) of the Sagicor Disclosure Schedule.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in Toronto, Ontario or Hamilton, Bermuda.

“Business Practices” means the business practices in connection with the selling, marketing and distribution of Insurance Contracts and/or banking services, as applicable.

“Cash Consideration” means the cash consideration in the amount of US$1.75 per Scheme Share made available to each Scheme Shareholder as at the Election Record Date in respect of each Scheme Share up to the Specified Number of Scheme Shares held by such Scheme Shareholder as at the Election Record Date (provided that each such Scheme Share up to the Specified Number of Scheme Shares continues to be held by such Scheme Shareholder at the Effective Time) in exchange for the transfer of each such Scheme Share to Alignvest at the Effective Time pursuant to the Scheme of Arrangement.

“Cash Qualifying Scheme Shareholder” means a Scheme Shareholder as at the Election Record Date which has validly elected to receive the Cash Consideration in respect of each Scheme Share up to the Specified Number of Scheme Shares held by such Scheme Shareholder as at the Election Record Date (provided that each such Scheme Share up to the Specified Number of Scheme Shares continues to be held by such Scheme Shareholder at the Effective Time), such election having been made by such Scheme Shareholder and received by Sagicor on or prior to the Election Deadline at the address set out in the Consideration Election Form.

“Central Banks” means the central banks of the jurisdictions where Sagicor carries on business, including the Federal Reserve Bank, the Central Bank of Bahamas, the Cayman Islands Monetary Authority, the Eastern Caribbean Central Bank, the Bank of Jamaica and the Central Bank of Barbados.

“Change in Control” means a transaction with a Person or group of Persons acting in concert, pursuant to which such Person or Persons acquire, directly or indirectly, in any single transaction or series of related transactions, more than fifty percent (50%) of the total voting power or economic rights of the equity securities of Alignvest (whether by merger, consolidation, amalgamation, arrangement, take-over bid or tender offer, sale, exchange, issuance, transfer or redemption of equity securities or otherwise); provided that, except in the case of a take-over bid that is not supported by the Alignvest Board, the effective value per Alignvest Common Share paid to the holders of Alignvest Common Shares in such transaction equals or exceeds CDN$12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, Extraordinary Dividends, reorganizations and recapitalizations and the like).

“Claim” has the meaning set forth in Section 9.14.

“Closing Date” means the date on which the Effective Time occurs.

“Closing Exchange Rate” means the CAD/USD exchange rate as of 5:00PM (Toronto Time) on the date which is one (1) Business Day prior to the Closing Date (or such earlier date as is required by a Governmental Authority or mutually agreed by Sagicor and Alignvest) using the mid-rate from the “BFIX” screen of Bloomberg (and if such rate or screen is not available, Sagicor and Alignvest shall agree on a replacement data source, each acting reasonably).

“Confidentiality Agreement” has the meaning set forth in Section 6.01.

“Consideration Election Form” means the election form to be attached as an appendix to the Sagicor Circular wherein the eligible Scheme Shareholders shall elect to receive either the Cash Consideration or the First Share Consideration, or a combination of the Cash Consideration and the First Share Consideration, in accordance with the terms hereof and of the Scheme of Arrangement and the instructions therein, for up to the Specified Number of Scheme Shares.

“Constitutive Documents” means memorandum of association, memorandum of continuance or articles of incorporation, amalgamation, or continuation, bye-laws, constitution, limited liability company agreement or certificate of formation, as applicable, and all amendments to such memorandum of association, memorandum of continuance or articles, bye-laws, limited liability company agreement or certificate.

“Continuation Period” has the meaning set forth in Section 6.04(a).

“Contract” means any contract, lease, guarantee, permit, authorization, indenture, note, bond, mortgage, franchise or other agreement or instrument, commitment, obligation or binding arrangement with respect to which there are continuing rights, liabilities or obligations, whether oral or in writing.

“control” (including the terms “controlled by” and “under common control with”), unless otherwise specified herein, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of share capital or other Equity Interests, as trustee or executor, by Contract or otherwise.

“Court Hearing” means the hearing at which Sagicor seeks an order from the Bermuda Court sanctioning the Sagicor Arrangement.

“Covered Employee” has the meaning set forth in Section 6.04(a).

“Director” means the Director appointed pursuant to Section 278 of the OBCA.

“Disclosure Schedules” means, collectively, the Alignvest Disclosure Schedule and the Sagicor Disclosure Schedule.

“Dissent Rights” means the rights of dissent in respect of the Alignvest Arrangement Resolution and the Alignvest Continuance Resolution described in the Plan of Arrangement and the OBCA.

“DOJ” means the Antitrust Division of the United States Department of Justice.

“Effect” means any change, effect, event, fact, development, occurrence or circumstance.

“Effective Time” has the meaning set forth in Section 2.10.

“Election Deadline” means the last date as provided in the Sagicor Circular on which Sagicor must receive the Consideration Election Form at the address provided in the Consideration Election Form, which date shall be mutually agreed by Alignvest and Sagicor, each acting reasonably, in accordance with Section 2.09(c).

“Election Record Date” means 5:00 p.m. (Toronto time) on December 6, 2018, or such other date as is required by a Governmental Authority.

“Employment Agreements” means the Employment Agreements, dated on or prior to the Closing Date, by and between: (i) Alignvest and Dodridge Miller substantially in the form of Exhibit B to this Agreement, and (ii) Alignvest and each of Ravi Rambarran, Althea Hazzard, J. Andrew Gallagher and J. Edward Clarke, each of which shall be in form and substance acceptable to Alignvest and Sagicor (each acting reasonably).

“Environmental Law” means any applicable Law relating to pollution or protection of the environment or natural resources or human exposure to Hazardous Materials.

“Equity Interest” means any share, capital stock or partnership, limited liability company, membership, member or similar interest in any Person and any option, warrant, right or security (including debt securities) convertible or exchangeable or exercisable thereto or therefor.

“Escrow Account” means the escrow account of Alignvest established and maintained by the Escrow Agent, which holds in escrow the gross proceeds of the initial public offering of the Alignvest Class A restricted voting units, including the gross proceeds of the over-allotment option.

“Escrow Agent” means TSX Trust Company, and its successors and permitted assigns.

“ESOP” means that certain share ownership plan of Sagicor for employees and advisors, effective as of December 31, 2005.

“Exchange Control Approval” has the meaning set forth in Section 7.01(h).

“Exchange Ratio” means the number which is the quotient of (i) 1.75 divided by (ii) the product of 10.00 and the Closing Exchange Rate.

“Expense Reimbursement” means the reimbursement of Sagicor’s legal, tax, accounting and other out-of-pocket fees and expenses incurred in connection with the transactions contemplated by this Agreement, up to an aggregate maximum of the sum of (i) US$5 million and (ii) in the event a Termination Fee (as defined in each of the Scotia Agreements) is payable by Sagicor or its Affiliates under either or both of Scotia Agreements, the amount of such Termination Fee(s) under such Scotia Agreement(s).

“Expense Reimbursement Event” means the occurrence of both of the following events: (a) the termination of this Agreement pursuant to (i) Section 8.02(b)(i) (but only if (x) the condition in Section 7.01(a) has not been satisfied as of the Outside Date, as extended, or (y) the condition in Section 7.03(e) has not been satisfied as of the Outside Date, as extended), (ii) Section 8.02(f), or (iii) Section 8.02(g), except, in the case of (i) and (iii), where the failure of such condition to be satisfied or the Alignvest Change in Recommendation, as applicable, is caused or materially contributed to by a breach of any representations or warranties by Sagicor or a failure by Sagicor to perform any of its obligations under this Agreement, a breach by Sagicor of the condition in Section 7.02(a) or Section 7.02(b), or the occurrence of a Sagicor Material Adverse Effect, and (b) within 12 months following the date of such termination, (i) an Acquisition Proposal is consummated by Alignvest, (ii) Alignvest or one or more of its Subsidiaries, directly or indirectly in one or more transactions, enters into a contract in respect of an Acquisition Proposal and such Acquisition Proposal is later consummated (whether or not within 12 months after such termination), (iii) an Acquisition Proposal is consummated by an Alternative Acquisition Vehicle or (iv) an Alternative Acquisition Vehicle or one or more of its Subsidiaries, directly or indirectly in one or more transactions, enters into a contract in respect of an Acquisition Proposal and such Acquisition Proposal is later consummated (whether or not within 12 months after such termination) (and provided that, in the case of (iii) or (iv), Alignvest is terminated without completing a qualifying acquisition and, prior to the termination of this Agreement, Alignvest Management Corporation shall enter into an agreement with Sagicor providing and guaranteeing that any such Alternative Acquisition Vehicle will assume Alignvest’s obligations under Section 8.05).

“Expenses” means all Alignvest expenses (other than expenses paid on or prior to the Agreement Date and any expenses paid with Alignvest’s working capital (as at the Agreement Date) on or prior to the Closing Date), which include deferred underwriter fees and expenses related to the initial public offering of Alignvest, Alignvest’s ongoing affairs and the transactions contemplated under this Agreement, together with a reasonable reserve for future expenses; provided that all such Alignvest expenses, in the aggregate, shall not exceed US$20 million.

“Extraordinary Dividend” means any dividend, together with all other dividends payable in the same calendar year, that has an aggregate absolute dollar value which is greater than CDN$0.25 per share, with the adjustment to the applicable exercise price (if applicable) being a reduction equal to the amount of the excess.

“Final IPO Prospectus” means Alignvest’s final long-form prospectus dated May 18, 2017 in connection with its initial public offering.

“Final Order” means the final order of the Ontario Court pursuant to Section 182(5)(f) of the OBCA in a form acceptable to Alignvest and Sagicor, each acting reasonably, approving the Alignvest Arrangement, as such order may be amended by the Ontario Court (with the consent of both Alignvest and Sagicor, each acting reasonably) or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Alignvest and Sagicor, each acting reasonably) on appeal.

“First Share Consideration” means the share consideration with an agreed value of US$1.75 per Scheme Share made available to each Scheme Shareholder as at the Election Record Date and payable in the form of Alignvest Common Shares equal to the product of the Exchange Ratio multiplied by the number of Scheme Shares up to the Specified Number of Scheme Shares held by such Scheme Shareholder as at the Election Record Date (provided that each such Scheme Share up to the Specified Number of Scheme Shares continues to be held by such Scheme Shareholder at the Effective Time) in exchange for the transfer of such Scheme Share at the Effective Time to Alignvest pursuant to the Scheme of Arrangement, rounded down for each applicable Scheme Shareholder to the next whole number of Alignvest Common Shares.

“Forward Purchase Agreements” means the forward purchase agreements entered into between the forward purchasers party thereto and Alignvest pursuant to which the forward purchasers have agreed to purchase, among other securities, an aggregate of 11,300,000 Forward Purchase Common Shares and 3,766,659 Forward Purchase Warrants, including any other subscription for Alignvest Class B Shares (plus, if applicable, Alignvest Warrants) entered into prior to the Effective Time, for an aggregate purchase price of CDN$10 per unit and/or Alignvest Class B Share (plus, if applicable, Alignvest Warrants), in a private placement to occur concurrently with the closing of Alignvest’s Qualifying Acquisition.

“First Tranche of Forward Purchase Subscribers’ Class B Shares” shall have the meaning set forth in Section 6.06(a).

“First Tranche of Founders’ Class B Shares” shall have the meaning set forth in Section 6.06(a).

“Forward Purchase Common Shares” means the Alignvest Common Shares to be purchased pursuant to the Forward Purchase Agreements.

“Forward Purchase Warrants” means the 3,766,659 Alignvest Warrants to be purchased pursuant to the Forward Purchase Agreements, with each whole Forward Purchase Warrant entitling the holder thereof to purchase, commencing 30 days following the completion of the Alignvest Arrangement, one Alignvest Common Share at a price of CDN$11.50 per share, subject to adjustments.

“Founders” means Alignvest II LP, Vince Hemmer, Azim Jamal, Anthony Lacavera, Lee Lau, Nadir Mohamed, Joe Natale, Helmut Swarovski and Donald Walker.

“FTC” means the United States Federal Trade Commission.

“Governmental Authority” means any: (a) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, organization, body or entity and any court or other tribunal), including, for greater certainty, a Securities Authority; (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; (e) applicable stock exchanges; (f) applicable Central Banks; or (g) applicable self-regulatory organizations, including, if applicable, the Investment Industry Regulatory Organization of Canada and the Financial Industry Regulatory Authority.

“Governmental Authorization” means any consent, approval, permit, license, certificate, franchise, permission, variance, waiver, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Hazardous Materials” means any materials or wastes that are listed or defined in relevant form, quantity, concentration or condition as hazardous substances, hazardous wastes, hazardous materials, extremely hazardous substances, toxic substances, pollutants, contaminants or terms of similar import under any applicable Environmental Law.

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“IFC Policy Agreement” means that certain Policy Agreement, dated as of March 31, 2011, by and between Sagicor and International Finance Corporation.

“IFRS” means International Financial Reporting Standards (IFRS) promulgated by the International Accounting Standards Board (IASB), together with its pronouncements thereon from time to time, and applied on a consistent basis.

“Insurance Contract” means any insurance policy or contract, or any annuity contract or certificate, in each case, together with all policies, binders, slips, certificates, participation agreements, applications, supplements, endorsements, riders and ancillary agreements in connection therewith, issued, written or assumed by any of the Sagicor Insurance Entities.

“Insurance Laws” has the meaning set forth in Section 3.12(a).

“Intellectual Property” has the meaning set forth in Section 3.10(a).

“Interim Order” means the interim order of the Ontario Court pursuant to Section 182(5) of the OBCA in a form acceptable to Alignvest and Sagicor, each acting reasonably, providing for, among other things, the calling and holding of the Alignvest Shareholder Meeting, as such order may be amended by the Ontario Court with the consent of each of Alignvest and Sagicor, each acting reasonably.

“Interim Period” has the meaning set forth in Section 5.01(a).

“Investment Assets” has the meaning set forth in Section 3.15(a).

“Investment Guidelines” has the meaning set forth in Section 3.15(a).

“Investment Management Agreement” means an investment management agreement to be entered into between Alignvest Investment Management and Sagicor in a form acceptable to Alignvest and Sagicor, pursuant to which Alignvest Investment Management would provide certain investment management and/or advisory services to Sagicor or its Subsidiaries.

“IPO Underwriters” means Scotia Capital Inc., Citigroup Global Markets Canada Inc., BMO Nesbitt Burns Inc., TD Securities Inc., and UBS Securities Canada.

“Jamaican Takeover Rules” means Appendix 1 of the rules of the Jamaica Stock Exchange and the Securities (Take-overs and Mergers) Regulations, 1999 of the laws of Jamaica, as applicable.

“Knowledge” means with respect to Sagicor, the actual knowledge, after making reasonable inquiries regarding the relevant matter, of the individuals set forth in Section 1.01(c) of the Sagicor Disclosure Schedule, and with respect to Alignvest, the actual knowledge, after making reasonable inquiries regarding the relevant matter, of the individuals set forth in Section 1.01(c) of the Alignvest Disclosure Schedule.

“Law” means any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, consent order, consent decree, decree, Order, judgment, rule, regulation, ruling, directive, regulatory guidance, agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or with or under the authority of any Governmental Authority.

“Liens” means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, option, right of first refusal, preemptive right, or community property interest or any restriction (except those contained in the applicable articles) on the voting of any security or the transfer of any security or asset, but excluding Intellectual Property licenses.

“Lock-up Agreements” means the lock-up agreements entered into between Alignvest and each of Dodridge D. Miller, Ravi C. Rambarran, Anthony O. Chandler, Althea C. Hazzard, Ronald B. Blitstein, J. Andrew Gallagher, Bart F. Catmull, J. Edward Clarke, Keston D. Howell, Robert J. L. Trestrail and certain continuing directors dated on or around the Agreement Date pursuant to which such persons have agreed or will agree, subject to the consummation of the Sagicor Arrangement, to a lock up of the Alignvest Common Shares to be received by them under the Sagicor Arrangement, until the earliest of: (i) with respect to 50% of such Alignvest Common Shares held by such person immediately following the Effective Time, one year following the Closing Date, (ii) with respect to the remaining 50% of such Alignvest Common Shares held by such person immediately following the Effective Time, 24 months following the Closing Date, (iii) with respect to 100% of such Alignvest Common Shares held by such person immediately following the Effective Time, the date following the Closing Date on which Alignvest completes (or the Alignvest Shareholders complete, with respect to the Alignvest Common Shares) a liquidation, amalgamation, merger, scheme of arrangement, share exchange, take-over bid or other similar transaction that results in all of the holders of Alignvest Common Shares receiving in exchange for or having the right to exchange their shares of Alignvest for cash, securities or other property (including, for the avoidance of doubt, any take-over bid or similar transaction that is not supported by the Alignvest Board), and (iv) with respect to 100% of the Alignvest Common Shares held by such person immediately following the Effective Time, the date on which the closing share price of the Alignvest Common Shares equals or exceeds CDN$12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, Extraordinary Dividends, reorganizations and recapitalizations and the like) for any 20 trading days within a 30-trading day period at any time following the Closing Date.

“LSE” means the London Stock Exchange.

“LTI” means that certain executive long-term incentive plan of Sagicor, effective as of December 31, 2005.

“Market Conduct Claims” means any written notice of material non-compliance with applicable Law received from a Governmental Authority, any written notice of material non-compliance with applicable Law received from a customer, any Proceeding, or any other complaint to which meaningful consideration has been given by the general counsel or head of compliance of any of the Sagicor Insurance Entities or Sagicor Banking Entities, or any Proceeding in progress or, to the Knowledge of Sagicor, threatened against or relating to any of the Sagicor Insurance Entities and Sagicor Banking Entities that, with respect to any of the foregoing, relates in material part to: (a) the misrepresentation or failure of such Sagicor Insurance Entity or Sagicor Banking Entity to accurately describe the nature, provisions, financial elements or benefits of an Insurance Contract; or (b) the violation of applicable Law relating to the sale, marketing or servicing of an Insurance Contract.

“Material Contract” has the meaning set forth in Section 3.11(a).

“Material Subsidiary” has the meaning set forth in Section 3.01(b).

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

“Notice of Superior Sagicor Proposal” has the meaning set forth in Section 5.09(a)(iii).

“OBCA” means the Business Corporations Act (Ontario).

“Ontario Court” means the Ontario Superior Ontario Court of Justice (Commercial List) or other court as applicable.

“Order” means any order, writ, assessment, decision, injunction, decree, judgment, ruling, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Authority.

“Ordinary Course” means, with respect to an action taken by a Party, that such action (i) is consistent with the past practices of such Party and (ii) is taken in the ordinary course of the operations of the business of such Party (in the case of Sagicor, it being understood that the Sagicor Group is engaged in insurance and banking businesses in the ordinary course).

“OSC” means Ontario Securities Commission.

“Other Share Consideration” means the share consideration with an agreed value of US$1.75 per Scheme Share made available to each Scheme Shareholder as at the Election Record Date and payable in the form of Alignvest Common Shares equal to the product of the Exchange Ratio multiplied by the number of Scheme Shares held by such Scheme Shareholder as at the Effective Time (other than the Scheme Shares held by such Scheme Shareholder being exchanged for Cash Consideration or First Share Consideration) in exchange for the transfer of each such Scheme Share to Alignvest at the Effective Time pursuant to the Scheme of Arrangement, rounded down for each applicable Scheme Shareholder to the next whole number of Alignvest Common Shares.

“Outside Date” has the meaning set forth in Section 8.02(b)(i).

“Outside Legal Counsel” means outside legal advisers of international recognition, reputation and expertise in the areas of Bermuda Laws with significant experience advising board of directors on their fiduciary duties in connection with transactions of the type contemplated by this Agreement.

“Owned Real Property” has the meaning set forth in Section 3.19.

“Party” has the meaning set forth in the Preamble.

“PDF” means portable document format.

“Permitted Liens” means: (a) mechanics’, carriers’, workmen’s, warehousemen’s or repairmen’s Liens or other like Liens arising or incurred in the Ordinary Course; (b) Liens for Taxes, assessments and other governmental charges and levies that are not due and payable, that may thereafter be paid without interest or penalty, or, to the extent disclosed on Section 1.01(d) of the Sagicor Disclosure Schedule, that are being contested in good faith by appropriate Proceedings, in each case for which adequate reserves have been established in accordance with IFRS; (c) Liens (other than Liens securing indebtedness for borrowed money), defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate; (d) zoning, building and other similar codes and regulations; (e) Liens arising from transfer restrictions under securities Laws or stock exchange rules or similar Laws of any jurisdiction; and (f) such other Liens or defects in title which would not, individually or in the aggregate, interfere materially with the ordinary conduct of the business of Sagicor and its Subsidiaries as currently conducted or materially detract from the use, occupancy, value or marketability of the property affected by such Lien.

“Person” means an individual, company (including not-for-profit company), corporation (including not-for-profit corporation), body corporate, general or limited partnership, limited liability partnership, limited liability company, unlimited liability corporation, joint venture, association, trust, estate, association, trustee, executor, administrator, legal representative, Governmental Authority, unincorporated organization or other entity of any kind or nature.

“Plan of Arrangement” means the plan of arrangement proposed under Section 182 of the OBCA, substantially in the form of Exhibit A-1, subject to any amendments or variations to such plan made in accordance with the terms thereof or made at the direction of the Ontario Court with the prior written consent of Alignvest and Sagicor, each acting reasonably.

“Proceeding” means any action, suit, claim (or counterclaim), cause of action, charge, complaint, litigation, arbitration, mediation, grievance, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration or mediation panel, or any administrative or supervisory action taken by a Governmental Authority.

“Producer” means the agents, sub-agents, brokers, wholesale brokers, independent contractors, consultants, producers or other Persons who sell the Insurance Contracts.

“Proposed Acquisition” has the meaning set forth in Section 6.10.

“Prospectus” means the non-offering preliminary prospectus and/or final prospectus of Alignvest, and any amendment thereto, as the context requires, containing disclosure regarding the completion of the Sagicor Arrangement and related matters, as Alignvest’s Qualifying Acquisition.

“Qualifying Acquisition” has the meaning set forth in the Preamble.

“Redemption Deadline” means the date and time fixed by Alignvest on which holders of Alignvest Class A Shares must deposit their Alignvest Class A Shares for redemption by Alignvest in accordance with Alignvest’s Constitutive Documents and this Agreement.

“Redemption Replacement Amount” means an amount equal to the number of Alignvest Class A Shares, if any, in respect of which redemption rights have been exercised and not withdrawn, multiplied by CDN$10.

“Reinsurance Contracts” has the meaning set forth in Section 3.14.

“Release” means any release, spill, emission, leaking, pumping, emitting, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment.

“Replacement Option” shall have the meaning set forth in Section 2.14(b).

“Reports of the Appointed Actuary” means the report of any appointed actuary for any of the Sagicor Insurance Entities for each of the fiscal years ended December 31, 2017, December 31, 2016, and December 31, 2015.

“Representative” means, with respect to any Person, any Subsidiary of such Person and such Person’s and each of its respective Subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Required Minimum Book Value Increase” means US$125 million, except that such amount shall be (a) increased by the amount of any additional share capital raised, and (b) reduced by the amount of any share capital reductions and/or by the aggregate amount payable on all then issued and outstanding Alignvest Common Shares of any Alignvest Extraordinary Dividends, in each case of clauses (a) and (b), after the Book Value Baseline Date.

“Reserves” means all reserves and other liabilities for claims, benefits, losses (including incurred but not reported losses and losses in the course of settlement), expenses and unearned premiums arising under or in connection with an Insurance Contract.

“Restraints” has the meaning set forth in Section 7.01(i).

“Sagicor” has the meaning set forth in the Preamble.

“Sagicor Arrangement” means the scheme of arrangement under Section 99 of the Bermuda Act on the terms and subject to the conditions set forth in the Scheme of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of this Agreement or made at the direction of the Bermuda Court in the Bermuda Court Order with the prior written consent of each of Alignvest and Sagicor, each acting reasonably.

“Sagicor Arrangement-Related Matters” has the meaning set forth in Section 5.04.

“Sagicor Banking Entities” means all of the members of the Sagicor Group which conduct banking operations.

“Sagicor Balance Sheet” has the meaning set forth in Section 3.06(d).

“Sagicor Balance Sheet Date” means September 30, 2018.

“Sagicor Benefit Plan” has the meaning set forth in Section 3.21(b).

“Sagicor Board” means the board of directors of Sagicor, as constituted, elected or appointed from time to time in accordance with the Sagicor Bye-Laws.

“Sagicor Board Recommendation” has the meaning set forth in Section 2.09(b).

“Sagicor Bye-laws” means the bye-laws of Sagicor as may be amended and restated from time to time.

“Sagicor Change in Recommendation” has the meaning set forth in Section 8.02(d).

“Sagicor Circular” means the notice of the Sagicor Meeting and accompanying explanatory statement pursuant to section 100 of the Bermuda Act, including all schedules, appendices and exhibits to, and information incorporated by reference in, such explanatory statement, to be sent to the Scheme Shareholders as of the Voting Record Date in connection with the Sagicor Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.

“Sagicor Common Shares” has the meaning set forth in Section 3.03(a).

“Sagicor Contract” means any Contract: (a) to which Sagicor or any of its Subsidiaries is a party or (b) by which Sagicor or any of its Subsidiaries or any asset of any of Sagicor or its Subsidiaries is bound.

“Sagicor Disclosure Schedule” means the Sagicor disclosure schedule delivered by Sagicor to Alignvest on the Agreement Date.

“Sagicor Equity Awards” means restricted Sagicor Common Shares awards granted pursuant to the Sagicor Share Plans, options to acquire Sagicor Common Shares granted pursuant to the Sagicor Share Plans, other equity-related awards granted pursuant to the Sagicor Share Plans, and Sagicor Common Shares issued in trust pursuant to the Sagicor Share Plans.

“Sagicor Filings” means the filings made by Sagicor on or prior to September 30, 2018 in accordance with applicable Sagicor Securities Laws.

“Sagicor Financial Statements” means the audited consolidated financial statements of Sagicor as at and for the fiscal years ended December 31, 2017, December 31, 2016, and December 31, 2015 (including the notes thereto and the auditor’s report thereon) and the unaudited consolidated interim financial statements of Sagicor as at and for the nine-month period ended September 30, 2018, and September 30, 2017.

“Sagicor Group” means Sagicor and each of its Subsidiaries.

“Sagicor Insurance and Banking Approvals” has the meaning set forth in Section 3.05(b).

“Sagicor Insurance Entities” has the meaning set forth in Section 3.12(a).

“Sagicor Jamaica” means Sagicor Group Jamaica Limited.

“Sagicor Lease” means any lease, sublease, sub-sublease, license and other agreement under which Sagicor or any of its Subsidiaries leases, subleases, licenses, uses or occupies (in each case whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement), or has the right to use or occupy, now or in the future, any real property.

“Sagicor Material Adverse Effect” means any Effect (other than, for greater certainty, an Alignvest Material Adverse Effect) that, individually or in the aggregate with all other Effects, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Sagicor and its Subsidiaries, taken as a whole; provided, however, that no Effect relating to, arising out of or in connection with or resulting from any of the following shall be deemed to constitute or contribute to a Sagicor Material Adverse Effect: any Effect arising out of or resulting from (a) general economic, credit, capital or financial markets or political conditions in any part of the world, including with respect to interest rates or currency exchange rates, or general business, labor, tax or regulatory conditions, or any outbreak or escalation of hostilities, acts of war (whether or not declared), military actions or any act of sabotage or terrorism; (b) general changes or developments in the industries in which Sagicor or its Subsidiaries operate; (c) any hurricane, tornado, earthquake, changes in weather, health crisis, flood, natural disaster, act of God or other comparable events; (d) any change or proposed change in applicable Law or IFRS or interpretations or enforcement thereof or changes in the regulatory accounting requirements applicable to the industries in which Sagicor operates and which is announced, proposed, approved, implemented or enacted on or after the Agreement Date; (e) a change in the market price or trading volume of the Sagicor Senior Notes, Sagicor Common Shares or other Sagicor Securities, or in the credit rating of Sagicor or any of its Subsidiaries or their respective securities (it being understood that the causes underlying such change in market price or credit rating may be taken into account in determining whether a Sagicor Material Adverse Effect has occurred); (f) any failure by Sagicor and its Subsidiaries to meet internal, published or other budgets, projections, estimates, predictions or forecasts for any period (it being understood that the causes underlying such failure may be taken into account in determining whether a Sagicor Material Adverse Effect has occurred); (g) any action taken or omission by Sagicor or its Subsidiaries at Alignvest’s or its Affiliates’ or their respective Representatives’ written request or any action expressly required by the terms of this Agreement, or the failure to take any action expressly prohibited by, the terms of this Agreement if not consented to by Alignvest in writing after being requested; (h) the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby or by the Scheme of Arrangement (other than for purposes of Section 3.05(a)), or the public announcement or pendency thereof, including, in each case, the identity of Alignvest, any circumstances related to Alignvest or any Alignvest Related Party or any breach by Alignvest of any of the terms hereof; or (i) the expiration or termination of any Contract in the Ordinary Course at the expiration or termination thereof in accordance with its terms; provided that in the cases of clauses (a), (b) or (d), such Effect may be taken into account if and to the extent that it materially and disproportionately affects Sagicor and its Subsidiaries, taken as a whole, as compared with other participants in the industries in which Sagicor and its Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been, or is reasonably expected to be, a Sagicor Material Adverse Effect).

“Sagicor Meeting” means the meeting of the Scheme Shareholders to be convened at the direction of the Bermuda Court for the purposes of considering and, if thought fit, approving the Scheme of Arrangement and other mutually agreed matters.

“Sagicor Preference Shares” has the meaning set forth in Section 3.03(a).

“Sagicor Related Party” means the respective current officers, directors, partners, shareholders or Affiliates of each of Sagicor and any of its Subsidiaries.

“Sagicor Resolution” means the resolutions of the Scheme Shareholders approving the Sagicor Arrangement to be considered at the Sagicor Meeting.

“Sagicor Retained Firms” has the meaning set forth in Section 5.04.

“Sagicor Returns” has the meaning set forth in Section 3.22(a).

“Sagicor Securities” has the meaning set forth in Section 3.03(d).

“Sagicor Securities Laws” means all the securities laws of each of Barbados, Trinidad and Tobago, and the United Kingdom, and the rules, regulations and policies of the Stock Exchanges.

“Sagicor Senior Notes” means the 8.875% senior notes of Sagicor Finance (2015) Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands, due 2022.

“Sagicor Senior Notes Indenture” means that certain Indenture, dated as of August 11, 2015, by and among Sagicor Finance (2015) Limited, Sagicor and Deutsche Bank Trust Company Americas.

“Sagicor Shareholder Approval” means the affirmative vote of a majority in number of Scheme Shareholders present and voting in person or by proxy at the Sagicor Meeting representing at least three-fourths of the Sagicor Common Shares held by the Sagicor Shareholders present and voting in person or by proxy at the Sagicor Meeting.

“Sagicor Shareholders” means the holders of Sagicor Common Shares from time to time and registered as such in the register of members of Sagicor.

“Sagicor Shares” has the meaning set forth in Section 3.03(a).

“Sagicor Statements” has the meaning set forth in Section 3.12(a).

“Sagicor Share Plans” means the LTI and the ESOP.

“Sanctioned Country” has the meaning set forth in Section 3.29.

“Sanctions” has the meaning set forth in Section 3.29.

“Scheme Consideration” means the consideration to be provided to Scheme Shareholders as at the Effective Time in exchange for the transfer of the Scheme Shares at the Effective Time to Alignvest in accordance with the Scheme of Arrangement, comprising (a) for eligible Persons, the option of the Cash Consideration, the First Share Consideration or a combination of both, for up to the Specified Number of Scheme Shares held at the Effective Time by each eligible Scheme Shareholder; and (b) in all other cases, the Other Share Consideration.

“Scheme of Arrangement” means the scheme of arrangement document, substantially in the form of Exhibit A-2, subject to any amendments or variations to such document as agreed by Alignvest and Sagicor or made in accordance with the terms thereof or at the direction of the Bermuda Court in the Bermuda Court Order with the prior written consent of each of Alignvest and Sagicor, each acting reasonably.

“Scheme Shareholders” means holders of Scheme Shares and registered as such in the register of members of Sagicor as at the applicable time.

“Scheme Shares” means the Sagicor Common Shares in issue as at the applicable time.

“Scotia Agreements” means (i) the share purchase agreement, dated as of the Agreement Date, among The Bank of Nova Scotia Jamaica Limited, Alignvest and Sagicor, and (ii) the share purchase agreement, dated as of the Agreement Date, among Scotiabank Trinidad and Tobago Limited, Alignvest and Sagicor.

“Scotia Jamaica” means Scotia Jamaica Life Insurance Company Limited.

“Scotia Trinidad” means ScotiaLife Trinidad and Tobago Limited.

“Second Tranche of Forward Purchase Subscribers’ Class B Shares” shall have the meaning set forth in Section 6.06(b).

“Second Tranche of Founders’ Class B Shares” shall have the meaning set forth in Section 6.06(b).

“Securities Authority” means the Governmental Authority having jurisdiction to enforce Alignvest Securities Laws or Sagicor Securities Laws, as applicable.

“SEDAR” means the document filing and retrieval system administered by the Canadian Securities Administrators.

“Share Consideration” means the First Share Consideration and the Other Share Consideration in accordance with the Scheme of Arrangement.

“Share Qualifying Scheme Shareholder” means a Scheme Shareholder as at the Effective Time: (a) who or which is eligible to and has validly elected to receive the First Share Consideration, such election received by Sagicor on or prior to the Election Deadline at the address set out in the Consideration Election Form; and (b) in all other cases, who or which is entitled to receive the Other Share Consideration.

“Shortfall Shares” has the meaning set forth in Section 6.06(c).

“SPACs” has the meaning set forth in the Recitals.

“Specified Number” means 10,000 Scheme Shares.

“Stock Exchanges” means the BSE, the LSE, and the TSE.

A “Subsidiary” of any Person means another Person, (a) an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the Equity Interests of which) is owned directly or indirectly by such first Person or (b) which is otherwise controlled directly or indirectly by such first Person. For greater certainty, Sagicor Jamaica is a Subsidiary of Sagicor.

“Superior Sagicor Proposal” means an unsolicited bona fide written Acquisition Proposal for Sagicor from a Person who is an arm’s length third party to acquire not less than all of the Sagicor Shares or all or substantially all of the assets of Sagicor on a consolidated basis that: (a) complies with Sagicor Securities Laws and did not result from or involve a breach of Section 5.06; (b) is reasonably capable of being completed on a similar timeframe as the transactions contemplated by this Agreement, taking into account all financial, legal, regulatory and other aspects of such proposal (including its effect on Sagicor stakeholders) and the Person making such proposal; (c) if some or all of the consideration payable for the Sagicor Shares pursuant to such Acquisition Proposal is comprised of equity interests of the Person making such proposal, such equity interests are publicly traded on the Toronto Stock Exchange, New York Stock Exchange or Nasdaq Stock Market (or any of their successors); and (d) in respect of which the Sagicor Board has determined in its good faith judgment, after consultation with its financial advisor and Outside Legal Counsel, and after taking into account all relevant legal, regulatory, financial, economic and other aspects of such proposal (including the conditionality of such proposal, the ability of the Person(s) making such proposal to obtain all relevant approvals and otherwise to satisfy all relevant conditions to the consummation of the transaction contemplated by such proposal and any financing arrangements required to facilitate the consummation of such transaction), if consummated in accordance with its terms but without assuming away the risk of non-completion, is more favorable, from a financial point of view, to the Sagicor Shareholders than the Sagicor Arrangement (including any amendments to the terms and conditions of the Sagicor Arrangement proposed by Alignvest pursuant to Section 5.09(a)(iii)).

“Tax” or “Taxes” means all: (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any U.S. or non-U.S. federal, state, provincial, local or foreign Governmental Authority responsible for the administration of Taxes (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax); (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority (i) in connection with any item described in clause (a) or (ii) as a result of the failure to timely and accurately file any Tax Return; and (c) liabilities of any other Person for any items described in clause (a) and/or (b) payable by reason of transferee or successor liability or under Treasury Regulation Section 1.1502-6 (or any analogous provision of U.S. or non-U.S. federal, state, provincial, local or foreign Law).

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information required to be filed with or submitted to any Governmental Authority responsible for the administration of Taxes, including any amendment thereto.

“Termination Fee” means US$16 million.

“Termination Fee Event” means the occurrence of both of the following events: (a) the termination of this Agreement pursuant to (i) Section 8.02(b)(i) (but only if the condition in Section 7.01(a) has been satisfied and the condition in Section 7.01(b) has not been satisfied, in each case, as of the Outside Date, as extended), (ii) Section 8.02(c) or Section 8.02(e) or (iii) Section 8.02(d), except, in the case of (i) and (iii), where the failure of such condition to be satisfied or the Sagicor Change in Recommendation, as applicable, is caused or materially contributed to by a breach of any representations or warranties by Alignvest or a failure by Alignvest to perform any of its obligations under this Agreement, a breach by Alignvest of the condition in Section 7.03(a) or Section 7.03(b), or the occurrence of an Alignvest Material Adverse Effect, and (b) within 12 months following the date of such termination, (i) an Acquisition Proposal is consummated by Sagicor, or (ii) Sagicor or one or more of its Subsidiaries, directly or indirectly, in one or more transactions, enters into a contract in respect of an Acquisition Proposal and such Acquisition Proposal is later consummated (whether or not within 12 months after such termination).

“TSE” means the Trinidad and Tobago Stock Exchange.

“TSX” means The Toronto Stock Exchange.

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Voting Record Date” means the date designated as the record date for determining the Sagicor Shareholders entitled to receive notice of and vote at the Sagicor Meeting as set out in the Sagicor Circular or in any notice to the Sagicor Shareholders after the date of the Sagicor Circular.

“Warrant Amendment Resolution” means the resolution of the Alignvest Warrantholders to amend the cashless exercise feature of the Alignvest Warrants.

Section 1.02       Interpretation.

(a)               When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated.

(b)               The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)               Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning and effect of the word “shall.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “or” when used in this Agreement is not exclusive.

(d)               The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(e)               References to a Person are also to its successors and permitted assigns. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(f)                The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(g)               Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(h)               The Exhibits to this Agreement and the Disclosure Schedules are hereby incorporated and made a part hereof and are an integral part of this Agreement. Each of Sagicor and Alignvest may, at its option, include in the Sagicor Disclosure Schedule or the Alignvest Disclosure Schedule, respectively, items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts herein or in the Disclosure Schedules, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement or otherwise. Any matter set forth in any section of the Disclosure Schedules shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced and also in all other sections of such Disclosure Schedule to which such matter’s application or relevance is reasonably apparent. Any capitalized term used in any Exhibit or any Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term herein.

(i)                 Where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant Parties or their respective Representatives and, in the case of being “made available” to Alignvest, material that has been posted in the electronic data room maintained by or on behalf of the Sagicor Group or its Representatives in connection with the transactions contemplated by this Agreement.

(j)                 A period of time is to be computed as beginning on the day following the event that began the period and ending at 11:59 p.m. (Toronto time) on the last day of the period, if the last day of the period is a Business Day, or at 11:59 p.m. (Toronto time) on the next Business Day if the last day of the period is not a Business Day.

Article II

ArrangemenTs

Section 2.01       Arrangements. The Parties agree that:

(a)               subject to approval by the Alignvest Shareholders of the Alignvest Arrangement Resolution and the Alignvest Continuance Resolution, the Alignvest Arrangement will be implemented in accordance with and subject to the terms and conditions of this Agreement and the Plan of Arrangement;

(b)               subject to obtaining the Sagicor Shareholder Approval, the Sagicor Arrangement will be implemented immediately following the implementation of the Alignvest Arrangement in accordance with and subject to the terms and conditions of this Agreement and the Scheme of Arrangement; and

(c)                subject to the terms and conditions hereof and approval by the Alignvest Shareholders of the Alignvest Arrangement Resolution and the Alignvest Continuance Resolution, the Alignvest Continuance will be implemented as soon as practicable following the implementation of the Alignvest Arrangement, the filing of the Bermuda Court Order and the implementation of the Sagicor Arrangement.

Section 2.02       Interim Order. As soon as reasonably practicable after the date of this Agreement and the receipt of first comments from the Alignvest Securities Authorities on Alignvest’s preliminary Prospectus, Alignvest shall apply, pursuant to the OBCA and, in cooperation with Sagicor, prepare, file and diligently pursue an application for the Interim Order, which shall provide, among other things:

(a)               for the class of persons to whom notice is to be provided in respect of the Alignvest Arrangement and the Alignvest Shareholder Meeting and for the manner in which such notice is to be provided;

(b)               for confirmation of the record date for the Alignvest Shareholder Meeting referred to in Section 2.03(a);

(c)               that the required level of approval for the Alignvest Arrangement Resolution shall be two-thirds of the votes cast on the Alignvest Arrangement Resolution by the Alignvest Shareholders, present in person or represented by proxy at the Alignvest Shareholder Meeting, voting together as if they were a single class of shares, as required by the TSX rules, and/or as may otherwise be required by the TSX or the Ontario Court, including pursuant to Part X of the TSX Company Manual, as the same was varied by the TSX, as reflected in the Final IPO Prospectus, and as the same may be amended, supplemented or otherwise modified from time to time, each Alignvest Class A Share and Alignvest Class B Share entitling the holder thereof to one vote on the Alignvest Arrangement Resolution;

(d)               that the terms, restrictions and conditions of Alignvest’s Constitutive Documents shall apply in respect of the Alignvest Shareholder Meeting;

(e)               for customary dissent rights as prescribed under the OBCA;

(f)                for the notice requirements with respect to the presentation of the application to the Ontario Court for the Final Order;

(g)               that the Alignvest Shareholder Meeting may be adjourned or postponed from time to time by Alignvest in accordance with the terms of this Agreement without the need for additional approval of the Ontario Court;

(h)               that the record date for the Alignvest Shareholders entitled to notice of and to vote at the Alignvest Shareholder Meeting will not, unless agreed to in writing by the Parties or required by Law, change in respect of any adjournment(s) or postponement(s) of the Alignvest Shareholder Meeting; and

(i)                 for such other matters as the Parties may reasonably require, subject to obtaining the prior consent of the other Party, such consent not to be unreasonably withheld or delayed.

Section 2.03       The Alignvest Meetings. Subject to the terms of this Agreement, Alignvest shall:

(a)               convene and conduct the Alignvest Meetings in accordance with the Interim Order, Alignvest’s Constitutive Documents and applicable Law as promptly as practicable for the purpose of considering the Alignvest Resolutions and the Warrant Amendment Resolution and for any other proper purpose as may be set out in the Alignvest Circular, including changing the name of Alignvest, approving an advance notice by-law, amending the articles of Alignvest to remove references, post-closing, to the Alignvest Class A Shares and the Alignvest Class B Shares, and authorizing the Alignvest Continuance, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Alignvest Meetings without the prior written consent of Sagicor, except in the case of an adjournment or postponement as required for quorum purposes;

(b)               solicit proxies (without being obliged to use a formal proxy solicitation service) in favor of the approval of the Alignvest Resolutions and against any resolution submitted by any Alignvest Shareholder that is inconsistent with the Alignvest Resolutions;

(c)               consult with Sagicor in fixing the date of the Alignvest Shareholder Meeting and the record date, give notice to Sagicor of the Alignvest Shareholder Meeting and allow Sagicor’s Representatives to attend the Alignvest Shareholder Meeting;

(d)               promptly advise Sagicor at such times as Sagicor may reasonably request and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Alignvest Shareholder Meeting, as to the aggregate tally of the proxies received by Alignvest in respect of the Alignvest Resolutions and aggregate notices of redemption of Alignvest Class A Shares; and

(e)               not change the record date for the Alignvest Shareholders entitled to vote at the Alignvest Shareholder Meeting in connection with any adjournment or postponement of the Alignvest Shareholder Meeting, or change any other matters in connection with the Alignvest Shareholder Meeting unless required by Law or approved by Sagicor.

Section 2.04       The Alignvest Circular.

(a)               Alignvest shall, as promptly as reasonably practicable, prepare and complete, in consultation with Sagicor, the Alignvest Circular together with any other documents required by Law in connection with the Alignvest Meetings and the Sagicor Arrangement, and Alignvest shall, subject to obtaining TSX approval and receipts for its final Prospectus from the Alignvest Securities Authorities and promptly after obtaining the Interim Order, cause the Alignvest Circular and such other documents to be filed with the Securities Authorities and sent to each Alignvest Shareholder, Alignvest Warrantholder and other Persons as required by the Interim Order and applicable Law, in each case so as to permit the Alignvest Meetings to be held by the date determined pursuant to Section 2.03(a).

(b)               Alignvest shall ensure that the Alignvest Circular complies in all material respects with applicable Law, does not contain any Misrepresentation (except that Alignvest shall not be responsible for any information relating to Sagicor and its Subsidiaries, or its business and affairs that is contained in the Alignvest Circular that was approved for inclusion therein by Sagicor, acting reasonably) and provides Alignvest Shareholders with sufficient information to permit them to form a reasoned judgment concerning the matters to be placed before the Alignvest Meetings. Without limiting the generality of the foregoing, the Alignvest Circular must include a statement that the Alignvest Board has determined that the Alignvest Resolutions are in the best interests of Alignvest and fair to the Alignvest Shareholders and recommends that the Alignvest Shareholders vote in favor of the Alignvest Resolutions (the “Alignvest Board Recommendation”) and must include a statement that the Sponsor (as defined in the Final IPO Prospectus) and each director and senior officer of Alignvest will vote all their Alignvest Shares in favor of the Alignvest Resolutions, and against any resolution submitted by any Alignvest Shareholder that is inconsistent therewith, and will not be redeeming any of their Alignvest Shares.

(c)               Alignvest shall give Sagicor and its auditors and legal counsel a reasonable opportunity to review and comment on drafts of the Alignvest Circular and other related documents, and shall give reasonable consideration to any comments made by Sagicor and its auditors and its counsel, and agrees that all information relating to Sagicor included in the Alignvest Circular must be in a form and content satisfactory to Sagicor, acting reasonably.

(d)               Sagicor shall provide to Alignvest in writing all necessary information concerning Sagicor, and to the extent such information is in Sagicor’s possession, Scotia Jamaica and Scotia Trinidad, in each case, that is required by Law to be included by Alignvest in the Alignvest Circular or other related documents, use reasonable commercial efforts to obtain any necessary consents from any of its auditors (and, to the extent practicable, the auditors of Scotia Jamaica and Scotia Trinidad) and any other advisors to the use of any financial, technical or other expert information required to be included in the Alignvest Circular and to the identification in the Alignvest Circular of each such advisor, and shall ensure that such information does not contain any Misrepresentation concerning Sagicor and (to the best of its knowledge) Scotia Jamaica and Scotia Trinidad

(e)               Sagicor will, upon request by Alignvest, reasonably cooperate with and assist Alignvest in seeking the Interim Order and the Final Order, including by providing Alignvest on a timely basis with any information reasonably required to be supplied by Sagicor in connection therewith.

(f)                Each Party shall promptly notify the other Party if it becomes aware that the Alignvest Circular contains a Misrepresentation or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and Alignvest shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Alignvest Shareholders and, if required by the Ontario Court or by Law, file the same with the Securities Authorities or any other Governmental Authority as required.

Section 2.05       The Prospectus.

(a)               Alignvest shall, in consultation with Sagicor and its advisors, as promptly as reasonably practicable, prepare and file the Prospectus with the TSX and the OSC or any other applicable securities regulators, in accordance with Part X of the TSX Company Manual (pertaining to SPACs), as the same was varied by the TSX, as reflected in the Final IPO Prospectus. Sagicor further agrees to provide such assistance as may be reasonably required in connection with the preparation of the Prospectus, and Alignvest agrees that all information relating to Sagicor or its Subsidiaries in the Prospectus, including the financial statements referred to in Section 2.05(b), must be in a form and content satisfactory to Sagicor, acting reasonably.

(b)               Sagicor shall provide Alignvest and its auditor access to and the opportunity to review all financial statements and financial information of Sagicor, and to the extent such information is in Sagicor’s possession, Scotia Jamaica and Scotia Trinidad, that is required in connection with the preparation of the Prospectus. Sagicor hereby: (i) consents to the inclusion of any such financial statements in the Prospectus, and (ii) agrees to provide appropriate signatures where required and to obtain any necessary consents from any of its auditors (and to the extent practicable the auditors of Scotia Jamaica and Scotia Trinidad) and any other advisors to the use of any financial or other expert information required to be included in the Prospectus. Sagicor further agrees to provide such financial information and assistance as may be reasonably required in connection with any pre-filing or exemptive relief application in respect of disclosure in the Prospectus and in connection with the preparation of any pro-forma financial statements for inclusion in the Prospectus.

(c)               The Parties shall cooperate with one another in connection with the preparation and filing of the Prospectus and shall use their commercially reasonable efforts to obtain approval of the TSX and a receipt for Alignvest’s final Prospectus from the Alignvest Securities Authorities, including providing or submitting on a timely basis all documentation and information that is reasonably required or advisable in connection with obtaining such approvals. Upon request of Alignvest, Sagicor shall cause its directors and executive officers who are required or requested by a Governmental Authority to deliver personal information forms under the rules of the TSX and/or Alignvest Securities Laws to complete and deliver such forms in a timely manner.

(d)               The Parties shall jointly seek to ensure that the Prospectus complies in all material respects with applicable Law, does not contain any Misrepresentation (except that Alignvest shall not be responsible for any information or financial statements relating to Sagicor or its Subsidiaries that was approved for inclusion therein by Sagicor, acting reasonably, and, for greater certainty, Sagicor shall not be responsible for any (i) information or financial statements other than information or financial statements relating to Sagicor or its Subsidiaries that was approved for inclusion therein by Sagicor, acting reasonably, or (ii) information or financial statements not relating to Sagicor or its Subsidiaries), and is in a form satisfactory to the TSX and to the Alignvest Securities Authorities in order to obtain a receipt from the Alignvest Securities Authorities in respect thereof.

(e)               Alignvest shall give Sagicor and its auditors and legal counsel a reasonable opportunity to review and comment on drafts of the Prospectus and other related documents, and shall give reasonable consideration to any comments made by Sagicor and its auditors and legal counsel and agrees that all information relating to Sagicor included in the Prospectus must be in a form and content satisfactory to Sagicor, acting reasonably, and shall, subject to obtaining TSX clearance and receipt of Alignvest’s final Prospectus from the Alignvest Securities Authorities, cause the Prospectus to be filed on SEDAR (and sent to each Alignvest Shareholder) as required by applicable Law.

Section 2.06       Final Order.

If the Interim Order is obtained and the Alignvest Arrangement Resolution is passed as provided for in the Interim Order and as required by applicable Law, Alignvest shall take all steps necessary or desirable to submit the Alignvest Arrangement to the Ontario Court and diligently pursue an application for the Final Order pursuant to Section 182 of the OBCA, as soon as reasonably practicable.

Section 2.07       Articles of Arrangement, Alignvest Continuance and Redemption Deadline.

(a)               Following the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in this Agreement, if this Agreement is not terminated prior thereto as provided in Section 8.02, Alignvest shall, in consultation with Sagicor with respect to timing, each acting reasonably, if the Alignvest Arrangement Resolution and the Alignvest Continuance Resolution are approved by the Alignvest Shareholders and the Ontario Court, cause the Alignvest Articles of Arrangement to be filed with the Director immediately prior to the effectiveness of the Sagicor Arrangement and cause the documents in connection with the Alignvest Continuance to be filed with Registrar of Companies in Bermuda as soon as practicable following the effectiveness of the Sagicor Arrangement. The Plan of Arrangement shall become effective upon the issuance of the Alignvest Certificate of Arrangement, which shall be at a time prior to the Effective Time and the Effective Time shall be at a time prior to the Alignvest Continuance, and in each case on the same date as the Sagicor Arrangement.

(b)               Unless otherwise required by the TSX, any Governmental Authority or applicable Law, Alignvest shall fix the Redemption Deadline as 5:00 p.m. (Toronto time) on the date that is five (5) Business Days prior to the date of the Alignvest Meeting and at least five (5) Business Days prior to the scheduled date of the Sagicor Meeting and shall send advance notice of the Redemption Deadline to the Alignvest Shareholders at least 25 days prior to the Redemption Deadline.

Section 2.08       The Sagicor Meeting.

(a)               Subject to the terms of this Agreement, Sagicor shall:

(i)                convene and conduct the Sagicor Meeting in accordance with Sagicor’s Constitutive Documents and applicable Law as promptly as practicable for the purpose of considering the Sagicor Resolution and for any other proper purpose as may be set out in the Sagicor Circular and agreed to by Alignvest, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the Sagicor Meeting without the prior written consent of Alignvest, except in the case of an adjournment as required for quorum purposes;

(ii)               solicit proxies (without being obliged to use a formal proxy solicitation service) in favor of the approval of the Sagicor Resolution and against any resolution submitted by any Sagicor Shareholder that is inconsistent with the Sagicor Resolution;

(iii)              cooperate with Alignvest in fixing the proposed date of the Sagicor Meeting, to be directed by the Court, which proposed date shall be mutually agreed upon by Alignvest and Sagicor, each acting reasonably, give notice to Alignvest of the Sagicor Meeting and allow Alignvest’s Representatives to attend the Sagicor Meeting;

(iv)             promptly advise Alignvest at such times as Alignvest may reasonably request and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Sagicor Meeting, as to the aggregate tally of the proxies received by Sagicor in respect of the Sagicor Resolution; and

(v)              not change the Election Record Date or the Voting Record Date in connection with any adjournment or postponement of the Sagicor Meeting, or change any other matters in connection with the Sagicor Meeting unless required by Law or approved by Alignvest.

(b)               The Parties agree that a holder of depositary receipts shall be deemed a Scheme Shareholder and depositary receipts shall be deemed Scheme Shares solely for the purposes of entitling a holder of depositary receipts to make an election for the Cash Consideration or the First Share Consideration (provided that each such depositary receipt is held by such holder on the Election Record Date and the associated underlying Scheme Shares are held by such holder at the Effective Time).

Section 2.09       The Sagicor Circular.

(a)               Sagicor shall, as promptly as reasonably practicable, prepare and complete, in consultation with Alignvest, the Sagicor Circular together with any other documents required by Law in connection with the Sagicor Meeting and the Sagicor Arrangement, and Sagicor shall cause the Sagicor Circular and such other documents to be filed with the Stock Exchanges and/or the appropriate Governmental Authorities and sent to each Scheme Shareholder and other Persons as required by applicable Law, in each case so as to permit the Sagicor Meeting to be held by the date determined pursuant to Section 2.08(a)(i).

(b)              Sagicor shall ensure that the Sagicor Circular complies in all material respects with applicable Law, does not contain any Misrepresentation (except that Sagicor shall not be responsible for any information relating to Alignvest and its Affiliates, or its business and affairs that is contained in the Sagicor Circular that was approved for inclusion therein by Alignvest, acting reasonably) and provides Scheme Shareholders with sufficient information to permit them to form a reasoned judgment concerning the matters to be placed before the Sagicor Meeting. Without limiting the generality of the foregoing, the Sagicor Circular must include a statement that the Sagicor Board has unanimously determined that the Sagicor Resolution is in the best interests of Sagicor and fair to the Sagicor Shareholders and recommends that the Scheme Shareholders vote in favor of the Sagicor Resolution (the “Sagicor Board Recommendation”) and must include a statement that each director and senior officer of Sagicor will vote all of their Sagicor Shares in favor of the Sagicor Resolution and against any resolution submitted by any Sagicor Shareholder that is inconsistent therewith, and will not sell any of their Sagicor Shares prior to the Closing Date.

(c)              Sagicor shall give Alignvest and its auditors and legal counsel a reasonable opportunity to review and comment on drafts of the Sagicor Circular and other related documents (including the Consideration Election Form), and shall give reasonable consideration to any comments made by Alignvest and its auditors and counsel, and agrees that all information relating to Alignvest included in the Sagicor Circular must be in a form and content satisfactory to Alignvest, acting reasonably. The Election Deadline must be mutually agreed upon by Sagicor and Alignvest, each acting reasonably.

(d)               Alignvest shall provide to Sagicor in writing all necessary information concerning Alignvest, and to the extent such information is in Alignvest’s possession, Scotia Jamaica and Scotia Trinidad, in each case, that is required by Law to be included by Sagicor in the Sagicor Circular or other related documents, use reasonable commercial efforts to obtain any necessary consents from any of its auditors (and, to the extent practicable, the auditors of Scotia Jamaica and Scotia Trinidad) and any other advisors to the use of any financial, technical or other expert information required to be included in the Sagicor Circular and to the identification in the Sagicor Circular of each such advisor, and shall ensure that such information does not contain any Misrepresentation concerning Alignvest and (to the best of its knowledge) Scotia Jamaica and Scotia Trinidad.

(e)               Alignvest shall reasonably cooperate with and assist Sagicor in seeking the Bermuda Court Order, including by providing Sagicor on a timely basis any information reasonably required to be supplied by Sagicor in connection therewith.

(f)                Each Party shall promptly notify the other Party if it becomes aware that the Sagicor Circular contains a Misrepresentation or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and Sagicor shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the Sagicor Shareholders and, if required by Law, file the same with the Bermuda Court, the Stock Exchanges or any other Governmental Authority as required.

(g)               Within five (5) Business Days following the Election Record Date, Sagicor shall provide to Alignvest a register reflecting all Sagicor Shareholders as of the Election Record Date.

Section 2.10       Bermuda Court Order. The Parties shall take all steps necessary or desirable to submit the Sagicor Arrangement to the Bermuda Court and diligently pursue an application for the Bermuda Court Order pursuant to Section 99 of the Bermuda Act, including (a) issuing proceedings requesting the Bermuda Court to order the convening of the Sagicor Meeting and (b) filing a petition and seeking the sanction of the Sagicor Arrangement on the hearing of such petition and the filing of such other documents as are required to be duly filed with the Bermuda Court to effect the Sagicor Arrangement. In furtherance of the foregoing, Alignvest shall undertake to the Bermuda Court that, at or promptly after the Effective Time, it shall, subject to the provisions of this Agreement and the Scheme of Arrangement, (i) issue the Share Consideration pursuant to the Scheme of Arrangement and (ii) pay the Cash Consideration pursuant to the Scheme of Arrangement. Each Party agrees that the eligible Scheme Shareholders shall have the right to submit the Consideration Election Form on or prior to the Election Deadline and such right shall not be withdrawn before the Election Deadline. Following the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in this Agreement and prior to receipt of the Alignvest Certificate of Arrangement, if this Agreement is not terminated prior thereto as provided in Section 8.02, Sagicor shall, in consultation with Alignvest with respect to timing, each acting reasonably, cause the order of the Bermuda Court sanctioning the Sagicor Arrangement pursuant to Section 99 of the Bermuda Act (the “Bermuda Court Order”) to be filed with the Registrar of Companies in Bermuda provided that the date of filing shall not occur after the Outside Date and the Bermuda Court Order is in a form acceptable to Alignvest and Sagicor, each acting reasonably. The Sagicor Arrangement shall become effective as a matter of Bermuda law on the date and time at which an office copy of the Bermuda Court Order shall have been filed with the Registrar of Companies in Bermuda for registration (the “Effective Time”).

Section 2.11       Court Proceedings. In connection with all court proceedings relating to obtaining the Interim Order, the Final Order and the Bermuda Court Order, each Party shall:

(a)               diligently pursue, and cooperate with the other Party in diligently pursuing, in the case of Alignvest, the Interim Order and the Final Order and, in the case of Sagicor, the Bermuda Court Order;

(b)               provide legal counsel to the other Party with a reasonable opportunity to review and comment upon drafts of all material to be filed with the Ontario Court or the Bermuda Court, as applicable, in connection with the Alignvest Arrangement and the Sagicor Arrangement, respectively, and give reasonable consideration to all such comments;

(c)               provide legal counsel to the other Party with copies of any notice of appearance, evidence or other documents served on such Party or its legal counsel in respect of the application for the Interim Order, the Final Order and the Bermuda Court Order or any appeal therefrom, and any notice, written or oral, indicating the intention of any Person to appeal, or oppose the granting of, the Interim Order, the Final Order or the Bermuda Court Order;

(d)               ensure that all material filed with the Ontario Court or the Bermuda Court in connection with the Alignvest Arrangement and the Sagicor Arrangement is consistent with this Agreement, the Plan of Arrangement and the Scheme of Arrangement, respectively;

(e)               not file any material with the Ontario Court or the Bermuda Court in connection with the Alignvest Arrangement or the Sagicor Arrangement, respectively, or serve any such material, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with the other Party’s prior written consent;

(f)                oppose any proposal from any Person that the Interim Order, the Final Order or the Bermuda Court Order contain any provision inconsistent with this Agreement, and if required by the terms of the Interim Order, the Final Order or the Bermuda Court Order or by Law to return to the Bermuda Court with respect to the Bermuda Court Order or to Ontario Court with respect to the Interim Order or the Final Order, do so only after notice to, and in consultation and cooperation with, Sagicor with respect to the Bermuda Court Order and Alignvest with respect to the Interim Order or the Final Order;

(g)               in the case of Alignvest, not object to legal counsel to Sagicor making such submissions on application for the Bermuda Court Order as such counsel considers appropriate; provided that the other Party is advised of the nature of any submissions on a timely basis prior to the hearing and such submissions are consistent with this Agreement, the Plan of Arrangement and the Scheme of Arrangement; and

(h)               in the case of Sagicor, not object to legal counsel to Alignvest making such submissions on application for the Interim Order or the Final Order as such counsel considers appropriate Interim Order or the Final Order; provided that the other Party is advised of the nature of any submissions on a timely basis prior to the hearing and such submissions are consistent with this Agreement, the Plan of Arrangement and the Scheme of Arrangement.

Section 2.12       Payment of the Scheme Consideration to Scheme Shareholders.

(a)               General.

(i)                 The Scheme Consideration payable to Scheme Shareholders as at the Effective Time in exchange for the transfer of the Scheme Shares at the Effective Time to Alignvest in accordance with the Scheme, comprises: (i) in the case of Persons who were also Scheme Shareholders as at the Election Record Date, the option of either the Cash Consideration or the First Share Consideration, or a combination of Cash Consideration and First Share Consideration, for up to the Specified Number of Scheme Shares held by each Scheme Shareholder as at the Election Record Date (provided such Scheme Shares continue to be held by such Scheme Shareholder as at the Effective Time); and/or (ii) in cases other than the circumstances set out in clause (i), the Other Share Consideration.

(ii)              Each Scheme Shareholder as at the Election Record Date may elect to receive either the Cash Consideration or the First Share Consideration, or a combination of Cash Consideration and First Share Consideration, for up to the Specified Number of Scheme Shares then held (provided that such Scheme Shares continue to be held by such Scheme Shareholder at the Effective Time), and such election shall be made on the Consideration Election Form on or prior to the Election Deadline in accordance with the instructions therein.

(iii)            If no valid election is made by an eligible Scheme Shareholder as at the Election Record Date by the Election Deadline, such Scheme Shareholder shall receive the Other Share Consideration in respect of all Scheme Shares which are held as at the Effective Time.

(b)           Payment of the Cash Consideration.

(i)                 Upon the Effective Time, payment of the Cash Consideration will be made via mailing of cheques to each Cash Qualifying Scheme Shareholder as soon as possible but in any event within seven (7) Business Days following the Effective Time. Alignvest and Sagicor agree and acknowledge that in the event that the aggregate elected amount of Cash Consideration elected by Cash Qualifying Scheme Shareholders is, together with any amount payable under Section 2.12(b)(ii) below, and any amounts payable by Alignvest under Section 7.03(e)(iv) and Section 7.03(e)(v) below, greater than US$205 million (or such other amount as the Parties mutually agree, with a potential floor as the Parties may mutually agree), then the Specified Number shall be adjusted by multiplying, with respect to each Cash Qualifying Scheme Shareholder, the number of Scheme Shares for which such Cash Qualifying Scheme Shareholder validly elected to receive Cash Consideration, by a ratio (i) the numerator of which is US$205 million (or such other amount as the Parties mutually agree, with a potential floor as the Parties may mutually agree) minus any amount payable under Section 2.12(b)(ii) below and any amounts payable by Alignvest under Section 7.03(e)(iv) and Section 7.03(e)(v) below, and (ii) the denominator of which is the aggregate elected amount of Cash Consideration elected by Cash Qualifying Scheme Shareholders, with the result rounded down to the nearest whole number of shares, such that the total cash payable to Cash Qualifying Scheme Shareholders plus any amount payable under Section 2.12(b)(ii) below and any amounts payable by Alignvest under Section 7.03(e)(iv) and Section 7.03(e)(v) below is approximately US$205 million (or such other amount as the Parties mutually agree, with a potential floor as the Parties may mutually agree).

(ii)              In the event that it would be contrary to applicable Laws to offer or pay the First Share Consideration or the Other Share Consideration in respect of Scheme Shares held by a Person located in any jurisdiction, both Alignvest and Sagicor reserve the right to take such action as either may deem necessary to comply with such Laws, and in addition or in the alternative Alignvest may in its discretion pay US$1.75 per each such Scheme Share if it determines that compliance with such Laws would be excessively costly or impractical, acting reasonably.

(iii)            In the absence of any specific instructions to the contrary received in writing by Sagicor, for the attention of The Corporate Secretary at either (1) Cecil F de Caires Building, Wildey, St Michael, Barbados; or (2) Sagicor Financial Corporation Limited c/o Sagicor Life Inc., Sagicor Financial Centre, 16 Queen’s Park West, Port of Spain, Trinidad as applicable, cheques will be sent by ordinary post in postage pre-paid envelopes addressed to the Persons entitled thereto at their respective registered addresses or, in the case of joint holders, to the registered address of that joint holder whose name stands first in the register of members of Sagicor in respect of the joint holding. All such cheques will be sent at the risk of the Person(s) entitled thereto and none of Sagicor, Alignvest or any of their respective directors, officers, employees, agents, Affiliates or advisers or any other Person involved in the Scheme of Arrangement will be responsible for any loss or delay in dispatch.

(iv)             On or after the day being six (6) calendar months after the posting of such cheques, Alignvest shall have the right to cancel or countermand payment of any such cheque which has not been cashed or has been returned uncashed. Alignvest shall, directly or via Sagicor, hold the monies represented thereby until the expiry of seven (7) years from the Effective Time and shall, prior to such date, make payments (without interest) therefrom of the sums to Persons who satisfy Sagicor that they are respectively entitled thereto. On the expiry of seven (7) years from the Effective Time, Alignvest shall be released from any further obligation to make any payments in respect of the Cash Consideration under the Scheme of Arrangement.

(c)            Payment of the Share Consideration.

(i)                 Upon the Effective Time, Alignvest shall allot and issue credited as fully paid the relevant Share Consideration to each Share Qualifying Scheme Shareholder whereupon such Share Qualifying Scheme Shareholder shall become a registered shareholder of Alignvest Common Shares.

(ii)              As soon as practicable following the Effective Time, Alignvest shall cause its transfer agent to send “direct registration system” notices to the applicable Scheme Shareholders as at the Effective Time who receive Alignvest Common Shares.

(d)            General.

(i)                 Assuming that the Scheme of Arrangement becomes effective, any and all existing certificates representing the Scheme Shares will cease to have effect as documents or evidence of title as from the Effective Time and such shares shall be transferred to Alignvest in accordance with the Scheme of Arrangement.

(ii)              Settlement of the Scheme Consideration to which the Scheme Shareholders are entitled under the Scheme of Arrangement will be implemented in full in accordance with the terms of the Scheme of Arrangement, without regard to any Lien, right of set-off, counterclaim or other analogous right to which Alignvest may otherwise be, or claim to be, entitled against any such Scheme Shareholders.

Section 2.13       Withholding Taxes; Stamp Duty; and Property Transfer Taxes.

(a)               Alignvest and Sagicor, as applicable, shall be entitled to deduct and withhold from any Scheme Consideration, including by way of the sale of Alignvest Common Shares by Alignvest on behalf of the Person, otherwise payable or otherwise deliverable to a Person under the Sagicor Arrangement such amounts as Alignvest and Sagicor, each acting reasonably, mutually agree are required to be deducted and withheld from such Scheme Consideration under any provision of any Laws in respect of Taxes. Any such amounts will be deducted, withheld and remitted to the appropriate Governmental Authority from the Scheme Consideration payable pursuant to the Sagicor Arrangement and shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Authority.

(b)               Upon any sale or transfer of Scheme Shares to Alignvest, the applicable Scheme Shareholder shall pay (and neither Sagicor nor Alignvest shall be required to pay, unless otherwise required by applicable Law), any documentary, stamp, stamp duty, stamp duty reserve, property transfer, transfer, or other taxes, broker fees, or stock exchange fees, that may be payable pursuant to applicable Law (other than those payable by Alignvest pursuant to Section 7.03(e)(iii) hereof) in respect of any such sale or transfer, provided that Alignvest, Sagicor and the depository shall be entitled to deduct and withhold such amounts as Alignvest and Sagicor, each acting reasonably, mutually agree are required to be deducted and withheld from any Scheme Consideration otherwise payable to any Scheme Shareholder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Scheme Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate Governmental Authority or Person on behalf of the applicable Scheme Shareholders. Without limitation, a portion of any Alignvest Shares otherwise payable may be withheld and disposed of in any marketplace by or on behalf of Alignvest, Sagicor or the depository to acquire the net proceeds, after expenses of disposition, to make payment of such amounts to the applicable Governmental Authority or Person, and no liability shall arise therefrom provided the applicable Person acts in good faith.

Section 2.14       Treatment of Sagicor Share Plans. At the Effective Time:

(a)               Each unvested Sagicor Share under a Sagicor Share Plan that is outstanding at the Effective Time will, in accordance with its terms, be exchanged for or become a right, subject to the applicable vesting conditions being satisfied, to receive from Alignvest the number of Alignvest Common Shares equal to the product of the Exchange Ratio multiplied by the number of such Sagicor Shares, rounded down to the nearest whole number of Alignvest Common Shares. Subject to the foregoing, the term to expiry, vesting conditions, and all other terms and conditions of the right to receive such Alignvest Common Shares will be the same as the terms and conditions of such grant under such Sagicor Share Plan, and any document or agreement previously evidencing such grant under such Sagicor Share Plan shall thereafter evidence and be deemed to evidence such right to receive Alignvest Common Shares.

(b)               Each stock option to acquire Sagicor Shares under a Sagicor Share Plan that is outstanding on the Effective Time (and not exercised for Sagicor Shares prior thereto) will, in accordance with its terms, be exchanged for or become an option from Alignvest (a “Replacement Option”) to purchase the number of Alignvest Common Shares equal to the product of the Exchange Ratio multiplied by the number of Sagicor Shares that may be purchased as if such option to acquire Sagicor Shares were exercisable and exercised immediately prior to the Effective Time. Such Replacement Option shall provide for an exercise price per Alignvest Common Share equal to the exercise price per Sagicor Share of such option to acquire Sagicor Shares immediately prior to the Effective Time divided by such Exchange Ratio. If the foregoing calculation results in a Replacement Option being exercisable for a fraction of an Alignvest Common Share, then the number of Alignvest Common Shares subject to such Replacement Option shall be rounded down to the next whole number of Alignvest Common Shares and the total exercise price for the Replacement Option will be reduced by the exercise price of the fractional Alignvest Common Shares. Subject to the foregoing, the term to expiry, conditions to and manner of exercising, vesting schedule, and all other terms and conditions of such Replacement Option will be the same as the terms and conditions of such option to acquire Sagicor Shares, and any document or agreement previously evidencing such option to acquire Sagicor Shares shall thereafter evidence and be deemed to evidence such Replacement Option.

Section 2.15       Announcement and Shareholder Communications. The Parties shall publicly announce the transactions contemplated hereby promptly following the execution of this Agreement, the text and timing of such announcement to be approved by each Party in advance, acting reasonably. Except for required disclosure by Sagicor or its Affiliates (in consultation with Alignvest) to holders of the Sagicor Senior Notes pursuant to the Sagicor Senior Notes Indenture or to International Finance Corporation pursuant to the IFC Policy Agreement, neither Sagicor nor Alignvest may inform, other than in consultation with the other and in the necessary course of business and on a confidential basis, another Person of a material fact or material change with respect to Sagicor or Alignvest before the material fact or material change has been publicly disclosed. No Party shall:

(a)               otherwise issue any press release or otherwise make public announcements with respect to this Agreement or the Scheme of Arrangement without the consent of the other Party (which consent shall not be unreasonably withheld or delayed); or

(b)               make any filing with any Governmental Authority with respect thereto without prior consultation with the other Party;

provided that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing pursuant to this Agreement or Law or stock exchange rules, and the Party making such disclosure or filing shall use commercially reasonable efforts to give prior written notice to the other Party and a reasonable opportunity to review or comment on such disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

Section 2.16       U.S. Securities Law Matters.

(a)            The Parties agree that the Sagicor Arrangement will be carried out with the intention that the issuance of the Alignvest Common Shares to the Sagicor Shareholders (or at least those who are U.S. citizens or residents), as set forth in the Scheme of Arrangement, will be done in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof, or another applicable exemption from the registration requirements of the U.S. Securities Act. In connection with the Parties’ intended reliance upon the above-described exemption under Section 3(a)(10) of the U.S. Securities Act, the Parties agree that the Sagicor Arrangement will, to the extent practical, be carried out on the following basis:

(i)                 the Sagicor Arrangement will be subject to the sanction of the Bermuda Court;

(ii)              the Bermuda Court will be advised prior to the Court Hearing as to the intention of the Parties to rely, based on the Bermuda Court’s sanction of the Sagicor Arrangement, on the exemption under Section 3(a)(10) of the U.S. Securities Act from the registration requirements of that Act with respect to the issuance of the Share Consideration to the Share Qualifying Scheme Shareholders (or at least those who are U.S. citizens or residents);

(iii)            the Bermuda Court will be required to satisfy itself as to the substantive and procedural fairness of the Sagicor Arrangement (including the terms and conditions of the issuance of securities pursuant thereto) to the Share Qualifying Scheme Shareholders (or at least those who are U.S. citizens or residents) subject to the Sagicor Arrangement;

(iv)             each Sagicor Shareholder entitled to receive Share Consideration to be issued by Alignvest will be given adequate notice advising them of their right to attend the Court Hearing and providing them with sufficient information necessary for them to exercise that right; and

(v)               each Sagicor Shareholder entitled to receive Share Consideration (or at least those who are U.S. citizens or residents) pursuant to the Sagicor Arrangement will be advised that the Alignvest Common Shares comprising such Share Consideration have not been and will not be registered under the U.S. Securities Act and will be issued in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act.

(b)               The Parties agree that the Alignvest Arrangement (including the Alignvest Continuance) will be carried out in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereof, or another applicable exemption from the registration requirements of the U.S. Securities Act. In connection with the Parties’ intended reliance upon the above-described exemption under Section 3(a)(10) of the U.S. Securities Act, the Parties agree that the Alignvest Arrangement (including the Alignvest Continuance) will, to the extent practical, be carried out on the following basis:

(i)                 the Alignvest Arrangement will be subject to the approval of the Ontario Court;

(ii)              the Ontario Court will be advised prior to the Ontario Court hearing as to the intention of the Parties to rely, on the exemption under Section 3(a)(10) of the U.S. Securities Act from the registration requirements of that Act with respect to the issuance of Alignvest Common Shares to the applicable Alignvest Shareholders;

(iii)            the Ontario Court will be required to satisfy itself as to the substantive and procedural fairness of the Alignvest Arrangement (including the terms and conditions of the issuance of securities pursuant thereto) to the applicable Alignvest Shareholders subject to the Alignvest Arrangement;

(iv)             each Alignvest Shareholder entitled to receive Alignvest securities to be issued by Alignvest pursuant to the Alignvest Arrangement will be given adequate notice advising them of their right to attend the Ontario Court hearing and providing them with sufficient information necessary for them to exercise that right; and

(v)               each Alignvest Shareholder entitled to receive Alignvest securities (or at least those who are U.S. citizens or residents) pursuant to the Alignvest Arrangement will be advised that the Alignvest securities have not been and will not be registered under the U.S. Securities Act and will be issued in reliance on the exemption under Section 3(a)(10) of the U.S. Securities Act.

Section 2.17       Trinidad Fee Waiver. The Parties shall use their reasonable efforts to obtain a waiver from the Trinidad and Tobago Securities and Exchange Commission market access fee and shall cooperate with one another in connection with the preparation and filing of materials in respect thereof.

Article III

Representations and Warranties of Sagicor

Except, subject to Section 1.02, as set forth in the Sagicor Disclosure Schedule, Sagicor represents and warrants to Alignvest as follows:

Section 3.01       Due Organization and Qualification; Subsidiaries. Sagicor is duly continued, validly existing and in good standing under the Laws of Bermuda. Sagicor has all requisite corporate power and authority to conduct its business in the manner in which its business is currently being conducted.

(a)               Sagicor is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business requires such qualification or license, including all necessary insurance and banking licenses, except where the failure to be so qualified or licensed or to be in good standing (where such concept is recognized under applicable Law), would not reasonably be expected to have, individually or in the aggregate, a Sagicor Material Adverse Effect.

(b)               Except as (i) set forth in Section 3.01(b) of the Sagicor Disclosure Schedule or (ii) would not, individually or in the aggregate, reasonably be expected to have a Sagicor Material Adverse Effect, each Subsidiary of Sagicor other than any immaterial Subsidiary (such immaterial Subsidiary being defined as any Subsidiary that together with all other Subsidiaries classified as “immaterial Subsidiaries” pursuant to this parenthetical, accounted for no more than five percent (5%) of the consolidated total assets of Sagicor (indicated as total assets on the audited consolidated financial statements of Sagicor as at and for the fiscal year ended December 31, 2017) and no more than five percent (5%) of the consolidated revenues of Sagicor (indicated as total revenue on the audited consolidated financial statements of Sagicor as at and for the fiscal year ended December 31, 2017)) (the “Material Subsidiaries”) is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of the jurisdiction of its organization, and has all requisite power and authority to conduct its business in the manner in which its business is currently being conducted. Each Material Subsidiary of Sagicor is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business requires such qualification or license, including all necessary insurance and banking licenses, except where the failure to be so qualified or licensed or to be in good standing (where such concept is recognized under applicable Law), would not reasonably be expected to have, individually or in the aggregate, a Sagicor Material Adverse Effect.

Section 3.02       Sagicor Constitutive Documents. The Sagicor Group has made available to Alignvest accurate and complete copies of the Constitutive Documents of Sagicor and each of the Material Subsidiaries. As of the Agreement Date, except as would not, individually or in the aggregate, reasonably be expected to have a Sagicor Material Adverse Effect, none of Sagicor or any of the Material Subsidiaries is in violation of its applicable Constitutive Documents.

Section 3.03       Capital Structure.

(a)               The authorized share capital of Sagicor is divided into 650,000,000 common shares of par value US$0.01 each (the “Sagicor Common Shares”) and 320,000,000 preference shares of par value US$0.01 each (the “Sagicor Preference Shares” and together with the Sagicor Common Shares, the “Sagicor Shares”).

(b)               As of the Agreement Date: (i) 306,555,644 Sagicor Common Shares were issued and outstanding; (ii) zero (0) Sagicor Common Shares were held as treasury shares; (iii) zero (0) Sagicor Preference Shares were issued and outstanding; (iv) zero (0) Sagicor Preference Shares were held as treasury shares; and (v) 20,202,358 Sagicor Common Shares were underlying outstanding Sagicor Equity Awards that are options to acquire Sagicor Common Shares and 636,515 restricted Sagicor Common Share awards were issued and outstanding. All of the issued and outstanding Sagicor Common Shares have been, and all shares that may be issued upon the settlement or exercise (as applicable) of any Sagicor Equity Award will be, when issued, duly authorized, validly issued and fully paid and not subject to, or issued in violation of, any preemptive right. Except (x) for the Sagicor Equity Awards and the related award agreements, as applicable, or (y) as set forth on Section 3.03(b) of the Sagicor Disclosure Schedule, there is no Sagicor Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Sagicor Shares. Except for the Sagicor Equity Awards and the related award agreements, as applicable, the Sagicor Group is not under any obligation or bound by any Contract pursuant to which it may become obligated to repurchase, redeem or otherwise acquire any issued and outstanding Sagicor Common Shares.

(c)               Section 3.03(c) of the Sagicor Disclosure Schedule sets forth a correct and complete list of all Sagicor Equity Awards, contracts for redemption of any Sagicor Shares and, to Sagicor’s Knowledge, any voting agreements in respect of Sagicor Shares outstanding as of the Agreement Date, including with respect to each such Sagicor Equity Awards: (i) the name of the holder thereof; (ii) the number of Sagicor Shares subject to such option or other award; (iii) the grant or issuance date; (iv) any applicable vesting schedule; (v) with respect to each Sagicor Equity Award that is an option, (A) the exercise price and (B) the expiration date; and (vi) with respect to any Sagicor Equity Award held in trust, the name of the beneficiary of such Sagicor Equity Award. Any Sagicor Shares issued in connection with the ESOP (including any Sagicor Shares held in trust) are reflected in the share register maintained by Sagicor’s depositary in Barbados.

(d)               As of the Agreement Date, other than as set forth in Section 3.03(c) or Section 3.03(d) of the Sagicor Disclosure Schedule or Section 3.03(b), there are: (i) no issued and outstanding Sagicor Shares or other equity or voting interest in Sagicor; (ii) no issued and outstanding securities of Sagicor convertible into or exchangeable for shares of, or other equity or voting interest in, Sagicor; (iii) no outstanding options, warrants, restricted share units, rights or other commitments, awards or agreements to acquire from Sagicor or any of its Subsidiaries, or that obligate Sagicor or any of its Subsidiaries to issue, any shares of, or other equity or voting interest in, or any securities convertible into or exchangeable for Sagicor Shares, or other equity or voting interest in, Sagicor; (iv) no obligations of Sagicor to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar agreement or commitment relating to any Sagicor Shares or other equity or voting interest in Sagicor (the items referred to in clauses (i), (ii), (iii) and (iv), together with the Sagicor Shares, being referred to collectively as “Sagicor Securities”); and (v) no other obligations by the Sagicor Group to make any payments based on the price or value of Sagicor Securities.

(e)               Except as set forth in Section 3.03(e) of the Sagicor Disclosure Schedule, all of the Equity Interests of each of the Material Subsidiaries (including Sagicor Jamaica) have been duly authorized and validly issued, are fully paid and free of preemptive rights, and are owned beneficially and of record by Sagicor or another wholly owned Subsidiary of the Sagicor Group, free and clear of any Liens, other than Permitted Liens.

Section 3.04       Authority; Binding Nature of Agreement.

(a)               Sagicor has all requisite corporate power and authority to enter into this Agreement and, subject to obtaining the Sagicor Shareholder Approval, to perform its obligations hereunder, including the consummation of the Sagicor Arrangement. The Sagicor Shareholder Approval is the only vote of the holders of any class or series of Sagicor’s or any of its Subsidiaries’ shares or other securities of Sagicor necessary to approve the transactions contemplated hereby, including the Sagicor Arrangement. The execution, delivery and performance by Sagicor of this Agreement and the consummation of the transactions completed hereby, including the Sagicor Arrangement, have, subject to obtaining the Sagicor Shareholder Approval, been duly authorized by any necessary action on the part of the Sagicor Board. The Sagicor Board, at a meeting duly called and held on or prior to the Agreement Date, duly adopted resolutions by which the Sagicor Board issued the Sagicor Board Recommendation and directed that the Bermuda Court be petitioned to convene the Sagicor Meeting at which the Sagicor Arrangement will be submitted to the Scheme Shareholders for their approval.

(b)               Other than obtaining the Sagicor Shareholder Approval and the Bermuda Court Order, no other corporate proceedings on the part of the Sagicor Group are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Sagicor Arrangement. Assuming this Agreement constitutes the valid and binding obligation of Alignvest, this Agreement constitutes the valid and binding obligation of Sagicor, enforceable against Sagicor in accordance with its terms, subject to: (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws of general application relating to or affecting creditors’ rights; and (ii) general equitable principles, including specific performance and injunctive and other forms of equity relief (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).

Section 3.05       Non-Contravention; Consents.

(a)               Except as set forth on Section 3.05(a) of the Sagicor Disclosure Schedule, the execution and delivery of this Agreement by Sagicor does not, and the consummation of the Sagicor Arrangement and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, in the case of each of the following clauses (i), (ii) and (iii), assuming compliance, approval, satisfaction, completion and acceptance (as applicable) with respect to all of the matters and requirements referred to in Section 3.05(b)(i) (and receipt of Sagicor Shareholder Approval): (i) violate or conflict with Sagicor Constitutive Documents; (ii) violate or conflict with any Law applicable to the Sagicor Group or any of their respective properties or assets; or (iii) violate, conflict with or result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by the Sagicor Group under, result in the creation of any Lien upon any of the properties or assets of the Sagicor Group under, or give rise to any obligation to obtain any regulatory approval or third-party consent under any of the terms, conditions or provisions of any Governmental Authorization or Material Contract to which any member of the Sagicor Group is a party except, with respect to clause (iii), such failures to comply, conflicts, violations, triggering of payments, terminations, accelerations, Liens, encumbrances, notices, authorizations, consents, approvals, breaches or defaults that would not reasonably be expected to have, individually or in the aggregate, a Sagicor Material Adverse Effect.

(b)               No declaration, filing or registration with, or notice to, or authorization, permit, consent or approval of, any Governmental Authority or any stock market or stock exchange on which Sagicor Common Shares are listed is required to be obtained or made by or with respect to the Sagicor Group in connection with the execution and delivery of this Agreement by the Sagicor Group or the consummation by the Sagicor Group of the Sagicor Arrangement or the other transactions contemplated by this Agreement except: (i) (a) compliance with the rules and regulations of the Stock Exchanges, (b) the Bermuda Court Order and any approvals required by the Bermuda Court Order, (c) filing the Bermuda Court Order with the Registrar of Companies in Bermuda, (d) filings required under, and compliance with other applicable requirements of, the HSR Act, and such other consents, filings, declarations or registrations as are required to be made or obtained under any other Antitrust Laws, (e) compliance with any applicable state securities or blue sky Laws, (f) approvals, filings and notices set forth in Section 3.05(b) of the Sagicor Disclosure Schedule (the “Sagicor Insurance and Banking Approvals”), (g) to the Knowledge of Sagicor, Alignvest Insurance and Banking Approvals, and (h) the Exchange Control Approval; or (ii) where the failure to make such declaration, filing, delivery or registration or notifications to obtain such authorization, permits, consents or approvals would not, individually or in the aggregate, reasonably be expected to, individually or in the aggregate, have a Sagicor Material Adverse Effect.

Section 3.06       Financial Statements; Undisclosed Liabilities.

(a)               The Sagicor Financial Statements: (i) were prepared in all material respects in accordance with IFRS applied on a consistent basis throughout the periods covered (except (x) as may be indicated in the notes to such financial statements, or (y) for the fact that the unaudited financial statements may not contain footnotes and other presentation items and are subject to normal year-end adjustments); and (ii) fairly present in all material respects the consolidated financial position of the Sagicor Group as of the respective dates thereof and the consolidated results of operations and cash flows of the Sagicor Group for the periods covered thereby. Since September 30, 2018, there has been no material change in Sagicor’s financial accounting policies, methods or practices.

(b)               Sagicor does not intend to correct or restate, nor to the Knowledge of Sagicor, is there any basis for any correction or restatement of, any aspect of the Sagicor Financial Statements. The selected financial data and the summary financial information included in the Sagicor Filings have been compiled on a basis consistent with that of the Sagicor Financial Statements.

(c)               There are no material off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of Sagicor with unconsolidated entities or other Persons.

(d)               No member of the Sagicor Group has any liabilities or obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise of such member of the Sagicor Group required to be recorded or reflected on or reserved for or disclosed in a consolidated balance sheet of any member of the Sagicor Group, including the notes thereto, under IFRS, other than liabilities or obligations that: (i) are reflected or recorded on the consolidated balance sheet of Sagicor (including in the notes thereto) as of the Sagicor Balance Sheet Date (the “Sagicor Balance Sheet”); (ii) were incurred since the Sagicor Balance Sheet Date in the Ordinary Course and would not reasonably be expected to have, individually or in the aggregate, a Sagicor Material Adverse Effect; (iii) are incurred in connection with the transactions contemplated by this Agreement; (iv) have been discharged or paid in full prior to the execution of this Agreement; or (v) are permitted by this Agreement or disclosed in Section 3.06(d) of the Sagicor Disclosure Schedule.

Section 3.07       Accounting Controls. Each of Sagicor and its Subsidiaries makes and keeps records and books of account in reasonable detail that accurately and fairly reflect all business transactions, maintains systems of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS, including internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

Section 3.08       Absence of Certain Changes or Events. From the Sagicor Balance Sheet Date through the Agreement Date, except for actions taken in connection with the execution and delivery of this Agreement and the transactions contemplated hereby, the business of the Sagicor Group has been conducted in all material respects in the Ordinary Course. Since December 31, 2017, there has not been any Sagicor Material Adverse Effect.

Section 3.09       Litigation; Order. As of the Agreement Date except as set forth on Section 3.09 of the Sagicor Disclosure Schedule, there are no Proceedings pending or, to Sagicor’s Knowledge (it being understood that, with respect to any Proceeding that is an audit, examination or investigation, any representation herein shall be deemed to be to Sagicor’s Knowledge), threatened in writing against Sagicor or any of its Subsidiaries or any of their respective properties or assets that resulted in, or would reasonably be expected to result in, individually or in the aggregate, a Sagicor Material Adverse Effect. Neither Sagicor nor any of its Subsidiaries is subject to any Order, whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, a Sagicor Material Adverse Effect.

Section 3.10       Intellectual Property. To the Knowledge of Sagicor (a) each of Sagicor and its Material Subsidiaries owns or has the right to use all intellectual property rights (including patents, trademark rights (including rights in trademarks, service marks, trademark registrations, service mark registrations, and other protectable source indicators), copyrights, trade secrets, and similar rights in proprietary or confidential information) (collectively, “Intellectual Property”) that are used in and material to the conduct of the business of Sagicor and its Subsidiaries as currently conducted; (b) each of Sagicor’s and its Material Subsidiaries’ conduct of their respective businesses does not infringe, misappropriate or otherwise violate any Intellectual Property of any Person and none of Sagicor or its Material Subsidiaries have received any written notice of any claim that Sagicor or its Material Subsidiaries have infringed upon, misappropriated or otherwise violated any Intellectual Property of any Person, except, in each of the foregoing, as, if determined adversely to such Person, would not reasonably be expected, individually or in the aggregate, to have a Sagicor Material Adverse Effect; and (c) the Intellectual Property owned by and material to the conduct of the business of Sagicor and its Material Subsidiaries is not being infringed, misappropriated or otherwise violated by any Person.

Section 3.11       Contracts.

(a)               Section 3.11(a) of the Sagicor Disclosure Schedule contains a list as of the Agreement Date of each Reinsurance Contract and each other Contract (other than the engagement letter agreement, dated May 27, 2016, by and between Sagicor and J.P. Morgan Securities LLC, as amended, Insurance Contracts and any Contracts that relate to the acquisition, disposition or custody of Investment Assets), in each case, pursuant to which Sagicor or any of its Subsidiaries has any executory rights or obligations that (collectively, the “Material Contracts”):

(i)              (A) requires aggregate payment of US$1,500,000 or more to or from Sagicor or such Subsidiary after the Agreement Date and (B) cannot be terminated by Sagicor or such Subsidiary without penalty with less than one hundred eighty-one (181) days’ notice;

(ii)             creates a partnership or joint venture, in each case except for Investment Assets;

(iii)            is an agreement with any officer, director or employee of Sagicor or such Subsidiary, in each case with a base salary of US$100,000 (or the equivalent in another currency as of the Agreement Date) or greater, other than (A) any employment letter that sets forth the terms of an “at will” employment arrangement or (B) a Sagicor Benefit Plan;

(iv)             restricts Sagicor or such Subsidiary from engaging, soliciting, or competing with any Person in, or provides a third party with exclusivity rights in respect of, any line of business or in any geographic area;

(v)              is with an Affiliate of Sagicor or such Subsidiary, other than any Contracts that are solely between or among members of the Sagicor Group;

(vi)             is an agreement of guarantee, support, assumption or endorsement of the payment obligations or indebtedness for borrowed money of any other Person that is not a Subsidiary;

(vii)            is a note, debenture, bond, letter of credit, loans or other Contract for or evidencing indebtedness for borrowed money incurred by Sagicor or such Subsidiary, other than indebtedness for borrowed money incurred by Sagicor or such Subsidiary that is payable to a member of the Sagicor Group;

(viii)           is a Contract for capital expenditures in excess of the aggregate amount of capital expenditures in the Budgets;

(ix)             is an investment management agreement with any third party in respect of the Investment Assets;

(x)              requires Sagicor or such Subsidiary to maintain a minimum rating issued by a credit rating agency that would give rise to any violation, breach or default by Sagicor or such Subsidiary thereunder, or that would permit any modification, acceleration or termination thereof, in the event of any ratings downgrade of, Sagicor or such Subsidiary; or

(xi)             is a collective bargaining agreement (or similar labor Contract).

(b)               Sagicor has made available to Alignvest complete and accurate copies of each Material Contract.

(c)               Each Material Contract is valid and binding on Sagicor or such of its Subsidiaries which is a party thereto and, to Sagicor’s Knowledge, each other party thereto and is enforceable against Sagicor or such Subsidiary in accordance with its terms, except: (i) where such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a Proceeding in equity or Law; and (ii) except where the failure to be valid, binding or enforceable would not reasonably be expected to have a Sagicor Material Adverse Effect.

(d)               Sagicor and each of its Subsidiaries, and to Sagicor’s Knowledge, any other party thereto, is not in breach of or default under any Material Contract.

Section 3.12       Insurance Reports.

(a)               A true and complete list as of the Agreement Date of all the Subsidiaries through which Sagicor conducts its insurance operations (collectively, the “Sagicor Insurance Entities”) is set forth in Section 3.12(a) of the Sagicor Disclosure Schedule. During the last three (3) years, each of the Sagicor Insurance Entities has filed all annual and quarterly or other statements, reports, submissions and other filings, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory Governmental Authorities of the jurisdiction in which it is domiciled or carries on business on forms prescribed or permitted by such Governmental Authority (collectively, the “Sagicor Statements”), except for such failures to file which would not, individually or in the aggregate, reasonably be likely to have a Sagicor Material Adverse Effect. Except as indicated therein, all assets that are reflected as assets on the Sagicor Statements comply with all Laws regulating the business and products of insurance and all applicable Orders and directives of insurance regulatory Governmental Authorities (collectively, the “Insurance Laws”) with respect to such assets, as applicable, except for such failures to comply that would not, individually or in the aggregate, reasonably be likely to have a Sagicor Material Adverse Effect. All such Sagicor Statements were in compliance in all respects with applicable Law when filed or as amended or supplemented, and all deficiencies or violations contained therein or that have otherwise been asserted in writing against a Sagicor Insurance Entity by any insurance regulatory Governmental Authority have been resolved in all respects, except as would not, individually or in the aggregate, reasonably be likely to have a Sagicor Material Adverse Effect.

(b)               The Reserves reported in the Sagicor Statements (i) were determined in accordance with Insurance Laws and generally accepted actuarial standards, including selection of appropriate assumptions and methods, consistently applied throughout the specified period, (ii) are fairly stated in accordance with sound actuarial principles, except as would not, individually or in the aggregate, reasonably be likely to have a Sagicor Material Adverse Effect and (iii) reflect each Insurance Contract and claim in the books and records of the Sagicor Insurance Entities that should, in accordance with accepted actuarial practice, including selection of appropriate assumptions and methods, have an actuarial liability or other liability reflected in such Sagicor Statements and (iv) are in compliance in all material aspects with applicable Law. Sagicor does not make any representation or warranty in this Section 3.12(a) or in any other provision of this Agreement to the effect that such Reserves will be sufficient or adequate for the purposes for which they were established or that such Reserves may not develop adversely or, subject to Section 3.14, that the reinsurance recoverables taken into account in determining the amount of the Reserves will be collectible. In the last three (3) years, no Governmental Authority has notified any of the Sagicor Insurance Entities that it is or will be disputing the methods employed by it in establishing and valuing current Reserves in the Sagicor Statements or books and records of the Sagicor Insurance Entities or requesting or requiring that capital, in addition to the current amount thereof, be invested in any of the Sagicor Insurance Entities. In the last three (3) years, there have been no changes in actuarial assumptions or methods used in the determination of such Reserves other than changes in the Ordinary Course that are consistent with accepted actuarial practice. To the Knowledge of Sagicor, no circumstances have arisen during the last three (3) years which are adversely inconsistent with such actuarial assumptions and methods and changes, and which would, individually or in the aggregate, reasonably be likely to have a Sagicor Material Adverse Effect.

(c)               Complete and correct copies of the Reports of the Appointed Actuary have been provided to Alignvest. Except as qualified in the Reports of the Appointed Actuary, the information and data furnished by the Sagicor Insurance Entities to its actuaries (independent or otherwise) in connection with the preparation of the Reports of the Appointed Actuary were (a) accurate in all respects, except for inaccuracies that would not, individually or in the aggregate, reasonably be likely to have a Sagicor Material Adverse Effect, (b) derived from the books and records of the applicable Sagicor Insurance Entity and (c) generated from the same underlying sources and systems that were utilized by the Sagicor Insurance Entities to prepare Sagicor Statements. Each Report of the Appointed Actuary was based upon an inventory of Insurance Contracts in force for the applicable Sagicor Insurance Entity that was accurate at the relevant time of preparation, except for inaccuracies that would not, individually or in the aggregate, reasonably be likely to have a Sagicor Material Adverse Effect. The Reports of the Appointed Actuary were prepared in accordance with the accepted actuarial practice in the applicable jurisdiction including selection of appropriate assumptions and methods. There have been no changes in actuarial assumptions or methods during the last three (3) years other than changes in the Ordinary Course that are consistent with accepted actuarial practice. To the Knowledge of Sagicor, no circumstances have arisen during the last three (3) years which are adversely inconsistent with such actuarial assumptions and methods and changes, and which would, individually or in the aggregate, reasonably be likely to have a Sagicor Material Adverse Effect.

Section 3.13       Insurance Business.

(a)               All Insurance Contracts, and any and all related marketing materials, are and were, to the extent required under applicable Insurance Laws, on forms and at rates approved by the insurance regulatory Governmental Authorities of the jurisdiction where issued or, to the extent required by applicable Laws, have been filed with and not objected to by such Governmental Authority within the period provided for objection, except that would not, individually or in the aggregate, reasonably be likely to have a Sagicor Material Adverse Effect.

(b)               Except to the extent prohibited by applicable Law, Sagicor has made available to Alignvest true and complete copies of (i) any material reports on financial examination, (ii) any material reports on market conduct examination by any insurance regulatory Governmental Authority, and (iii) all other material correspondence with insurance regulatory Governmental Authorities in each case in respect of any Sagicor Insurance Entity during the last three (3) years. Except as set forth in Section 3.13(b) of the Sagicor Disclosure Schedule, all material deficiencies or violations noted in such reports or correspondence have been resolved to the reasonable satisfaction of the applicable insurance regulatory authority.

(c)               Except as would not, individually or in the aggregate, reasonably be likely to have a Sagicor Material Adverse Effect, during the last three (3) years, to the Knowledge of Sagicor, (i) each Producer, at the time such Producer sold or produced any Insurance Contract, was duly and appropriately appointed by a Sagicor Insurance Entity, in compliance with applicable Law, to act as a Producer for a Sagicor Insurance Entity and was duly and appropriately licensed as a Producer (for the type of business sold or produced by such Producer on behalf of a Sagicor Insurance Entity), in each jurisdiction in which such Producer was required to be so licensed and no such Producer violated any term or provision of applicable Law relating to the sale or production of any Insurance Contract, (ii) no Producer has breached the terms of any agency or broker contract with a Sagicor Insurance Entity or violated any Law or policy of a Sagicor Insurance Entity in the solicitation, negotiation, writing, sale or production of business for any Sagicor Insurance Entity and (iii) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such Producer’s actions in his, her or its capacity as a Producer for a Sagicor Insurance Entity or any enforcement or disciplinary proceeding alleging any such violation. Each Sagicor Insurance Entity has and has had procedures in place to ascertain whether the conduct of each of its Producers is and was in compliance with applicable Law relating to any aspect of the business of such Sagicor Insurance Entity.

(d)               The Market Conduct Claims disclosed in Section 3.13(d) of the Sagicor Disclosure Schedule constitute the only Market Conduct Claims during the last three (3) years.

(e)               Except as set forth in Section 3.13(e) of the Sagicor Disclosure Schedule, all Insurance Contracts, Insurance Contract forms, Insurance Contract wording and Business Practices are in compliance with applicable Law, no Sagicor Insurance Entity has received a written objection to the use of such Insurance Contracts, Insurance Contract forms, Insurance Contract wording or Business Practices and the Insurance Contracts have been issued, maintained and serviced in accordance with their terms, except as would not, individually or in the aggregate, reasonably be likely to have a Sagicor Material Adverse Effect.

(f)                Each of the Sagicor Insurance Entities has, in respect of the Insurance Contracts issued by such Sagicor Insurance Entity, complied in all material respects with the Sagicor underwriting guidelines applicable to such Sagicor Insurance Entity at the time of issuance.

(g)               In the last three (3) years, all benefits due and payable under the Insurance Contracts issued by the Sagicor Insurance Entity, or issued or assumed by a third party and subsequently assumed by a Sagicor Insurance Entity, have, except as would not, individually or in the aggregate, reasonably be likely to have a Sagicor Material Adverse Effect, been paid in accordance with the terms of the Insurance Contracts under which they arose, except for such benefits for which the Sagicor Insurance Entity believes there is a reasonable basis to contest payment.

(h)               In the last three (3) years, any written representation, illustration or projection or material written communication provided by a Sagicor Insurance Entity to any holder of any Insurance Contract respecting such Insurance Contract (including any premium, policy loan or other benefit or amount in respect thereof) or its acquisition, disposition or transfer was, at the time of sale of such Insurance Contract accurate in all respects under applicable Law at the time provided, except as would not, individually or in the aggregate, reasonably be likely to have a Sagicor Material Adverse Effect.

Section 3.14       Reinsurance. Except as would not, individually or in the aggregate, reasonably be likely to have a Sagicor Material Adverse Effect, (a) each Sagicor Insurance Entity has appropriately taken credit in its Sagicor Statements pursuant to Insurance Laws for all reinsurance, coinsurance or excess insurance ceded pursuant to any reinsurance, coinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or similar arrangements (the “Reinsurance Contracts”) to which it is a party, (b) none of the applicable Sagicor Insurance Entities or, to the Knowledge of Sagicor, any counterparty to any Reinsurance Contract is (with or without notice or lapse of time or both) in default or breach under the terms of such Reinsurance Contract, (c) none of the Sagicor Insurance Entities or, to the Knowledge of Sagicor, any reinsurer under any Reinsurance Contract is insolvent or the subject of a rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding and the financial condition of any such reinsurer is not impaired to the extent that a default thereunder is reasonably anticipated and (d) no written notice of intended cancellation has been received by any Sagicor Insurance Entity from any such reinsurer, and there are no disputes under any Reinsurance Contract. Each Reinsurance Contract is evidenced by a signed agreement or treaty. Each Sagicor Insurance Entity is in compliance, in all material respects, with all applicable Law relating to reinsurance. Each Sagicor Insurance Entity has performed in all material respects all of the obligations required to be performed by it and is entitled to all material benefits under the Reinsurance Contracts to which it is a party. Each Sagicor Insurance Entity is entitled to take the amount of credit claimed in its Sagicor Statements pursuant to applicable Laws for all reinsurance and coinsurance ceded by it pursuant to any Reinsurance Contract. All of the Reinsurance Contracts will be given effect to as bona fide reinsurance treaties, with real transfer of risk for all accounting, Tax, regulatory and actuarial purposes. No side agreements or letters exist that alter any terms of any Reinsurance Contracts in any material respect. In the last three (3) years, there has been no material change, including cancellation, commutation, recapture or re-pricing, to any Reinsurance Contract. Except as disclosed in Section 3.14 of the Sagicor Disclosure Schedule, to the Knowledge of Sagicor, there are no circumstances or events which are likely to lead to the cancellation or suspension of any Reinsurance Contract or to the termination of any such Reinsurance Contract at a date earlier than the date otherwise provided under such Reinsurance Contract.

Section 3.15       Investment Assets.

(a)               Except as would not, individually or in the aggregate, reasonably be likely to have a Sagicor Material Adverse Effect, (i) each of the investment assets owned by a Sagicor Insurance Entity (the “Investment Assets”) complied in all respects with the investment policies and guidelines and applicable Laws in effect at the time such Investment Asset was acquired by the applicable Sagicor Insurance Entity and has so complied in respect of such policies and guidelines and applicable Laws in effect since such time (the “Investment Guidelines”) and (ii) Sagicor and each of its Subsidiaries has good and marketable title in and to all of the Investment Assets it purports to own, free and clear of all Liens, other than Permitted Liens. Section 3.15(a) of the Sagicor Disclosure Schedule sets forth a list of each Investment Asset as of December 31, 2017 that represented 10% or more of the consolidated assets of Sagicor (indicated as total assets on the audited consolidated financial statements of Sagicor as at and for the fiscal year ended December 31, 2017), with information included therein as to the book value of each such Investment Asset, the face amount, interest rate, term and amortization period thereof, in each case, as of September 30, 2018. Section 3.15(a) of the Sagicor Disclosure schedule is true and complete in all material respects. None of the Investment Assets is in material default in the payment of principal or interest or dividends or, to the Knowledge of Sagicor, permanently impaired to any extent, except as would not, individually or in the aggregate, have a Sagicor Material Adverse Effect.

(b)               As of the Agreement Date, except as set forth in Section 3.15(b) of the Sagicor Disclosure Schedule or as would not, individually or in the aggregate, reasonably be likely to have a Sagicor Material Adverse Effect, (i) neither Sagicor nor any of its Subsidiaries has any material funding obligations of any kind, or material obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the Investment Assets and (ii) there are no material outstanding commitments, options, put agreements or other arrangements relating to the Investment Assets to which Sagicor or any of its Subsidiaries may be subject upon or after the Effective Time.

Section 3.16       Agreements and Filings with Bank Regulators. Except as set forth in Section 3.16 of the Sagicor Disclosure Schedule, neither Sagicor nor any of its Material Subsidiaries is a party to any written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Bank Regulator which restrict materially the conduct by Sagicor or any of its Material Subsidiaries, or in any manner relates to its capital adequacy, credit policies or management, nor has Sagicor or its Material Subsidiaries been advised by any Bank Regulator that it is contemplating issuing or requesting any such agreement, memorandum of understanding, extraordinary supervisory letter, commitment letter or similar undertaking, or any such board resolutions. Except as disclosed in Section 3.16 of the Sagicor Disclosure Schedule, Sagicor and each of Sagicor’s Material Subsidiaries has filed all reports required by any Bank Regulator as of the date of filing of such reports in all material respects.

Section 3.17       Deposits. All of the deposits held by any member of the Sagicor Group (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with all applicable deposit policies and procedures of such member of the Sagicor Group and with all applicable Laws.

Section 3.18       Credit Losses and Loan Portfolio. The allowances for credit losses contained in the Sagicor Financial Statements were established in accordance with the requirements of IFRS to provide for possible losses on credit commitments outstanding as of the dates indicated in the Sagicor Financial Statements. To the Knowledge of Sagicor, any loan portfolios administered by any member of the Sagicor Group are being administered in all material respects in accordance with the applicable loan servicing and operating policies and procedures of such member of the Sagicor Group and with all applicable Laws.

Section 3.19       Real Property; Leasehold. Except as would not, individually or in the aggregate, reasonably be expected to have a Sagicor Material Adverse Effect, (a) Sagicor or one of its Subsidiaries has good and valid title to the real estate owned by Sagicor or any of its Subsidiaries (the “Owned Real Property”) free and clear of all Liens (other than Permitted Liens) and (b) Sagicor or one of its Subsidiaries has a good and valid leasehold interest in each Sagicor Lease, free and clear of all Liens (other than Permitted Liens).

Section 3.20       Compliance with Laws; Governmental Authorizations.

(a)               Except as set forth in Section 3.20(a) of the Sagicor Disclosure Schedule or where the effect of any such noncompliance would not, individually or in the aggregate, reasonably be expected to have a Sagicor Material Adverse Effect: (i) the members of the Sagicor Group are in compliance with all applicable Laws (including Environmental Law); and (ii) during the last three (3) years, no member of the Sagicor Group has, (A) received any written notice from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law (including Environmental Law), or (B) provided any written notice to any Governmental Authority regarding any violation by Sagicor Group of any Law in any material respect (including Environmental Law).

(b)               Except as set forth in Section 3.20(b) of the Sagicor Disclosure Schedule or as would not, individually or in the aggregate, reasonably be expected to have a Sagicor Material Adverse Effect: (i) the Sagicor Group holds all Governmental Authorizations (including the Governmental Authorizations listed in Section 3.20(b) of the Sagicor Disclosure Letter) necessary to enable the Sagicor Group to conduct their respective businesses in the manner in which such businesses are currently being conducted; (ii) all such Governmental Authorizations are valid and in full force and effect; and (iii) the Sagicor Group is, and has been, in compliance in with the terms and requirements of such Governmental Authorizations. To the Knowledge of Sagicor, no Governmental Authority has threatened to revoke, amend or impose any condition in respect of, or commenced proceedings to revoke, amend or impose conditions in respect of, any such Governmental Authorizations. There are no outstanding Orders or material notices, deficiency letters, similar communications or requests relating to any Sagicor Insurance Entity or any Sagicor Banking Entity issued by any Governmental Authority, which have been received by any Sagicor Insurance Entity or any Sagicor Banking Entity and to, the Knowledge of Sagicor, there are no matters under discussion with any such Governmental Authority, which could reasonably be expected to result in such an Order. No Sagicor Insurance Entity or Sagicor Banking Entity has adopted, in the last three (3) years, any policies, procedures or board resolutions at the written request of any Governmental Authority that restricts the conduct of the Sagicor Group (including with respect to its capital adequacy, credit or risk management policies or management), nor has any Sagicor Insurance Entity or any Sagicor Banking Entity been advised by any Governmental Authority that such Governmental Authority is contemplating making any such requests, except as would not, individually or in the aggregate, have a Sagicor Material Adverse Effect.

Section 3.21       Labor and Employee Benefit Matters.

(a)               Except as set forth in Section 3.21(a) of the Sagicor Disclosure Schedule, no member of the Sagicor Group has a labor union or any other collective bargaining unit, and, to Sagicor’s Knowledge, there are no threatened in writing attempts to organize a labor union or for collective bargaining purposes by any group of employees of the Sagicor Group. Except as set forth in Section 3.21(a) of the Sagicor Disclosure Schedule, there is no collective bargaining agreement or any other contract with a union or other labor organization that covers any employees of the Sagicor Group, and no such Contract is currently being negotiated. There is no pending or, to Sagicor’s Knowledge, threatened in writing strike, work stoppage, slowdown or lockout against any member of the Sagicor Group.

(b)               With respect to each material benefit (including pension, severance, bonus, profit-sharing, incentive, stock purchase, stock option, welfare, retirement, defined benefit, salary reduction, deferred compensation, savings, insurance, worker’s compensation, disability benefits, vacation and holiday but excluding arrangements maintained by a Governmental Authority or mandated by applicable Law) plan that (a) is maintained, administered or contributed to by a Sagicor Group member and (b) covers any current or former employees of such of such Sagicor Group member (each a “Sagicor Benefit Plan”), such Sagicor Benefit Plan is maintained in all material respects in compliance with its terms and with the requirements prescribed by all applicable Laws, except as would not reasonably be expected to have a Sagicor Material Adverse Effect. Except as would not reasonably be expected to have a Sagicor Material Adverse Effect or as required by applicable Law, the Sagicor Group has no current projected liability with respect to post-employment or post-retirement health or medical or life insurance benefits for retired or former employees of the Sagicor Group.

(c)               Except as set forth in Section 3.21 of the Sagicor Disclosure Schedule, each Sagicor Benefit Plan that is a funded plan or that is a defined benefit pension plan is fully funded on both a going concern and solvency basis pursuant to the actuarial assumptions and methodology utilized in the most recent actuarial valuation for that Sagicor Benefit Plan.

Section 3.22       Taxes. In each case, except as set forth in Section 3.22 of the Sagicor Disclosure Schedule and except as would not reasonably be expected to have, individually or in the aggregate, a Sagicor Material Adverse Effect:

(a)               The Sagicor Group has filed or will file all Tax Returns required to be filed on or before the Closing Date (the “Sagicor Returns”); and all such Sagicor Returns are or will be true and accurate in all material respects and in compliance with all applicable Laws. All Taxes shown as due on such Sagicor Returns have been or will be paid on or before the Closing Date, other than any Taxes for which adequate reserves have been established in accordance with IFRS.

(b)               All Taxes required by Law to be withheld and paid by or on behalf of the Sagicor Group on or before the Closing Date have been, or will be, withheld and paid to the appropriate authorities or set aside in an account for such purpose pursuant to applicable Law.

(c)               There are no pending audits, examinations or other proceedings in respect of Taxes payable by the Sagicor Group and the Sagicor Group has received no written communication that any such audits, examinations or other proceedings in respect of Taxes are threatened by any Governmental Authority responsible for the administration of Taxes.

(d)               No written claim has been made by any Governmental Authority in a jurisdiction where the Sagicor Group does not file a Tax Return that the Sagicor Group is or may be subject to Tax by that jurisdiction.

(e)               There are no stamp, documentary, sales, issuance, transfer or similar taxes, duties or other similar fees or charges required to be paid in Bermuda or any political subdivision or taxing authority thereof in connection with the execution and delivery of, or otherwise in respect of, this Agreement or the Sagicor Arrangement.

(f)                There are no Liens for Taxes, assessments or other governmental charges and levies other than those described in Section 3.22(f) of the Sagicor Disclosure Schedule that are being contested in good faith by appropriate Proceedings.

Section 3.23       Environmental Matters. (a) The members of the Sagicor Group have not received written notice of any actual or potential liability under Environmental Law relating to a Release of Hazardous Materials, and Sagicor does not have Knowledge of any event or condition that would reasonably be expected to result in any such notice in each case that individually or in the aggregate would reasonably be expected to have a Sagicor Material Adverse Effect, and (b) there are no costs or liabilities associated with liabilities under, violations of, or compliance with Environmental Laws relating to the Sagicor Group, except as would not, individually or in the aggregate, have a Sagicor Material Adverse Effect.

Section 3.24       Insurance Policies. Each of Sagicor and its Material Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including business interruption insurance, which insurance is in amounts and insures against such losses and risks as are reasonably believed to be adequate to protect each such Person and its business, and none of Sagicor or its Material Subsidiaries has (a) received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (b) any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business.

Section 3.25       No Unlawful Payments. Neither Sagicor nor any of its Subsidiaries, nor any director, officer or employee of Sagicor or any of its Subsidiaries nor, to the Knowledge of Sagicor, any agent, Affiliate or other Person associated with or acting on behalf of Sagicor or any of its Subsidiaries has at any time in the past five (5) years (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (b) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing or any political party or party official or candidate for political office; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable anti-bribery or anti-corruption law; or (d) made, offered, agreed or requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit. Sagicor and its Subsidiaries have instituted, maintained and enforced, and will continue to maintain and enforce, policies and procedures designed to promote and ensure compliance with all applicable anti-bribery and anti-corruption laws.

Section 3.26       Prospectus. At the time of its filing in accordance with Section 2.05(a), all information and statements contained in each of the preliminary and final Prospectus related to Sagicor (except forward-looking information in respect of Sagicor not provided by Sagicor in writing) will be at the date of filing thereof, true and correct in all material respects, and contain no Misrepresentation.

Section 3.27       Securities Law Matters.

(a)               The Sagicor Shares are listed and posted for trading on the Stock Exchanges and Sagicor is not in default or in breach of Sagicor Securities Laws in any material respect. Sagicor is not subject to continuous or periodic disclosure requirements under any securities Laws in any jurisdiction other than Barbados, Trinidad and Tobago and the United Kingdom. No delisting, suspension of trading in or cease trade or other order or restriction with respect to any securities of Sagicor, and no inquiry or investigation (formal or informal) of any Securities Authority or other Governmental Authority, is pending, in effect or ongoing or, to the Knowledge of Sagicor, has been threatened or is expected to be implemented or undertaken, and to its Knowledge, Sagicor is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(b)               Sagicor is a “reporting issuer” or the equivalent thereof in Barbados, Trinidad and Tobago and the United Kingdom. Sagicor has not taken any action to cease to be a reporting issuer in such jurisdictions nor has Sagicor received notification from any Securities Authority seeking to revoke the reporting issuer status or the equivalent thereof of Sagicor.

(c)               Except as set forth in Section 3.27 of the Sagicor Disclosure Schedule, Sagicor has timely filed or furnished all Sagicor Filings required to be filed or furnished by Sagicor with any Governmental Authority. Each of the Sagicor Filings complied in all material respects as filed with Law and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the Agreement Date, on the date of such filing), contain any Misrepresentation.

(d)               Sagicor has not filed any confidential report (which at the Agreement Date remains confidential) or any other confidential filings filed with or furnished to, as applicable, any Securities Authority. There are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any of the Sagicor Filings and, to Sagicor’s Knowledge, neither Sagicor nor any of the Sagicor Filings is the subject of an ongoing audit, review, comment or investigation by any Securities Authority.

Section 3.28       Compliance with Money Laundering Laws. Except as set forth in Section 3.28 of the Sagicor Disclosure Schedule, the operations of Sagicor and its Subsidiaries are and have been conducted at all times during the past five (5) years in compliance with applicable financial recordkeeping and reporting requirements, money laundering, proceeds of crime, anti-terrorist financing and similar Laws, including the applicable money laundering proceeds of crime, anti-terrorist financing and similar statutes of all jurisdictions where Sagicor or any of its Subsidiaries is located or conducts business (collectively, the “Anti-Money Laundering Laws”), no action, suit, proceeding or investigation by or before any court or Governmental Authority or any arbitrator involving Sagicor or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of Sagicor, threatened, nor has Sagicor or any of its Subsidiaries received written notice of non-compliance with any Anti-Money Laundering Laws, and Sagicor and its Subsidiaries, as applicable, have implemented appropriate compliance policies and procedures designed to ensure compliance with Anti-Money Laundering Laws and Sanctions.

Section 3.29        No Conflicts with Sanctions Laws. Neither Sagicor nor any of its Subsidiaries, nor, to the Knowledge of Sagicor, any director, officer, employee, agent, Affiliate or other Person associated with or acting on behalf of Sagicor or its Subsidiaries is currently the subject or the target of any sanctions, including economic and trade sanctions, asset-freezing, export controls or similar restrictions administered or enforced by the U.S. government (including the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State and including the designation as a “specially designated national” or “blocked person”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions Governmental Authority (collectively, “Sanctions”), nor is Sagicor or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions, including Crimea, Cuba, Iran, North Korea and Syria (each, a “Sanctioned Country”). For the past five (5) years, Sagicor and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in any dealings or transactions with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or located in or resident in any Sanctioned Country or with any Sanctioned Country.

Section 3.30        Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person, other than JPMorgan, is entitled to any broker’s, finder’s or financial advisor’s fee or commission in connection with the Sagicor Arrangement and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sagicor.

Section 3.31       Non-Arm’s Length Transactions. Sagicor is not indebted to any director, officer or employee of Sagicor or any of their respective Affiliates or Associates (except for amounts due in the Ordinary Course as salaries, bonuses and directors’ fees or the reimbursement of Ordinary Course expenses). Except for employment or indemnity arrangements entered into in the Ordinary Course, pursuant to Sagicor’s Constitutive Documents or as disclosed in Sagicor Filings, there are no Contracts with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer or director of Sagicor, or any of their respective Affiliates or Associates, on the one hand, and Sagicor, on the other hand.

Section 3.32       No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article III (as qualified by the Sagicor Disclosure Schedule), none of the members of the Sagicor Group or any other Person makes any express or implied representation or warranty (and there is and has been no reliance by Alignvest or any of Alignvest’s Representatives or Alignvest’s Affiliates on any such representation or warranty) with respect to the Sagicor Group or its businesses or with respect to any other information provided, or made available, to Alignvest or any of Alignvest’s Representatives or Alignvest’s Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, neither the Sagicor Group nor any other Person will have or be subject to any liability or other obligation to Alignvest or any of Alignvest’s Representatives or Alignvest’s Affiliates or any other Person resulting from Alignvest’s or Alignvest’s Representatives’ or Alignvest’s Affiliates’ use of any information, documents, projections, forecasts or other material made available to Alignvest or any of Alignvest’s Representatives or Alignvest’s Affiliates, including any information made available in management presentations or in the electronic or other data rooms maintained by or on behalf of the Sagicor Group or its Representatives in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article III (as qualified by the Sagicor Disclosure Schedule).

Article IV

Representations and Warranties of Alignvest

Alignvest represents and warrants to Sagicor as follows:

Section 4.01       Organization, Standing and Corporate Power.

(a)               Alignvest is a “special purpose acquisition corporation” duly incorporated, validly existing and in good standing under the Laws of the Province of Ontario and has the requisite corporate power and authority to conduct its business as it is presently being conducted.

(b)               Alignvest is duly qualified to do business and is in good standing in each jurisdiction where the nature of its activities make such qualification necessary, except where the failure to be so qualified would not have a Alignvest Material Adverse Effect. Alignvest is not in violation of its Constitutive Documents. True and complete copies of the Constitutive Documents of Alignvest have been provided to Sagicor and no action has been taken to amend or supersede such documents, except as contemplated herein.

Section 4.02       Authority; Binding Nature of Agreement.

(a)               Alignvest has all requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Alignvest Shareholder Approval, to perform its obligations hereunder, including the consummation of the Sagicor Arrangement. The Alignvest Shareholder Approval is the only vote of the holders of any class or series of Alignvest’s shares or other Alignvest securities necessary to adopt this Agreement and approve the transactions contemplated hereby. The execution, delivery and performance by Alignvest of this Agreement and the consummation of the transactions completed hereby, including the Sagicor Arrangement, have, subject to obtaining the Alignvest Shareholder Approval, been duly authorized by any necessary action on the part of the Alignvest Board. The Alignvest Board, at a meeting duly called and held on or prior to the Agreement Date, duly adopted resolutions by which the Alignvest Board issued the Alignvest Board Recommendation and directed that this Agreement be submitted to the Alignvest Shareholders for their approval.

(b)               Other than obtaining Alignvest Shareholder Approval of the Alignvest Arrangement in the manner required by the Interim Order and Law, receipt by Alignvest of the Final Order, obtaining Alignvest Shareholder Approval of the completion by Alignvest of the transactions contemplated by the Alignvest Arrangement, and obtaining Alignvest Shareholder Approval of the Alignvest Continuance, changing the name of Alignvest, an advance notice by-law, and amendments to the articles of Alignvest to remove references, post-closing, to the Alignvest Class A Shares and the Alignvest Class B Shares, no other corporate proceedings on the part of Alignvest are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Sagicor Arrangement or the Alignvest Continuance. Assuming this Agreement constitutes the valid and binding obligation of Sagicor, this Agreement constitutes the valid and binding obligation of Alignvest, enforceable against Alignvest in accordance with its terms, subject to the Bankruptcy and Equity Exception.

Section 4.03       Non-Contravention; Consents.

(a)               The execution and delivery of this Agreement by Alignvest does not, and the consummation of the Sagicor Arrangement and the other transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, in the case of each of the following clauses (i), (ii) and (iii), assuming compliance, approval, satisfaction, completion and acceptance (as applicable) with respect to the matters and requirements referred to in Section 4.03(b)(i): (i) violate or conflict with the Constitutive Documents of Alignvest; (ii) violate or conflict with any Law applicable to Alignvest or any of its properties or assets; or (iii) violate, conflict with or result in a breach of, constitute a default (or an event that, with notice or lapse of time or both, would constitute a default) under or give rise to any obligation to obtain any third-party consent or provide any notice to any Person under, any of the terms, conditions or provisions of any Governmental Authorization or Contract to which Alignvest is a party except, with respect to clause (iii), such violations, conflicts, breaches, defaults, consents or notices that would not reasonably be expected to have, individually or in the aggregate, an Alignvest Material Adverse Effect.

(b)               No declaration, filing or registration with, or notice to, or authorization, permit, consent or approval, of any Governmental Authority is required to be obtained or made by or with respect to Alignvest in connection with the execution and delivery of this Agreement by Alignvest or the consummation by Alignvest of the Sagicor Arrangement or the other transactions contemplated by this Agreement, except: (i) (A) for the filing of a premerger notification and report form by Alignvest under the HSR Act, (B) compliance with Alignvest Securities Laws and stock exchange rules and policies as set out in Part X of the TSX Company Manual, as the same was varied by the TSX and as reflected in the Final IPO Prospectus, including the convening of the Alignvest Shareholder Meeting as set forth in Section 2.02 and the filing and delivery of the Alignvest Circular as set forth in Section 2.04 and the Prospectus as set forth in Section 2.05 and, (C) to the Knowledge of Alignvest, approvals, filings, deliveries and notices under all applicable Insurance Laws, as set forth in Section 4.03(b) of the Alignvest Disclosure Schedule (the “Alignvest Insurance and Banking Approvals”); (ii) for the Interim Order and any approvals required by the Interim Order; (iii) the Final Order; (iv) filings with the Director under the OBCA; (v) for the filings, consents or approvals required in connection with the Alignvest Continuance, changing the name of Alignvest, and an advance notice by-law; or (vi) where the failure to make such declaration, filing, delivery or registration or notifications to obtain such authorization, permits, consents or approvals would not, individually or in the aggregate, reasonably be expected to have an Alignvest Material Adverse Effect.

Section 4.04       Litigation. There are no Proceedings pending or, to Alignvest’s Knowledge, threatened against Alignvest that would reasonably be expected to have, individually or in the aggregate, an Alignvest Material Adverse Effect. Alignvest is not subject to any Order, whether temporary, preliminary or permanent, which would reasonably be expected to have, individually or in the aggregate, an Alignvest Material Adverse Effect.

Section 4.05       Ownership of Sagicor Common Shares. Neither Alignvest nor any of its Affiliates owns (directly or indirectly, beneficially, constructively or of record) any Sagicor Common Shares, other Sagicor Securities, other obligations to make any payments based on the price or value of Sagicor Securities or indebtedness of Sagicor, and neither Alignvest nor any of its Affiliates holds any rights to acquire or vote any Sagicor Common Shares or other Sagicor Securities except such rights pursuant to this Agreement.

Section 4.06        Capitalization.

(a)              The authorized capital of Alignvest consists of an unlimited number of Class A Shares and Class B Shares. As of the Agreement Date, 40,250,000 Class A Shares and 12,887,500 Class B Shares are issued and outstanding. All issued and outstanding Alignvest Shares have been duly authorized and validly issued, and are fully paid and non-assessable. All of the Alignvest Shares issuable pursuant to the Forward Purchase Agreements and upon the exercise of issued and outstanding Alignvest Warrants have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights. No Alignvest Shares have been issued in violation of any Law or any pre-emptive or similar rights applicable to them.

(b)               Except for issued and outstanding Alignvest Warrants, Class A Shares and Class B Shares and the Forward Purchase Agreements, there are no issued, outstanding or authorized options, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate Alignvest to, directly or indirectly, issue or sell any securities of Alignvest, or give any Person a right to subscribe for or acquire from Alignvest, any securities of Alignvest.

(c)               As at the Agreement Date, there are 31,175,000 Alignvest Warrants issued and outstanding.

(d)               Other than the rights of redemption provided to holders of Class A Shares, as set out in the Forward Purchase Agreements or as described in Section 6.06, there are no issued, outstanding, contractual or authorized obligations of Alignvest to repurchase, redeem or otherwise acquire any securities of Alignvest, or qualify securities for public distribution in Canada or elsewhere, or with respect to the voting or disposition of any securities of Alignvest; or notes, bonds, debentures or other evidences of indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any Person, directly or indirectly, the right to vote with holders of Alignvest Shares on any matter.

(e)               Alignvest has not declared or paid any dividends or distributions on its Alignvest Shares since its incorporation.

Section 4.07        Shareholders’ and Similar Agreements. There are no securities or other instruments or obligations of Alignvest that carry the right to vote generally with the Alignvest Shareholders on any matter. Alignvest is not party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of any of the securities of Alignvest or pursuant to which any Person may have any right or claim in connection with any existing or past Equity Interest in Alignvest and Alignvest has not adopted a shareholder rights plan or any other similar plan or agreement.

Section 4.08        Subsidiaries. Alignvest does not have any Subsidiaries.

Section 4.09        Qualifying Acquisition. The Sagicor Arrangement constitutes the Qualifying Acquisition of Alignvest.

Section 4.10        Prospectus. At the time of its filing in accordance with Section 2.05(a), the Prospectus and all information and statements contained therein (except information and statements relating to Sagicor) will be at the date of filing thereof, true and correct, contain no Misrepresentation and constitute full, true and plain disclosure of all material facts relating to Alignvest as required by applicable Alignvest Securities Laws and no material fact or information will have been omitted from such disclosure (except information and statements relating to Sagicor (excluding forward-looking information in respect of Sagicor but not provided by Sagicor)) which is required to be stated in such disclosure or is necessary to make the statements or information contained in such disclosure not misleading in light of the circumstances under which they were made.

Section 4.11       Securities Law Matters.

(a)               The Alignvest Shares are listed and posted for trading on the TSX and Alignvest is not in default or in breach of Alignvest Securities Laws. Alignvest is not subject to continuous or periodic disclosure requirements under any securities Laws in any jurisdiction other than the provinces and territories of Canada except Quebec. No delisting, suspension of trading in or cease trade or other order or restriction with respect to any securities of Alignvest, and no inquiry or investigation (formal or informal) of any Securities Authority or other Governmental Authority, is pending, in effect or ongoing or, to the Knowledge of Alignvest, has been threatened or is expected to be implemented or undertaken, and to its Knowledge, Alignvest is not subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(b)               Alignvest is a “reporting issuer” or the equivalent thereof in each of the provinces and territories of Canada except Quebec and not in default under applicable Alignvest Securities Laws, and Alignvest has complied in all material respects with applicable Alignvest Securities Laws. Alignvest has not taken any action to cease to be a reporting issuer in any province or territory nor has Alignvest received notification from any Securities Authority seeking to revoke the reporting issuer status of Alignvest.

(c)               Alignvest has timely filed or furnished all Alignvest Filings required to be filed or furnished by Alignvest with any Governmental Authority (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of National Instrument 51-102 – Continuous Disclosure Obligations), as modified by the exemptive relief granted by the Securities Authorities in the Final IPO Prospectus. Each of the Alignvest Filings complied as filed with Law and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the Agreement Date, on the date of such filing), contain any Misrepresentation.

(d)               Alignvest has not filed any confidential material change report (which at the Agreement Date remains confidential) or any other confidential filings filed to or furnished with, as applicable, any Securities Authority. There are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any of the Alignvest Filings and, to Alignvest’s Knowledge, neither Alignvest nor any of the Alignvest Filings is the subject of an ongoing audit, review, comment or investigation by any Securities Authority.

Section 4.12        Financial Statements.

(a)               The audited financial statements of Alignvest as at and for the fiscal year ended March 31, 2018 (including the notes thereto and the auditor’s report thereon) (the “Alignvest Financial Statements”) were prepared in accordance with IFRS consistently applied (except as otherwise indicated in such financial statements and the notes thereto and in the related report of Alignvest’s independent auditors, as the case may be) and fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of Alignvest as of the date thereof and for the period indicated therein. Since March 31, 2018, there has been no material change in Alignvest’s financial accounting policies, methods or practices.

(b)               Alignvest does not intend to correct or restate, nor to the Knowledge of Alignvest, is there any basis for any correction or restatement of, any aspect of the Alignvest Financial Statements. The selected financial data and the summary financial information included in the Alignvest Filings present fairly the information shown in the Alignvest Filings and have been compiled on a basis consistent with that of the Alignvest Financial Statements. The other financial and operational information included in the Alignvest Filings presents fairly the information included in the Alignvest Filings.

(c)               There are no material off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of Alignvest with unconsolidated entities or other Persons, except as have been disclosed by Alignvest to Sagicor in writing.

Section 4.13        Disclosure Controls and Internal Control over Financial Reporting.

(a)               Alignvest has established and maintains, or has caused to be established and maintained, a system of disclosure controls and procedures (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) designed to provide reasonable assurance that information required to be disclosed by Alignvest in its annual filings, interim filings or other reports filed or submitted by it under applicable Alignvest Securities Laws is recorded, processed, summarized and reported within the time periods specified in applicable Alignvest Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Alignvest in its annual filings, interim filings or other reports filed or submitted under applicable Alignvest Securities Laws is accumulated and communicated to Alignvest’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

(b)               Alignvest has established and maintains, or has caused to be established and maintained, a system of internal control over financial reporting (as such term is defined in National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

(c)               There is no material weakness (as such term is defined in National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings) relating to the design, implementation or maintenance of its internal control over financial reporting, or fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Alignvest.

(d)               None of Alignvest, or, to Alignvest’s Knowledge, any Representative of Alignvest has received or otherwise obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding accounting, internal accounting controls or auditing matters, including any material complaint, allegation, assertion or claim that Alignvest has engaged in questionable accounting or auditing practices, or any expression of concern from its employees regarding questionable accounting or auditing matters.

Section 4.14        Shares to be Issued to Share Qualifying Scheme Shareholders. The Share Consideration to be issued to Share Qualifying Scheme Shareholders when issued will be duly authorized, validly issued, fully paid and non-assessable, and free from any Liens, except Liens granted by Share Qualifying Scheme Shareholders.

Section 4.15       Auditors. The auditors of Alignvest are independent public accountants as required by applicable Laws and there is not now, and never has been, any reportable event (as defined in National Instrument 51-102 – Continuous Disclosure Obligations) with the present or any former auditors of Alignvest.

Section 4.16       No Undisclosed Liabilities. There are no liabilities or obligations of Alignvest of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise of Alignvest required to be recorded or reflected on or reserved for or disclosed in a consolidated balance sheet of Alignvest, including the notes thereto, under IFRS, other than liabilities or obligations that: (i) are reflected or recorded on the consolidated balance sheet of Alignvest (including in the notes thereto) as of September 30, 2018 (the “Alignvest Balance Sheet”); (ii) were incurred since Alignvest Balance Sheet Date in the Ordinary Course and would not reasonably be expected to have, individually or in the aggregate, an Alignvest Material Adverse Effect; (iii) are incurred in connection with the transactions contemplated by this Agreement; (iv) have been discharged or paid in full prior to the execution of this Agreement; (v) are permitted by this Agreement or disclosed in Section 4.16 of the Alignvest Disclosure Schedule; or (vi) would not reasonably be expected to have, individually or in the aggregate, an Alignvest Material Adverse Effect.

Section 4.17        Non-Arms’ Length Transactions. Alignvest is not indebted to any director, officer or employee of Alignvest or any of their respective Affiliates or Associates (except for amounts due in the Ordinary Course as salaries, bonuses and directors’ fees or the reimbursement of Ordinary Course expenses). Except for employment or indemnity arrangements entered into in the Ordinary Course or as disclosed in the Alignvest Filings, there are no Contracts with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, any shareholder, officer or director of Alignvest, or any of their respective Affiliates or Associates, on the one hand, and Alignvest, on the other hand.

Section 4.18        Material Contracts.

(a)               The Alignvest Material Contracts are and/or will be at the Effective Time in full force and effect, unamended, and each Alignvest Material Contract to which it is a party constitutes a valid and binding obligation of Alignvest enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally, and except as limited by the application of equitable principles when equitable remedies are sought and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable Law.

(b)               The representations and warranties of Alignvest in the Forward Purchase Agreements were, when made, true and correct in all material respects and there has been no (i) actual or alleged breach or default by Alignvest of any provisions of the Forward Purchase Agreements and no event, condition or occurrence exists which after the notice or lapse of time (or both) would constitute a breach or default by Alignvest to the Forward Purchase Agreements; (ii) to Alignvest’s Knowledge, actual or alleged breach or default by any party other than Alignvest of any provisions of the Forward Purchase Agreements and, to Alignvest’s Knowledge, no event, condition or occurrence exists which after the notice or lapse of time (or both) would constitute a breach or default by any party other than Alignvest to the Forward Purchase Agreements; or (iii) dispute, termination, cancellation, amendment or renegotiation of the Forward Purchase Agreements and, to the Knowledge of Alignvest, no state of facts giving rise to any of the foregoing exists.

(c)               To Alignvest’s Knowledge, no event has occurred or condition exists nor is Alignvest aware of any facts which may prevent completion of the transactions contemplated under the Forward Purchase Agreements.

(d)               There are no Contracts that are required or may be required to be filed with SEDAR under Part 12 of National Instrument 51-102 – Continuous Disclosure Obligations or are material to Alignvest other than the Alignvest Material Contracts.

Section 4.19       Authorizations. Alignvest has not received notice from any Governmental Authority of any jurisdiction in which it carries on a material part of its business, or owns or leases any material property, of any restriction on the ability of Alignvest to, or of a requirement for Alignvest to qualify to, nor is Alignvest otherwise aware of any restriction on the ability of Alignvest to, or of a requirement for it to qualify to, conduct its business or activities, as the case may be, in such jurisdiction.

Section 4.20       Litigation. There are no outstanding Proceedings, whether or not purportedly on behalf of Alignvest or, to the best of Alignvest’s Knowledge, proposed or threatened against Alignvest which, if determined adversely to Alignvest could result in the revocation, cancellation or suspension of any of Alignvest’s licences or qualifications to carry on its activities or could have an Alignvest Material Adverse Effect or which may restrict or prohibit the ability of Alignvest to perform its obligations hereunder or any of the Alignvest Material Contracts.

Section 4.21        Taxes.

(a)               Alignvest has filed or will file all Tax Returns required to be filed on or before the Closing Date except where the failure to file such Tax Returns would not reasonably be expected to have, individually or in the aggregate, an Alignvest Material Adverse Effect; and all such Tax Returns are or will be true and accurate in all material respects and in compliance with all applicable Laws. All Taxes shown as due on such Tax Returns have been or will be paid on or before the Closing Date, other than any Taxes for which adequate reserves have been established in accordance with IFRS.

(b)               All Taxes required by Law to be withheld and paid by or on behalf of Alignvest on or before the Closing Date, as applicable, have been, or will be, withheld and paid to the appropriate authorities or set aside in an account for such purpose pursuant to applicable Law, other than Taxes related to the Alignvest Continuance.

(c)               There are no pending audits, examinations or other proceedings in respect of Taxes payable by Alignvest or any of its Subsidiaries and Alignvest has received no written communication that any such audits, examinations or other proceedings in respect of Taxes are threatened by any Governmental Authority responsible for the administration of Taxes.

(d)               No written claim has been made by any Governmental Authority in a jurisdiction where Alignvest does not file a Tax Return that Alignvest is or may be subject to Tax by that jurisdiction.

(e)               There are no stamp, documentary, sales, issuance, transfer or similar taxes, duties or other similar fees or charges required to be paid in Canada or any political subdivision or taxing authority thereof in connection with the execution and delivery of, or otherwise in respect of, this Agreement, the Sagicor Arrangement, the Alignvest Arrangement or the Alignvest Continuance, other than those described in Section 4.21(e) of the Alignvest Disclosure Schedule.

(f)                There are no Liens for Taxes, assessments or other governmental charges and levies other than those described in Section 4.21(f) of the Alignvest Disclosure Schedule that are being contested in good faith by appropriate Proceedings.

Section 4.22       Brokers and Other Advisors. Other than the fees paid and payable to investment bankers engaged by Alignvest in connection with its initial public offering and in connection with the transactions contemplated herein, the details of which have been disclosed to Sagicor, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Alignvest.

Section 4.23       No Commissions. In respect of Alignvest Shareholders who are U.S. citizens or residents, Alignvest has not paid or given any commission or other remuneration within the meaning of Section 3(a)(9) of the U.S. Securities Act to any person, directly or indirectly, for soliciting the exchange of the Alignvest Shares for Alignvest Common Shares.

Section 4.24        Investigation; No Other Representations or Warranties of Sagicor. Alignvest has conducted its own independent review and analysis of the business, operations, assets, facilities, real property, Contracts, Intellectual Property, liabilities, results of operations, financial condition and prospects of the Sagicor Group, and Alignvest acknowledges that it and its Representatives have received access to such books and records, facilities, real property, equipment, Contracts, Intellectual Property and other assets of the Sagicor Group that it and its Representatives have requested to review and that it and its Representatives have had the opportunity to meet with the management of Sagicor and to discuss the business and assets of the Sagicor Group. Alignvest acknowledges that neither Sagicor nor any Person on behalf of Sagicor makes, and Alignvest has not relied in any manner whatsoever upon, any express or implied representation or warranty with respect to the Sagicor Group or with respect to any other information provided to Alignvest or any of its Representatives or Affiliates in connection with the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, other than the representations and warranties contained in Article III (as qualified by the Sagicor Disclosure Schedule). Without limiting the foregoing, Alignvest acknowledges and agrees that neither the Sagicor Group nor any other Person will have or be subject to any liability or other obligation to Alignvest or any of its Representatives or Affiliates or any other Person resulting from Alignvest’s or its Representatives’ or Affiliates’ use of any information, documents, projections, forecasts or other material made available to Alignvest or its Representatives or Affiliates, including any information made available in management presentations or in the electronic or other data rooms maintained by or on behalf of the Sagicor Group or its Representatives in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in Article III (as qualified by the Sagicor Disclosure Schedule).

Section 4.25        No Other Representations or Warranties of Alignvest. Except for the representations and warranties expressly set forth in this Article IV (as qualified by the Alignvest Disclosure Schedule), neither Alignvest nor any other Person makes any express or implied representation or warranty (and there is and has been no reliance by Sagicor or any of Sagicor’s Representatives or Sagicor’s Affiliates on any such representation or warranty) with respect to Alignvest or its businesses or with respect to any other information provided, or made available, to Sagicor or any of Sagicor’s Representatives or Sagicor’s Affiliates in connection with the transactions contemplated hereby, including the accuracy or completeness thereof. Without limiting the foregoing, neither Alignvest nor any other Person will have or be subject to any liability or other obligation to Sagicor or any of Sagicor’s Representatives or Sagicor’s Affiliates or any other Person resulting from Sagicor’s or Sagicor’s Representatives’ or Sagicor’s Affiliates’ use of any information, documents, projections, forecasts or other material made available to Sagicor or any of Sagicor’s Representatives or Sagicor’s Affiliates, including any information made available in management presentations in connection with the transactions contemplated by this Agreement, unless and to the extent any such information is expressly included in a representation or warranty contained in this Article IV (as qualified by the Alignvest Disclosure Schedule).

Article V

Covenants Between the Agreement Date and the Effective Time

Section 5.01       Conduct of Business of Sagicor.

(a)               During the period commencing on the Agreement Date and ending on the earlier of (i) the Closing Date and (ii) the termination of this Agreement in accordance with its terms (such period, the “Interim Period”), except as otherwise expressly set forth in Section 5.01(a) of the Sagicor Disclosure Schedule, as required by applicable Law or as consented to in writing in advance by Alignvest (such consent not to be unreasonably withheld, conditioned or delayed, and in the event Alignvest does not acknowledge receiving a request for consent within ten (10) Business Days after such consent is requested in writing by Sagicor, Alignvest shall be deemed to have consented to such request) or as otherwise contemplated, permitted or required by this Agreement or the Scheme of Arrangement, Sagicor shall use its commercially reasonable efforts to carry on its business in all material respects in the Ordinary Course and use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current key officers and other key employees and maintain its existing material business relationships with customers, suppliers, distributors, licensors (of Intellectual Property material to the conduct of the business of Sagicor and its Subsidiaries as currently conducted), and others having material business dealings with the Sagicor Group.

(b)              Notwithstanding Section 5.01(a), during the Interim Period, except as otherwise expressly set forth in Section 5.01(b) of the Sagicor Disclosure Schedule, as required by applicable Law or as consented to in writing in advance by Alignvest (such consent not to be unreasonably withheld, conditioned or delayed, and in the event Alignvest does not acknowledge receiving a request for consent within ten (10) Business Days after such consent is requested in writing by Sagicor, Alignvest shall be deemed to have consented to such request) or as otherwise contemplated, permitted or required by this Agreement or the Scheme of Arrangement, Sagicor shall not, directly or indirectly, do any of the following (it being understood that no action with respect to subject matters specifically addressed by this Section 5.01(b) shall be deemed a breach of Section 5.01(a)):

(i)               amend any Constitutive Documents of the Sagicor Group in any respect that would be material to Alignvest (other than as contemplated under this Agreement, or in connection with the Sagicor Arrangement or the Alignvest Continuance);

(ii)              grant any Sagicor Equity Awards or grant to any Person any right to acquire any Sagicor Common Shares; provided that Sagicor may grant to Sagicor employees (including new hires) and Sagicor directors Sagicor Equity Awards in the Ordinary Course (including with respect to year-end performance metrics as approved by the Sagicor Board);

(iii)            (A) directly or indirectly issue, sell or grant any Sagicor Securities or any other Equity Interests of Sagicor, provided that Sagicor may (1) grant Sagicor Equity Awards in accordance with Section 5.01(b)(ii) and (2) issue Sagicor Common Shares pursuant to the exercise, vesting and/or settlement of any Sagicor Equity Award outstanding on the Agreement Date or granted after the Agreement Date not in violation of this Agreement, according to the terms of such Sagicor Equity Award, (B) redeem, purchase or otherwise reacquire any issued and outstanding Sagicor Securities, except pursuant to Sagicor Share Plans or in connection with the exercise, settlement or forfeiture of Sagicor Equity Awards that are issued and outstanding on the Agreement Date or granted after the Agreement Date not in violation of this Agreement, in each case, in accordance with their terms, (C) subdivide, consolidate or reclassify any Sagicor Securities or (D) except as required by applicable Laws or as contemplated by the terms of this Agreement, amend or otherwise modify any of the terms of any issued and outstanding Sagicor Equity Award;

(iv)             declare, set aside, make or pay any dividend or other distribution, whether payable in cash, shares, property or otherwise, in respect of Sagicor Common Shares or any shares of any of Sagicor’s Subsidiaries, other than (A) as set forth on Section 5.01(b)(iv) of the Sagicor Disclosure Schedule, (B) dividends and distributions by a direct or indirect wholly owned Subsidiary of Sagicor to such Subsidiary’s parent or (C) dividends and distributions by a Subsidiary of Sagicor that Sagicor does not control;

(v)               make, by contribution to capital, property transfers, purchase of securities or otherwise, any material investment (other than investments in marketable securities and cash equivalents) in any Person other than (A) as set forth on Section 5.01(b)(v) of the Sagicor Disclosure Schedule or (B) investment portfolio transactions in the Ordinary Course;

(vi)             sell, license, pledge, dispose of or lease any property, right or other asset (in each of the foregoing, excluding Intellectual Property) to any Person, except in each case for properties, rights or assets: (A) sold, licensed, leased or disposed of by Sagicor in the Ordinary Course (including investment portfolio transactions); or (B) that are not material to the business of Sagicor;

(vii)           lend money to any Person, other than (A) advances to its employees in the Ordinary Course, (B) in connection with loan transactions to customers in the Ordinary Course or (C) in connection with investment portfolio transactions in the Ordinary Course;

(viii)          except for (A) indebtedness that is outstanding as of the Agreement Date, (B) in connection with transactions in the Ordinary Course (including investment portfolio transactions, banking arrangements with other financial institutions or customers, insurance premium financing arrangements, or hedging arrangements), (C) indebtedness to fund the investments or other obligations set forth on Section 5.01(b)(v) of the Sagicor Disclosure Schedule, (D) transactions between or among the members of the Sagicor Group that are directly or indirectly wholly owned by Sagicor and (E) obligations in respect of letters of credit, surety bonds and similar instruments entered into in the Ordinary Course, and in each case guarantees thereof, incur any indebtedness for borrowed money (including by way of issuing any debt securities), or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, any material indebtedness for borrowed money;

(ix)             (A) terminate or amend any Sagicor Share Plan, except that Sagicor may amend Sagicor Share Plans to the extent required by applicable Laws (in consultation with Alignvest) or in order to effect the transactions described in Section 2.14, (B) pay any bonus or make any profit-sharing payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation) or remuneration payable to, any of its employees, former employees, consultants, former consultants or directors, except that the Sagicor Group may provide any routine salary increases to its employees in the Ordinary Course and in connection with the Sagicor Group’s customary employee review process and may make customary bonus and profit-sharing payments in accordance with plans or arrangements existing on the Agreement Date, (C) hire any employee with an annual base salary in excess of US$100,000, except (1) for employees hired pursuant to offers of employment outstanding on the Agreement Date or (2) in order to fill a position vacated after the Agreement Date to the extent necessary to fulfill an essential function or retain any independent contractor, or, except in the Ordinary Course or for cause, terminate the employment or services of any director, officer, employee or consultant or (D) except as required by any Contract in effect on the Agreement Date, grant or pay any change of control, severance, retention or termination compensation or benefits to, or increase in any manner the change of control, severance or termination compensation or benefits of, any director, officer, employee, consultant or former employee or consultant;

(x)               make any material changes to its methods of accounting or accounting or actuarial practices, except as required by IFRS or other applicable rules and regulations;

(xi)             commence, settle, compromise or otherwise resolve any Proceeding, except: (A) with respect to routine matters in the Ordinary Course, (B) in such cases where the Sagicor Group reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business, or (C) in connection with a breach of this Agreement;

(xii)            (A) make, change or revoke any Tax election or adopt or change any method of Tax accounting, (B) settle or compromise any liability with respect to Taxes or surrender any claim for a refund of Taxes, (C) file any amended Tax Return or (D) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes;

(xiii)            make any capital expenditure other than (A) in the Ordinary Course and to the extent not exceeding US$100,000 in the aggregate or (B) as set forth in the Budgets;

(xiv)           (A) enter into or terminate (other than expiration in accordance with its terms) any Material Contract or other Contract that would constitute a Material Contract if entered into prior to the Agreement Date or (B) modify or amend or renew (other than renewal in accordance with its terms and in the Ordinary Course consistent with past practice), or waive any material right or remedy under, any Material Contract; or

(xv)            authorize any of, or commit, resolve or agree in writing or otherwise to take any of, the foregoing actions.

(c)               Except with the prior written consent of Alignvest (which may be withheld or delayed in Alignvest’s sole and absolute discretion), Sagicor shall not, directly or indirectly, acquire any Equity Interest, voting securities, voting partnership interests, or any other voting rights in Sagicor Jamaica and shall cause all Persons acting in concert (as such term is defined in the Jamaican Takeover Rules), or presumed to be acting in concert, with Sagicor to not acquire any such interests, securities or rights.

Section 5.02       Conduct of Business of Alignvest.

(a)               During the Interim Period, except as otherwise expressly set forth in Section 5.02(a) of the Alignvest Disclosure Schedule, as required by applicable Law or as consented to in writing in advance by Sagicor (such consent not to be unreasonably withheld, conditioned or delayed, and in the event Sagicor does not acknowledge receiving a request for consent within seven (7) Business Days after such consent is requested by Alignvest, Sagicor shall be deemed to have consented to such request) or as otherwise contemplated, permitted or required by this Agreement, the Scheme of Arrangement, the Alignvest Arrangement or the Alignvest Continuance, Alignvest shall use its commercially reasonable efforts to carry on its business in all material respects in the Ordinary Course and use commercially reasonable efforts to preserve intact its current business organization and keep available the services of its current key officers and other key employees.

(b)               Notwithstanding Section 5.02(a), during the Interim Period, except as otherwise expressly set forth in Section 5.02(b) of the Alignvest Disclosure Schedule, as required by applicable Law or as consented to in writing in advance by Sagicor (such consent not to be unreasonably withheld, conditioned or delayed, and in the event Sagicor does not acknowledge receiving a request for consent within seven (7) Business Days after such consent is requested by Alignvest, Sagicor shall be deemed to have consented to such request) or as otherwise contemplated, permitted or required by this Agreement, the Scheme of Arrangement, the Alignvest Arrangement or the Alignvest Continuance, Alignvest shall not, directly or indirectly, do any of the following (it being understood that no action with respect to subject matters specifically addressed by this Section 5.02(b) shall be deemed a breach of Section 5.02(a)):

(i)               amend any Constitutive Documents of Alignvest in any respect that would be material to Sagicor (other than as contemplated under this Agreement or in connection with the Sagicor Arrangement or the Plan of Arrangement);

(ii)              (A) directly or indirectly issue, sell or grant any Alignvest Shares or any other Equity Interests of Alignvest, other than the issuance of any shares or other convertible securities in an amount up to the Redemption Replacement Amount to replace some or all of the Alignvest Class A Shares as to which a redemption right has been exercised or in connection with the Forward Purchase Agreements entered into on or prior to the Agreement Date, in accordance with the rules of the TSX applicable to SPACs and on terms acceptable to Sagicor, acting reasonably, (B) redeem, purchase or otherwise reacquire any issued and outstanding Alignvest Shares, except in connection with the redemption by Alignvest Shareholders of Class A Shares in accordance with the share terms and as described in the Final IPO Prospectus, or (C) split, combine or reclassify any Alignvest Shares, except as described in the Final IPO Prospectus;

(iii)            make, by contribution to capital, property transfers, purchase of securities or otherwise, any material investment (other than investments in marketable securities and cash equivalents) in any Person;

(iv)             lend money to any Person;

(v)              except for indebtedness for borrowed money not to exceed a maximum aggregate principal amount equal to the lesser of (i) 10% of the gross proceeds raised from the issuance of Class A Restricted Voting Units by Alignvest in connection with its initial public offering, and (ii) CDN$5 million, in accordance with the rules or proposed rules of the TSX applicable to SPACs, incur any indebtedness for borrowed money (including by way of issuing any debt securities), or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, any material indebtedness for borrowed money;

(vi)             make any material changes to its methods of accounting or accounting practices, except as required by IFRS or TSX rules and regulations;

(vii)            commence, settle, compromise or otherwise resolve any Proceeding, except in connection with a breach of this Agreement;

(viii)          (A) make, change or revoke any Tax election or adopt or change any method of Tax accounting, (B) settle or compromise any liability with respect to Taxes or surrender any claim for a refund of Taxes, (C) file any amended Tax Return or (D) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes;

(ix)             make any material capital expenditure;

(x)               (A) enter into or terminate (other than expiration in accordance with its terms) any Alignvest Material Contract or other Contract that would constitute an Alignvest Material Contract if entered into prior to the Agreement Date or (B) modify or amend or renew (other than renewal in accordance with its terms and in the Ordinary Course consistent with past practice), or waive any material right or remedy under, any Alignvest Material Contract, except, in each case, as described in the Warrant Amendment Resolution; or

(xi)             authorize any of, or commit, resolve or agree in writing or otherwise to take any of, the foregoing actions.

(c)               At or prior to the Effective Time, Alignvest shall enter into a new director and officer indemnity agreements in customary form, with each of its directors and officers.

(d)               At or prior to the Effective Time, Alignvest shall purchase a customary directors’ and officers’ liability insurance policy with coverage, and on terms, acceptable to Alignvest and Sagicor, each acting reasonably.

(e)               Prior to the Effective Time, Alignvest shall cause the Sponsor and each director and senior officer of Alignvest to vote all their Alignvest Shares in favor of the Alignvest Resolutions, and against any resolution submitted by any Alignvest Shareholder that is inconsistent therewith, and to not redeem any of their Alignvest Shares.

Section 5.03       Representation on Boards of Directors. If Alignvest shall have available immediately prior to the Effective Time a minimum cash amount (excluding or prior to Expenses, but net of: (i) the amount payable in respect of Alignvest Class A Shares for which notices of redemption have been provided and not withdrawn; and (ii) the amount equal to the number of Alignvest Class A Shares for which Dissent Rights have been validly exercised and not withdrawn multiplied by the redemption amount per Alignvest Class A Share to which redeeming Alignvest Shareholders are entitled) of CDN$500 million, including: (a) money in the Escrow Account; and (b) the amount received by Alignvest from the Forward Purchase Agreements, then each of Sagicor and Alignvest shall take all necessary actions such that at the Effective Time the Alignvest Board shall be comprised of twelve (12) directors designated as follows: (i) four (4) directors designated by Alignvest, who shall be Timothy Hodgson (as the Chairman), Reza Satchu, Alister Campbell and Rik Parkhill, (ii) Dodridge Miller, (iii) four (4) directors designated by the chairman of the Sagicor Board, which directors shall be chosen from the directors serving on the Sagicor Board or the board of directors of Sagicor Jamaica, in each case, prior to the Effective Time and (iv) three (3) directors designated by mutual agreement of Alignvest and Sagicor from a pool of candidates mutually agreed by the Parties, in each case, unless otherwise agreed by the Parties; provided that, if Alignvest shall have available immediately prior to the Effective Time a minimum cash amount (excluding or prior to Expenses, but net of: (i) the amount payable in respect of Alignvest Class A Shares for which notices of redemption have been provided and not withdrawn; and (ii) the amount equal to the number of Alignvest Class A Shares for which Dissent Rights have been validly exercised and not withdrawn multiplied by the redemption amount per Alignvest Class A Share to which redeeming Alignvest Shareholders are entitled, of less than CDN$500 million, including: (a) money in the Escrow Account; and (b) the amount received by Alignvest from the Forward Purchase Agreements, then each of Sagicor and Alignvest shall take all necessary actions such that at the Effective Time the Alignvest Board shall be comprised of twelve (12) directors designated as follows: (i) five (5) directors designated by Alignvest, who shall be Timothy Hodgson (as the Chairman), Reza Satchu, Alister Campbell, Rik Parkhill and Mahmoud Kimji, (ii) Dodridge Miller and (iii) six (6) directors designated by the chairman of the Sagicor Board, which directors shall be chosen from the directors serving on the Sagicor Board or the board of directors of Sagicor Jamaica, in each case, prior to the Effective Time, in each case, unless otherwise agreed by the Parties.

Section 5.04       Waiver of Conflicts. In connection with any dispute or Proceeding arising under or in connection with this Agreement, the Sagicor Arrangement, the Alignvest Arrangement, the Alignvest Continuance, the Alignvest Circular, the Sagicor Circular, any ancillary agreement or the transactions contemplated hereby or thereby (collectively, the “Sagicor Arrangement-Related Matters”), (a) any manager, member, officer, employee, director or shareholder of Sagicor and/or any Subsidiary thereof shall have the right, at his, her or its election, to retain the firms of Paul Hastings LLP, Blake, Cassels & Graydon LLP, Conyers Dill & Pearman Limited, Lex Caribbean or any other legal counsel which represented Sagicor or any Subsidiary thereof in connection with any Sagicor Arrangement-Related Matters (the “Sagicor Retained Firms”) to represent such manager, member, officer, employee, director or shareholder in connection with any dispute, Proceeding or related matter under or in connection with the Sagicor Arrangement-Related Matters, and Alignvest irrevocably consents to, and irrevocably waives, and agrees to cause each of its controlled Affiliates to irrevocably consent to and irrevocably waive, any conflict associated with any such representation in any such matter, and (b) any officer, employee, director, or shareholder of Alignvest shall have the right, at his, her or its election, to retain the firms of Stikeman Elliott LLP, Appleby Global Group Services Limited or any other legal counsel which represented Alignvest in connection with any Sagicor Arrangement-Related Matters (the “Alignvest Retained Firms”) to represent such officer, employee, director, or shareholder in connection with any dispute, Proceeding or related matter under or in connection with the Sagicor Arrangement-Related Matters, and Sagicor irrevocably consents to, and irrevocably waives, and agrees to cause each of its controlled Affiliates to irrevocably consent to and irrevocably waive, any conflict associated with any such representation in any such matter.

Section 5.05        Privileged Communications.

(a)               Sagicor hereby irrevocably acknowledges and agrees, on behalf of itself and its controlled Affiliates, that all attorney-client communications between, on the one hand, Alignvest or any officer, employee, director, or shareholder of Alignvest, and, on the other hand, the Alignvest Retained Firms, that relate to the Sagicor Arrangement-Related Matters, shall be deemed privileged communications as to which the attorney-client privilege and expectation as to client confidence belongs to and may be waived only by individuals who constituted a majority of the board of directors of Alignvest immediately before the Effective Time; and Sagicor and its Affiliates (whether purporting to act on behalf of or through Alignvest or otherwise) may not claim and will not obtain or use for any purpose any such privileged communications by any means or process without the consent of individuals who constituted a majority of the Alignvest Board immediately before the Effective Time; provided that nothing in this Agreement shall prevent Sagicor and its Affiliates from obtaining or using any communications relating to the Sagicor Arrangement-Related Matters as required under applicable Laws.

(b)               Alignvest hereby irrevocably acknowledges and agrees, on behalf of itself and its controlled Affiliates, that all attorney-client communications between, on the one hand, Sagicor or any of its Subsidiaries, or any manager, member, officer, employee, director or shareholder of Sagicor or any Subsidiary thereof and, on the other hand, the Sagicor Retained Firms, that relate to the Sagicor Arrangement-Related Matters, shall be deemed privileged communications as to which the attorney-client privilege and expectation as to client confidence belongs to and may be waived only by individuals who constituted a majority of the board of directors of Sagicor immediately before the Effective Time; and Alignvest and its Affiliates (whether purporting to act on behalf of or through Sagicor or otherwise) may not claim and will not obtain or use for any purpose any such privileged communications by any means or process without the consent of individuals who constituted a majority of the Sagicor Board immediately before the Effective Time; provided that nothing in this Agreement shall prevent Alignvest from obtaining or using any communications relating to the Sagicor Arrangement-Related Matters as required under applicable Laws.

Section 5.06        Sagicor Non-Solicitation.

(a)               Sagicor shall not, directly or indirectly, and shall (to the extent within its power) cause its Subsidiaries to not, through any officer, director or employee of Sagicor or its Subsidiaries, and shall use reasonable commercial efforts to ensure that Sagicor’s Representatives (which, for greater certainty, excludes securityholders of Sagicor’s Subsidiaries and their respective representatives that are not acting in concert with, or with the assistance of, any of Sagicor’s Representatives) do not, or otherwise, and shall not permit any such Person to:

(i)               solicit, initiate, encourage or, subject to Section 5.09, otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Sagicor or its Subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal for Sagicor;

(ii)              subject to Section 5.09, enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than Alignvest) regarding any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal for Sagicor; provided that, for greater certainty, Sagicor may advise any Person making an unsolicited Acquisition Proposal for Sagicor that Sagicor is not permitted to pursue such Acquisition Proposal;

(iii)             subject to Section 5.09, make a Sagicor Change in Recommendation; or

(iv)             subject to Section 5.09, enter into or publicly propose to enter into any agreement in respect of an Acquisition Proposal for Sagicor.

(b)               Sagicor shall, and shall use reasonable commercial efforts to cause Sagicor’s Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the Agreement Date with any Person (other than Alignvest) with respect to any inquiry, proposal or offer that constitutes an Acquisition Proposal for Sagicor, and in connection with such termination shall:

(i)               discontinue access to and disclosure of all information and any confidential information, properties, facilities, books and records of Sagicor and its Subsidiaries; and

(ii)              request: (A) the return or destruction of all copies of any confidential information regarding Sagicor and its Subsidiaries provided to any Person who received such confidential information since January 1, 2018 (other than Alignvest) in connection with a material disposition by Sagicor or any of its Subsidiaries, a sale of all or substantially all of the assets of Sagicor or any of its Subsidiaries or a financing of Sagicor or any of its Subsidiaries, in each case, that constitutes or could reasonably be expected to lead to an Acquisition Proposal for Sagicor and (B) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding Sagicor and its Subsidiaries using its reasonable commercial efforts to ensure that such requests are fully complied with in accordance with the terms of any rights or entitlements of Sagicor and its Subsidiaries in respect thereof; provided that the Parties acknowledge and agree that confidential information provided to Assuria N.V., Pan-Jamaican Investment Trust Limited or their respective Affiliates shall not be subject to the provisions of this Section 5.06(b).

(c)               Sagicor represents and warrants that since January 1, 2018 it has not waived any confidentiality, standstill or similar agreement or restriction to which Sagicor or any Subsidiary is a party, except to permit submissions of expressions of interest prior to the Agreement Date, and covenants and agrees that (i) the Sagicor Group shall take all necessary action to enforce each confidentiality, standstill or similar agreement or restriction to which Sagicor or any Subsidiary is a party, and (ii) neither Sagicor, nor any Subsidiary nor any of their respective Representatives have released or will, without the prior written consent of Alignvest (which may be withheld or delayed in Alignvest’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting Sagicor, or any of its Subsidiaries, under any confidentiality, standstill or similar agreement or restriction to which Sagicor or any Subsidiary is a party.

Section 5.07       Alignvest Non-Solicitation.

(a)               Alignvest shall not, directly or indirectly, through any officer, director or employee of Alignvest, and shall use reasonable commercial efforts to ensure that any of Alignvest’s Representatives do not, and shall not permit any such Person to:

(i)               solicit, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Alignvest or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal for Alignvest;

(ii)              enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than Sagicor) regarding any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal for Alignvest; provided that, for greater certainty, Alignvest may advise any Person making an unsolicited Acquisition Proposal for Alignvest that Alignvest is not permitted to pursue such Acquisition Proposal;

(iii)             make an Alignvest Change in Recommendation; or

(iv)             enter into or publicly propose to enter into any agreement in respect of an Acquisition Proposal for Alignvest.

(b)               Alignvest shall, and shall use reasonable commercial efforts to cause Alignvest’s Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations or other activities commenced prior to the Agreement Date with any Person (other than Sagicor) with respect to any inquiry, proposal or offer that constitutes an Acquisition Proposal for Alignvest, and in connection with such termination shall:

(i)               discontinue access to and disclosure of all information and any confidential information, properties, facilities, books and records of Alignvest; and

(ii)              request: (A) the return or destruction of all copies of any confidential information regarding Alignvest provided to any Person who received such confidential information since January 1, 2018 (other than Sagicor) and (B) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding Alignvest using its reasonable commercial efforts to ensure that such requests are fully complied with in accordance with the terms of any rights or entitlements of Alignvest in respect thereof.

Section 5.08        Notification of Acquisition Proposals.

(a)               Subject to Section 5.09, if Sagicor, any of its Subsidiaries or any of Sagicor’s Representatives receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal for Sagicor, Sagicor shall notify Alignvest promptly and in any event within two (2) Business Days in writing of:

(i)               such Acquisition Proposal for Sagicor, including a description of its material terms (including the financial terms) and conditions, the identity of all Persons making the Acquisition Proposal for Sagicor, and shall further provide Alignvest with copies of all written documents, correspondence or other material received in respect of, from or on behalf of any such Person in connection with such Acquisition Proposal; and

(ii)              the status of any developments and negotiations and any changes, modifications or other amendments to any such Acquisition Proposal for Sagicor.

(b)               If Alignvest or any of Alignvest’s Representatives, receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal for Alignvest, Alignvest shall notify Sagicor promptly and in any event within two (2) Business Days in writing of:

(i)               such Acquisition Proposal for Alignvest, including a description of its material terms (including the financial terms) and conditions, the identity of all Persons making the Acquisition Proposal for Alignvest, and shall further provide Sagicor with copies of all written documents, correspondence or other material received in respect of, from or on behalf of any such Person in connection with such Acquisition Proposal; and

(ii)              the status of any developments and negotiations and any changes, modifications or other amendments to any such Acquisition Proposal for Alignvest.

Section 5.09       Responding to an Acquisition Proposal for Sagicor.

(a)               Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Sagicor Shareholder Approval (but not thereafter), subject to Sagicor’s compliance with the provisions of this Section 5.09, including the execution and delivery of an Acceptable Sagicor Confidentiality Agreement, Sagicor and its Representatives and the Sagicor Board shall be permitted to, in response to a bona fide written Acquisition Proposal from any Person for Sagicor not solicited in violation of, and that did not otherwise result from a breach of, Section 5.06(a)(i) and this Section 5.09 or any existing standstill or similar restrictions to which such Person is bound:

(i)               enter into or otherwise engage or participate in any discussions or negotiations with such Person (and its Representatives) who has made such Acquisition Proposal for Sagicor regarding such Acquisition Proposal, if the Sagicor Board first determines (x) in good faith, after consultation with its financial advisor and Outside Legal Counsel, that such Acquisition Proposal constitutes, or is reasonably likely to result in, a Superior Sagicor Proposal and (y) after consultation with its Outside Legal Counsel, that the failure to do so would violate its fiduciary duties under applicable Laws, provided that Sagicor provides Alignvest with notice in accordance with Section 5.08(a);

(ii)             furnish or disclose any non-public information relating to Sagicor or any of its Subsidiaries to such Person (and its Representatives), but only so long as Sagicor has caused such Person to enter into an Acceptable Sagicor Confidentiality Agreement (negotiations and discussions with respect to which are expressly permitted following the requisite Sagicor Board determination set forth in Section 5.09(a)(i)); provided, that all such information has previously been provided to Alignvest or is provided to Alignvest prior to or substantially concurrently with the time it is provided to such Person; and that Sagicor provides Alignvest with three (3) Business Days’ prior written notice of its intention to furnish any non-public information related to Sagicor or any of its Subsidiaries to such Person (and its Representatives) and a fully executed copy of the Acceptable Sagicor Confidentiality Agreement entered into with such Person;

(iii)            cause or permit Sagicor to enter into a definitive agreement regarding a Superior Sagicor Proposal, if, the Sagicor Board determines (A) in good faith, after consultation with its financial advisor and Outside Legal Counsel, that such Acquisition Proposal for Sagicor constitutes a Superior Sagicor Proposal and (B) after consultation with Outside Legal Counsel, that the failure to take such action would violate its fiduciary duties under applicable Laws; provided, however, that the Sagicor Board shall not cause or permit Sagicor to enter into an agreement regarding a Superior Sagicor Proposal, unless and until (1) five (5) Business Days following receipt of the written notice in compliance with the notice provisions of Section 5.08(a), such notice also advising Alignvest that the Sagicor Board or Sagicor, as applicable, intends to take such action and specifying the reasons therefor, including the material terms and conditions of any Superior Sagicor Proposal that is the basis of the proposed action by the Sagicor Board or Sagicor, as applicable (such notice, a “Notice of Superior Sagicor Proposal”) (it being understood and agreed that any amendment to the financial or other material terms of such Superior Sagicor Proposal shall require a new Notice of Superior Sagicor Proposal in accordance with Section 5.08(a) and a new five (5) Business Day waiting period during which Sagicor shall comply with the terms of this Section 5.09), and (2) during such five (5) Business Day period following Alignvest’s receipt of a Notice of Superior Sagicor Proposal, in determining whether to cause or permit Sagicor to enter into an agreement regarding a Superior Sagicor Proposal, (x) Sagicor shall have provided Alignvest with a reasonable opportunity to make any adjustments to the terms and conditions of this Agreement and the Sagicor Arrangement so that such Acquisition Proposal for Sagicor ceases to be a Superior Sagicor Proposal and, if Alignvest, in its sole discretion, proposes to make such adjustments, shall negotiate with Alignvest in good faith with respect thereto, (y) the Sagicor Board shall have determined in good faith at the end of such notice period and, after considering the results of such negotiations and the revised proposals made by Alignvest, if any, and after consultation with its financial advisor and Outside Legal Counsel, that the Superior Sagicor Proposal giving rise to such Notice of Superior Sagicor Proposal continues to be a Superior Sagicor Proposal and that the failure to take such action would violate its fiduciary duties under applicable Laws, and (z) prior to entering into such definitive agreement, Sagicor acknowledges its obligation to pay the Termination Fee pursuant to Section 8.04.

(b)               Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent the Sagicor Board from:

(i)                 responding, through a directors’ circular or otherwise, only to the extent required by applicable Sagicor Securities Laws, to an Acquisition Proposal for Sagicor;

(ii)              provided that Sagicor complies at all times with its obligations under Section 5.06 and Section 5.09, making any disclosure to the Sagicor Shareholders if the Sagicor Board, acting in good faith and upon the advice of its Outside Legal Counsel, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Sagicor Board or such disclosure is otherwise required under applicable Laws; or

(iii)            provided that Sagicor complies at all times with its obligations under Section 5.06 and Section 5.09, calling and/or holding a meeting of the Sagicor Shareholders in accordance with applicable Laws or taking any other action with respect to an Acquisition Proposal for Sagicor to the extent required under applicable Laws.

Section 5.10       Responding to an Acquisition Proposal for Alignvest. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prevent the Alignvest Board from:

(a)               responding, through a directors’ circular or otherwise, only to the extent required by applicable Alignvest Securities Laws, to an Acquisition Proposal for Alignvest;

(b)               making any disclosure to the Alignvest Shareholders if the Alignvest Board, acting in good faith and upon the advice of its Outside Legal Counsel, shall have first determined that the failure to make such disclosure would be inconsistent with the fiduciary duties of the Alignvest Board or such disclosure is otherwise required under applicable Laws; or

(c)               calling and/or holding a meeting of the Alignvest Shareholders requisitioned by Alignvest Shareholders in accordance with the OBCA or taking any other action with respect to an Acquisition Proposal for Alignvest to the extent required under applicable Laws.

Section 5.11       Breach by Representatives. Without limiting the generality of the foregoing: (a) any violation of the restrictions set forth in this Article V by Alignvest’s Representatives is deemed to be a breach of this Article V by Alignvest; and (b) any violation of the restrictions set forth in this Article V by Sagicor’s Representatives is deemed to be a breach of this Article V by Sagicor.

Article VI

Additional Agreements

Section 6.01       Access to Information; Confidentiality. During the Interim Period, subject to applicable Law, the Sagicor Group shall afford to Alignvest, and to Alignvest’s Representatives, reasonable access, during normal business hours and upon reasonable prior notice to Sagicor, to all of the Sagicor Group’s properties, personnel, Contracts, books and records as Alignvest may from time to time reasonably request. Notwithstanding any of the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Sagicor Group or otherwise result in any significant interference with the prompt and timely discharge by their employees or other Representatives of their normal duties. The Parties acknowledge that all information provided by or on behalf of the Sagicor Group or any of their Representatives in connection with this Agreement to Alignvest or any of its Representatives shall be “Confidential Information” under the Confidentiality and Non-Disclosure Agreement, by and between Alignvest and Sagicor, dated as of September 28, 2017 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Effective Time and shall thereafter be terminated and of no further force and effect. Subject to Section 9.14, Alignvest shall indemnify the Sagicor Group and their Affiliates and Representatives from, and hold the Sagicor Group and their Affiliates and Representatives harmless against, any and all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs, expenses, including attorneys’ fees and disbursements, and the cost of enforcing this indemnity arising out of or resulting from any breach of the Confidentiality Agreement provided pursuant to this Section 6.01.

Section 6.02       Approvals.

(a)               Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to cooperate with the other Party and use its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly take, or cause to be taken, all actions and to do, or cause to be done, and to assist the other Party in doing, all things necessary, proper or advisable to consummate, as promptly as practicable, the Alignvest Arrangement and the Alignvest Continuance (if both are approved), the Sagicor Arrangement (if approved) and the other transactions contemplated by this Agreement, including using its reasonable best efforts to (unless, with respect to any action, another standard of performance is expressly provided for herein): (i) take all actions necessary to cause (A) in the case of Sagicor, the conditions to effect the Sagicor Arrangement set forth in Section 7.01 and Section 7.02 to be satisfied, or (B) in the case of Alignvest, the conditions to effect the Sagicor Arrangement set forth in Section 7.01 and Section 7.03 to be satisfied, in each case, as promptly as practicable; (ii) obtain all necessary Orders and Governmental Authorizations of any Governmental Authority, making all necessary registrations, declarations and filings with, and providing all necessary notices to, any Governmental Authority (including pursuant to Insurance Laws and Antitrust Laws); (iii) execute and deliver any additional instruments necessary to consummate the Alignvest Arrangement and the Alignvest Continuance (if both are approved), the Sagicor Arrangement (if approved) and the other transactions contemplated by this Agreement; and (iv) vigorously defend and contest any Proceeding that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Alignvest Arrangement and the Alignvest Continuance (if both are approved), the Sagicor Arrangement (if approved) and the other transactions contemplated by this Agreement. Additionally, except as mutually agreed, each of the Parties shall use reasonable best efforts to not take any action after the Agreement Date (including with respect to any acquisition by merger, consolidation, share, stock or asset purchase or otherwise, or the entry into any agreement with respect thereto) that would reasonably be expected to delay the obtaining of, or result in not obtaining, any Orders and Governmental Authorizations necessary to be obtained in order to satisfy the conditions set forth in Section 7.01.

(b)               Each of the Parties agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement, including the Sagicor Arrangement, as soon as practicable and on a date to be mutually agreed to by the Parties, acting reasonably, and to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to promptly take any and all reasonable steps necessary to avoid or eliminate each and every impediment and obtain all consents under any Antitrust Laws that may be required by any Governmental Authority, in each case with competent jurisdiction, so as to enable the Parties to consummate the transactions contemplated by this Agreement, including the Sagicor Arrangement. Without limiting the foregoing, Alignvest shall promptly take all reasonable actions necessary to secure the expiration or termination of any applicable waiting period under the HSR Act or any other Antitrust Law and resolve any objections asserted with respect to the transactions contemplated by this Agreement under the Federal Trade Commission Act or any such Antitrust Law in order to prevent the entry of, or to have vacated, lifted, reversed or overturned, any Restraint that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement.

(c)               Alignvest will not withdraw its initial filing pursuant to the HSR Act or any other Antitrust Law, as the case may be, and re-file any of them, unless Sagicor has consented in advance to such withdrawal and re-filing, such consent not to be unreasonably withheld. Alignvest shall respond to and seek, acting reasonably, to resolve as promptly as reasonably practicable any objections asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement. Sagicor and Alignvest and any of their respective Affiliates shall not take any action with the intention to, or that could reasonably be expected to, hinder or delay the expiration or termination of any waiting period under the HSR Act or the obtaining of approval of the DOJ or FTC as necessary. Nothing in this Agreement shall require any Party to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the occurrence of the Effective Time. Except for Canadian Law matters, Sagicor shall (i) control the strategy and process for obtaining any approvals, consents, registrations, waivers, permits, authorizations, orders and other confirmations from any Governmental Authority in connection with the transactions contemplated by this Agreement and (ii) control the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, a Governmental Authority relating to the transactions contemplated by this Agreement and of all other regulatory matters incidental thereto; provided that Sagicor shall obtain the prior written consent of Alignvest, which consent shall not be unreasonably withheld, with respect to such strategy and process, positions, and filings and submissions, and requested regulatory action. Neither Alignvest nor Sagicor shall commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act or any other Antitrust Laws or enter into a timing agreement with any Governmental Authority, without the prior written consent of the other Party, such consent not to be unreasonably withheld.

(d)               Each of the Parties shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing, submission or written communication with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any Proceeding initiated by a private Person, and allow the other Party to review in advance and consider in good faith the views of the other Party with respect to such filing, submission, or written communication, (ii) keep the other Party informed in all material respects and on a reasonably timely basis of any material communication received by such Party from the FTC, the DOJ or any other Governmental Authority and of any material communication received or given in connection with any Proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other Party with respect to information relating to the other Party and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the transactions contemplated by this Agreement, other than “4(c) documents” as that term is used in the rules and regulations under the HSR Act, and (iv) to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

Section 6.03       Sagicor Obligations After Closing. Alignvest shall take all action necessary to cause Sagicor, after the Closing Date, to perform its obligations under this Agreement.

Section 6.04       Employee Matters.

(a)               From the Closing Date and for a period of no less than 12 months thereafter (the “Continuation Period”), Alignvest shall cause the Sagicor Group to provide to each employee of the Sagicor Group as of the Closing Date (each such an employee, a “Covered Employee”), for so long as such Covered Employee continues to be employed during such period by the Sagicor Group, with (i) except as otherwise agreed in writing by a Covered Employee pursuant to an Employment Agreement, a base salary or base wage rate, cash incentive compensation opportunities and long-term incentive compensation opportunities, in each case, that are no less favorable than the base salary or base wage rate, cash incentive compensation opportunities and long-term incentive compensation opportunities provided to such Covered Employee immediately prior to the Closing Date and (ii) other compensation and employee benefits that are, in the aggregate, no less favorable than those provided to such Covered Employee immediately prior to the Closing Date. Without limiting the immediately preceding sentence, except as otherwise agreed in writing by a Covered Employee pursuant to an Employment Agreement, Alignvest shall cause the Sagicor Group to provide to each Covered Employee whose employment is terminated during the Continuation Period with severance benefits equal to the severance benefits for which such Covered Employee was eligible immediately prior to the Effective Time under the applicable Sagicor Benefit Plan, determined (A) without taking into account any reduction after the Effective Time in compensation paid to such Covered Employee and (B) taking into account each Covered Employee’s service with the Sagicor Group (and any predecessor entities) and, after the Effective Time, Alignvest and its Affiliates.

(b)               As of the Closing Date and thereafter, Alignvest shall, and shall cause Sagicor to, (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Covered Employees under the applicable health and welfare benefits plan of Alignvest or any of its Affiliates (except to the extent applicable under Sagicor Benefit Plans immediately prior to the Closing Date), (ii) waive any and all evidence of insurability requirements with respect to the Covered Employees to the extent such evidence of insurability requirements were not applicable to the Covered Employees under Sagicor Benefit Plans immediately prior to the Closing Date, (iii) credit each Covered Employee with all deductible payments, out-of-pocket or other co-payments paid by such employee under Sagicor Benefit Plans prior to the Closing Date during the year in which the Effective Time occurs for the purpose of determining the extent to which any such employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health benefit plan of Alignvest or any of its Affiliates and (iv) recognize all service of each Covered Employee with the Sagicor Group for all purposes in any employee benefit plan of Alignvest and its Affiliates in which such Covered Employee is eligible to participate to the same extent that such service was taken into account under Sagicor Benefit Plans prior to the Effective Time; provided that the foregoing service recognition shall not apply to the extent it would result in duplication of benefits for the same period of services.

(c)               Alignvest shall, or shall cause Sagicor to, assume, honor and fulfill all of the Sagicor Benefit Plans in accordance with their terms as in effect immediately prior to the Closing Date.

(d)               The provisions of this Section 6.04 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any Person (including, for the avoidance of doubt, any current, former or retired employee, officer, non-employee director, independent contractor, consultant or other service provider of the Sagicor Group, Alignvest or any of their respective Affiliates), other than the Parties and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.04) under or by reason of any provision of this Agreement, including any rights to continued employment or service with Alignvest or the Sagicor Group. Notwithstanding anything in this Section 6.04 to the contrary, nothing contained herein, whether express or implied, shall be treated as an amendment or other modification of any Sagicor Benefit Plan maintained by the Sagicor Group.

Section 6.05       LSE Delisting. Prior to the Effective Time, Sagicor shall effect the delisting of the depositary receipts listed on the LSE and such depositary receipts shall be exchanged for the corresponding Scheme Shares whereupon Computershare Investor Services PLC shall cease to be the registered holder of such Scheme Shares and the holders of depositary receipts shall become the registered holders of such Scheme Shares

Section 6.06       Alignvest Shares Subject to Repurchase and Restrictions.

(a)               Subject to Section 6.06(c), Alignvest confirms that share certificates in respect of the Alignvest Common Shares representing 25.25% of the Alignvest Class B Shares held by each Founder at the time of the closing of Alignvest’s initial public offering (following the expiry of the over-allotment option) (the “First Tranche of Founders’ Class B Shares”), and share certificates in respect of the Alignvest Common Shares representing 25.25% of the Alignvest Class B Shares held by the subscribers who were parties to the Forward Purchase Agreements at the time of the closing of Alignvest’s initial public offering (following the expiry of the over-allotment option) (the “First Tranche of Forward Purchase Subscribers’ Class B Shares”), or in each case their permitted transferees, based on each such Person’s pro-rata ownership portion of the Alignvest Class B Shares at such time, and representing an aggregate total of 3,254,000 Alignvest Class B Shares, will following the Effective Time (at which point the Alignvest Class B Shares will become Alignvest Common Shares) be held in escrow by a third party escrow agent (under terms and conditions satisfactory to Alignvest and Sagicor, each acting reasonably). The holders of the Alignvest Common Shares representing the First Tranche of Founders’ Class B Shares and the First Tranche of Forward Purchase Subscribers’ Class B Shares shall agree to an automatic repurchase by Alignvest whereby the total aggregate consideration payable by Alignvest to each holder for any such repurchase shall be US$1.00, unless the aggregate Book Value of Alignvest, as of the last day of any calendar quarter that occurs within five (5) years of the Book Value Baseline Date, has increased by at least the Required Minimum Book Value Increase from the Book Value Baseline.

(b)               Subject to Section 6.06(c), Alignvest confirms that share certificates in respect of Alignvest Common Shares representing 25.25% of the Alignvest Class B Shares held by each Founder at the time of the closing of Alignvest’s initial public offering (following the expiry of the over-allotment option) (the “Second Tranche of Founders’ Class B Shares”), and share certificates in respect of Alignvest Common Shares representing 25.25% of the Alignvest Class B Shares held by the subscribers who were parties to the Forward Purchase Agreements at the time of the closing of Alignvest’s initial public offering (following the expiry of the over-allotment option) (the “Second Tranche of Forward Purchase Subscribers’ Class B Shares”), or in each case their permitted transferees, based on each such Person’s pro-rata ownership portion of the Alignvest Class B Shares at such time, and representing an aggregate total of 3,254,000 Alignvest Class B Shares, will following the Effective Time (at which point the Alignvest Class B Shares will become Alignvest Common Shares) be held in escrow by a third party escrow agent (under terms and conditions satisfactory to Alignvest and Sagicor, each acting reasonably). The holders of the Alignvest Common Shares representing the Second Tranche of Founders’ Class B Shares and the Second Tranche of Forward Purchase Subscribers’ Class B Shares shall agree on the fifth (5th) anniversary of the Agreement Date, to an automatic repurchase by Alignvest whereby the total aggregate consideration payable by Alignvest to each holder for any such repurchase shall be US$1.00 unless the closing share price of the Alignvest Common Shares has exceeded CDN$12.00 (as adjusted for share splits or combinations, dividends, Alignvest Extraordinary Dividends, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period at any time following the Effective Time and on or prior to such fifth (5th) anniversary.

(c)               In the event that any Founder does not agree to the terms described in Section 6.06(a) or Section 6.06(b) in respect of some or all of his applicable Alignvest Class B Shares (the “Shortfall Shares”), Sagicor agrees that Alignvest shall not be in breach of Section 6.06(a) or Section 6.06(b) in the event that Alignvest II LP subjects additional Alignvest Class B Shares held by Alignvest II LP in an amount equal to the number of Shortfall Shares to the terms described in Section 6.06(a) or Section 6.06(b) in the place of each such Founder. In the event that any party to a Forward Purchase Agreement does not complete the transactions contemplated by his or its Forward Purchase Agreement and the obligations of any such party thereunder are not otherwise satisfied in full, then as provided under the terms of his or its Forward Purchase Agreement, his or its Alignvest Class B Shares acquired at the time of closing of Alignvest’s initial public offering (following the expiry of the over-allotment option) shall at or about the Effective Time, be subject to an automatic repurchase by Alignvest whereby the total aggregate consideration payable by Alignvest to each Person for any such repurchase shall be US$1.00 and the number of Alignvest Class B Shares to be made subject to Section 6.06(a) shall be reduced by an amount equal to 25% of the Alignvest Class B Shares repurchased by Alignvest from such party to a Forward Purchase Agreement and Section 6.06(b) shall be reduced by an amount equal to 25% of the Alignvest Class B Shares repurchased by Alignvest from such party to a Forward Purchase Agreement.

(d)               Except to participate in a Change in Control, the Alignvest Class B Shares (which will become Alignvest Common Shares following the Effective Time) subject to repurchase as provided above cannot be transferred until fulfillment of the conditions in Section 6.06(a) and Section 6.06(b) without the consent of the Alignvest Board, provided that they remain subject to the terms of this Section 6.06. While the Alignvest Class B Shares (which will become Alignvest Common Shares following the Effective Time) described in Section 6.06(a) and Section 6.06(b) remain subject to repurchase, Alignvest shall use its commercially reasonable efforts to remain listed as a public company on, and for the Alignvest Common Shares to be tradable on, the TSX; provided that the foregoing shall not limit Alignvest from consummating a Change in Control or entering into a contract that contemplates a Change in Control.

(e)               While the Alignvest Class B Shares (which will become Alignvest Common Shares following the Effective Time) remain subject to repurchase as described in Section 6.06(a) or Section 6.06(b), Alignvest shall ensure that the holders thereof: (i) will agree not to exercise their voting rights in respect of (A) such Alignvest Class B Shares (which will become Alignvest Common Shares) described in Section 6.06(a) from and after the Effective Time until the satisfaction of the condition in Section 6.06(a) and (B) such Alignvest Class B Shares (which will become Alignvest Common Shares) described in Section 6.06(b) from and after the Effective Time until the satisfaction of the condition in Section 6.06(b), and (ii) will agree that Alignvest shall deposit any dividends (whether payable in cash or in specie) payable to such holders in respect of such Alignvest Class B Shares (which will become Alignvest Common Shares) from and after the Effective Time into escrow with a third party escrow agent (under terms and conditions satisfactory to Alignvest and Sagicor, each acting reasonably), provided that upon the satisfaction of the condition in Section 6.06(a) or Section 6.06(b), as applicable, or upon the consummation of a Change in Control, the dividends deposited into escrow in respect of the Alignvest Class B Shares (which will become Alignvest Common Shares following the Effective Time) described in Section 6.06(a) or Section 6.06(b), as applicable, shall be released from escrow to the applicable holders of the applicable Alignvest Common Shares. If the applicable Alignvest Class B Shares (which will become Alignvest Common Shares following completion of the Alignvest Arrangement) are repurchased as provided in Section 6.06(a) and/or Section 6.06(b), the dividends shall be returned to Alignvest, and all of the repurchased shares shall be cancelled.

(f)                Notwithstanding anything to the contrary contained in this Section 6.06, upon the occurrence of a Change in Control at any time in the period commencing on the Effective Time and ending on the fifth (5th) anniversary of the Effective Time, the provisions of this Section 6.06 shall terminate and all certificates in respect of Alignvest Common Shares and all dividends (if any) shall be released from escrow to the holders of the applicable Alignvest Common Shares. For the avoidance of doubt, any Change in Control which results from a take-over bid that is not supported by the Alignvest Board will result in the termination of the provisions of this Section 6.06 regardless of the effective value per Alignvest Common Share paid to the holders of Alignvest Common Shares in such take-over bid transaction and all certificates in respect of Alignvest Common Shares and all dividends (if any) shall be released from escrow to the holders of the applicable Alignvest Common Shares.

Section 6.07       Investment Management Agreement.

Each of Alignvest and Sagicor shall use commercially reasonable efforts to negotiate in good faith the terms of an Investment Management Agreement between Alignvest Investment Management and Sagicor to take effect at or prior to the Effective Time.

Section 6.08       TSE-Listed Scheme Shares.

Sagicor shall use its commercially reasonable efforts to (a) cause all Scheme Shares listed on the TSE to be withdrawn from the TSE (and its associated register) and to update the register of Scheme Shares maintained by the depository in Barbados to include such Scheme Shares prior to the Effective Time or (b) otherwise consummate the Sagicor Arrangement in a way that does not require the payment by either Party of material stock exchange fees or material brokerage fees, in each case, in connection with the transfer of the Scheme Shares listed on the TSE to Alignvest.

Section 6.09       Sagicor Senior Notes.

In the event the transactions contemplated under this Agreement would constitute a Change of Control (as defined in the Sagicor Senior Notes Indenture), Sagicor shall use its reasonable best efforts to obtain, prior to the Effective Time, a waiver from the Holders (as defined in the Sagicor Senior Notes Indenture) of a majority in principal amount of the Sagicor Senior Notes then outstanding of the obligation of Sagicor Finance (2015) Limited to make the Change of Control Offer (as defined in the Sagicor Senior Notes Indenture) pursuant to Section 4.07 of the Sagicor Senior Notes Indenture.

Section 6.10       Additional Acquisitions.

In the event that Sagicor or any of its Subsidiaries, in accordance with Section 5.01(b), enters into any agreement to acquire, directly or indirectly, in any single transaction or series of related transactions, any material equity securities, material assets or material liabilities of any Person (whether by merger, transfer of a portfolio of policies and related assets, consolidation, amalgamation, arrangement, take-over bid or tender offer, sale, exchange, issuance, transfer or redemption of equity securities or otherwise) (each, a “Proposed Acquisition”) and disclosure relating to such Proposed Acquisition is required by any Governmental Authority, the provisions of Section 2.04(d), Section 2.05(b) and Section 2.09(d), as they apply to Scotia Jamaica and Scotia Trinidad, shall apply in respect of each such Proposed Acquisition, mutatis mutandis.

Article VII

Conditions Precedent

Section 7.01       Conditions to Each Party’s Obligation to Effect the Sagicor Arrangement. The respective obligations of each Party to effect the Sagicor Arrangement shall be subject to the satisfaction (or waiver by the Party entitled to the benefit thereof, to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a)               Alignvest Resolutions. The Alignvest Resolutions have been approved and adopted by the Alignvest Shareholders at the Alignvest Shareholder Meeting.

(b)               Sagicor Resolution. The Sagicor Resolution has been approved and adopted by the Sagicor Shareholder Approval at the Sagicor Meeting.

(c)               Court Orders. Each of the Interim Order, the Final Order and the Bermuda Court Order has been obtained on terms consistent with this Agreement, and has not been set aside or modified in a manner unacceptable to either Alignvest or Sagicor, each acting reasonably, on appeal or otherwise.

(d)               TSX Approval. The approval from the TSX shall have been obtained by Alignvest to enable the Sagicor Arrangement to qualify as Alignvest’s Qualifying Acquisition and for the listing of the common shares of Alignvest on the TSX after the Effective Time.

(e)               Prospectus Receipt. The issuance of a final receipt for the Prospectus by the Alignvest Securities Authorities.

(f)                Insurance and Banking Approvals. The Sagicor Insurance and Banking Approvals and Alignvest Insurance and Banking Approvals shall have been received or concluded on terms satisfactory to Sagicor and Alignvest and without undue burden on either of them, each acting reasonably, and in each case without the imposition of any Restraint.

(g)               Antitrust Approvals. (1) Any waiting period (and extensions thereof) applicable to the transactions contemplated by this Agreement (including the Sagicor Arrangement) under the HSR Act shall have expired or early termination thereof shall have been granted and (2) the clearances, approvals and consents required to be obtained under applicable non-U.S. Antitrust Laws to permit the Parties to consummate the transaction contemplated by this Agreement shall have been obtained.

(h)               Barbados Exchange Control Approval. The approval of the Exchange Control Authority of the Central Bank of Barbados shall have been obtained for the transfer of the Sagicor Common Shares by the Barbados resident Sagicor Shareholders pursuant to applicable exchange controls and foreign currency laws and regulations under the laws of Barbados (the “Exchange Control Approval”).

(i)                 Required Regulatory Approvals. All regulatory approvals set forth in Section 7.01(i) of the Sagicor Disclosure Schedule shall have been received or concluded on terms satisfactory to Alignvest and Sagicor and without undue burden on either of them, each acting reasonably, and in each case without the imposition of any Restraint that would reasonably be expected to have a Sagicor Material Adverse Effect or an Alignvest Material Adverse Effect, as applicable.

(j)                 No Injunctions or Other Restraints. No Law or Order of a competent Governmental Authority (collectively, “Restraints”) shall have been enacted, issued, promulgated, enforced or entered and shall continue to be in effect, in each case, that makes illegal, enjoins or otherwise prohibits the consummation of the Sagicor Arrangement.

(k)               Third Party Consents. The third party consents set forth in Section 7.01(k) of the Sagicor Disclosure Schedule shall have been obtained on terms satisfactory to Alignvest and Sagicor, each acting reasonably.

(l)                 Investment Management Agreement. The Investment Management Agreement shall have been entered into and shall remain in full force and effect.

(m)             Dissent Rights. Dissent Rights have not been validly exercised and not withdrawn with respect to more than 10% of the issued and outstanding Alignvest Class A Shares as of the date hereof.

(n)               Sagicor Share Plans. (i) Alignvest shall have adopted a restricted share unit plan, dividend reinvestment plan and employee share purchase plan on terms mutually acceptable to Alignvest and Sagicor, each acting reasonably and (ii) Alignvest and Sagicor shall have entered into an assignment and assumption agreement, pursuant to which the rights and obligations of Sagicor under the Sagicor Share Plans shall be assigned to, and assumed by, Alignvest, in each case, at the Effective Time, and such agreement shall remain in full force and effect.

(o)               Additional Approvals. The following registrations, approvals, consents, receipts and/or relief shall have been obtained:

(i)	(A) registration of Alignvest as a reporting issuer with the Trinidad and Tobago Securities Exchange Commission or (B) confirmation from the Trinidad and Tobago Securities Exchange Commission that such registration is not required;

(ii)	(A) publishing a prospectus and all related filings and approvals in Barbados under the Barbados Securities Act or (B) confirmation from the Financial Services Commission of Barbados that the transactions contemplated in the Arrangement Agreement do not require the filing of a prospectus or similar disclosure document with the Financial Services Commission;

(iii)	(A) publishing a prospectus and all related filings and approvals with the Financial Conduct Authority of the United Kingdom or (B) confirmation from the Financial Conduct Authority of the United Kingdom that the transactions contemplated in the Arrangement Agreement do not require the filing of a prospectus or similar disclosure document with the Financial Conduct Authority and do not require any Party to obtain a listing in the United Kingdom;

(iv)	receipt for Alignvest’s final Prospectus from the Alignvest Securities Authorities;

(v)	consent from the OSC regarding the Alignvest Continuance;

(vi)	consent from the Ontario Minister of Finance regarding the Alignvest Continuance;

(vii)	consent from the Bermuda Monetary Authority pursuant to the Exchange Control Act 1972 for (A) the Alignvest Shareholders to hold the Alignvest Shares; and (B) the issue and transfer of the Alignvest Common Shares and other equity securities of Alignvest from and/or to persons non-resident of Bermuda for exchange control purposes for so long as any equity securities of the company are listed on an “Appointed Stock Exchange” (as such term is defined in the Bermuda Act and including the TSX), without the approval of the Bermuda Monetary Authority, in each case following the Alignvest Continuance;

(viii)	confirmation from the Barbados Revenue Authority that Alignvest will, following the Alignvest Continuance, be deemed a company resident in Barbados for the purpose of the Barbados Income Tax Act and the CARICOM Treaty; and

(ix)	approval by the TSX of the listing application for the Alignvest Common Shares.

Section 7.02       Conditions to Obligation of Alignvest to Effect the Sagicor Arrangement. The obligations of Alignvest to effect the Sagicor Arrangement shall be subject to the satisfaction (or waiver by Alignvest, to the extent permitted by applicable Law) at or prior to the Effective Time of the following additional conditions:

(a)               Representations and Warranties. The representations and warranties of Sagicor contained in this Agreement (without giving effect to any “materiality” or “Sagicor Material Adverse Effect” qualifiers) shall be true and correct in all respects as of the Effective Time with the same effect as of made as of the Effective Time (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct has not had a Sagicor Material Adverse Effect.

(b)               Performance of Obligations of Sagicor. Sagicor shall have performed or complied in all material respects with all of its obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)               Certificate. Alignvest shall have received a certificate executed by the chief executive officer or chief financial officer of Sagicor, dated as of the Closing Date, certifying to the effect that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been duly satisfied.

(d)               Lock-up Agreements. Each of the Lock-up Agreements shall have been entered into and shall remain in full force and effect.

(e)               Transfer Agent Certificate and Depositary Confirmation. Alignvest shall have received a certificate of Sagicor’s transfer agent as to the number of Sagicor Preference Shares and Sagicor Common Shares that are issued and outstanding as of the Effective Time.

Section 7.03       Conditions to Obligation of Sagicor to Effect the Sagicor Arrangement. The obligations of Sagicor to effect the Sagicor Arrangement shall be subject to the satisfaction (or waiver by Sagicor, to the extent permitted by applicable Law) at or prior to the Effective Time of the following additional conditions:

(a)               Representations and Warranties. The representations and warranties of Alignvest contained in this Agreement (without giving effect to any “materiality” or “Alignvest Material Adverse Effect” qualifiers) shall be true and correct in all respects as of the Effective Time with the same effect as of made as of the Effective Time (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct has not had an Alignvest Material Adverse Effect.

(b)               Performance of Obligations of Alignvest. Alignvest shall have performed or complied in all material respects with all its obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time. If the Alignvest Arrangement and the Alignvest Continuance have both been approved, Alignvest shall be in a position to implement them as soon as practicable following the Effective Time; provided that the Bermuda Law Bye-laws to be adopted by Alignvest in connection with the Alignvest Continuance shall be in a form acceptable to Alignvest and Sagicor, each acting reasonably.

(c)               Certificate. Sagicor shall have received a certificate executed by the chief executive officer or chief financial officer of Alignvest, dated as of the Closing Date, certifying to the effect that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been duly satisfied.

(d)               Employment Agreements. Alignvest shall have entered into each of the Employment Agreements and (assuming the employee party thereto has entered into such Employment Agreement) each such Employment Agreement shall, conditional on the occurrence of the Effective Time, be in full force and effect.

(e)               Alignvest Minimum Cash Requirement. Alignvest shall have available immediately prior to the Effective Time a minimum cash amount (net of (i) Expenses, (ii) amounts payable in respect of Alignvest Class A Shares for which notices of redemption have been provided and not withdrawn, (iii) the amount equal to the number of Alignvest Class A Shares for which Dissent Rights have been validly exercised and not withdrawn multiplied by the redemption amount per Alignvest Class A Share to which redeeming Alignvest Shareholders are entitled, (iv) 50% of any broker fees or stock exchange fees payable in connection with the block trade over the BSE contemplated in the Scheme of Arrangement (with Scheme Shareholders at the Effective Time being responsible for the other 50%, as provided in the Scheme of Arrangement), and (v) any documentary, stamp, property transfer, transfer or other taxes (as set forth in Section 7.03(e) of the Alignvest Disclosure Schedule) that may be payable by Alignvest pursuant to applicable Law in respect of its purchase of Sagicor Common Shares) of at least US$220 million, consisting of: (i) money in the Escrow Account; (ii) the amount received by Alignvest from the Forward Purchase Agreements; and (iii) any amounts that Sagicor elects to provide to Alignvest, in Sagicor’s sole and absolute discretion, to enable Alignvest to satisfy this requirement; which will be available for the sole purposes of (A) paying the Cash Consideration payable to the Cash Qualifying Scheme Shareholders pursuant to Section 2.12 and the Scheme of Arrangement and (B) capitalizing Sagicor or its Subsidiaries upon the occurrence of the Effective Time; provided, however, that in the event that this minimum cash requirement is not met due to excessive redemptions of Alignvest Class A Shares, (A) Alignvest shall use reasonable commercial efforts to seek to obtain additional debt or equity or other financing sufficient to restore Alignvest’s cash level to meet this minimum cash requirement, or make other appropriate arrangements to seek to complete the Sagicor Arrangement and (B) Sagicor shall use reasonable commercial efforts to cooperate with Alignvest’s efforts to seek to obtain such financing.

(f)                Potential Repurchase of Alignvest Shares. Subject to Section 6.06(c), each Founder as at the Agreement Date shall have entered into an agreement pursuant to which Alignvest shall have the automatic right to repurchase certain of such Founder’s Alignvest Class B Shares (which will become Alignvest Common Shares following completion of the Alignvest Arrangement) in accordance with the terms and conditions set out in Section 6.06. Alignvest shall have caused each party to the Forward Purchase Agreements (either directly or via the power of attorney granted to Alignvest in the Forward Purchase Agreements) to agree to Alignvest exercising the automatic right of repurchase of their Alignvest Class B Shares (which will become Alignvest Common Shares following completion of the Alignvest Arrangement) on the terms and conditions set out in Section 6.06.

(g)               Sagicor Senior Notes. In the event the transactions contemplated under this Agreement constitute a Change of Control (as defined in the Sagicor Senior Notes Indenture), Sagicor shall have received a waiver from the Holders (as defined in the Sagicor Senior Notes Indenture) of a majority in principal amount of the Sagicor Senior Notes then outstanding of the obligation of Sagicor Finance (2015) Limited to make the Change of Control Offer (as defined in the Sagicor Senior Notes Indenture) pursuant to Section 4.07 of the Sagicor Senior Notes Indenture.

Section 7.04       Frustration of Closing Conditions. Notwithstanding anything herein to the contrary, (a) Sagicor may not rely on the failure of any condition set forth in Section 7.01 or Section 7.03 to be satisfied if such failure was caused by its failure to perform in all material respects any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Sagicor Arrangement and the other transactions contemplated hereby, including as required by Section 6.02, and (b) Alignvest may not rely on the failure of any condition set forth in Section 7.01 or Section 7.02 to be satisfied if such failure was caused by the failure of Alignvest to perform in all material respects any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Sagicor Arrangement and the other transactions contemplated hereby, including as required by Section 6.02.

Article VIII

TERM AND Termination

Section 8.01       Term. This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (except if and to the extent any provisions are specifically noted herein as surviving the termination of this Agreement).

Section 8.02         Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a)               by mutual written consent of Alignvest and Sagicor;

(b)               by either Alignvest or Sagicor if:

(i)                 the Effective Time shall not have occurred on or before April 30, 2019 (the “Outside Date”); provided that, if on the Outside Date any of the conditions set forth in Section 7.01(d), Section 7.01(f), Section 7.01(g), Section 7.01(h), Section 7.01(i) or Section 7.01(j) (to the extent relating to the matters set forth in Section 7.01(f), Section 7.01(g), Section 7.01(h) or Section 7.01(i)) shall not have been satisfied but all other conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Effective Time, but provided that such conditions shall then be capable of being satisfied if the Effective Time were to occur on the Outside Date), then the Outside Date may be extended by either Party by delivery of written notice to the other Party to May 31, 2019 and such date shall become the Outside Date for purposes of this Agreement; and provided, further that, the right to terminate this Agreement pursuant to this Section 8.02(b)(i) shall not be available to any Party if the failure of the Effective Time to occur on or before the Outside Date is caused by a failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time and such action or failure to perform constitutes a breach in any material respect of this Agreement; or

(ii)              a Governmental Authority of a competent jurisdiction shall have issued a final and non-appealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Sagicor Arrangement; provided that the right to terminate this Agreement pursuant to this Section 8.02(b)(i) shall not be available to a Party if the issuance of such final, non-appealable Order is caused by a failure of such Party to perform or comply with any of its obligations or covenants under this Agreement; and provided, further that the Party seeking to terminate this Agreement pursuant to this Section 8.02(b)(i) shall have complied with its obligations under Section 6.02 to prevent, oppose or remove such Order;

(c)               by Alignvest if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Sagicor under this Agreement occurs that would cause any condition in Section 7.02 not to be satisfied, and such breach or failure is incapable of being cured by the Outside Date, and Alignvest is not then in breach of this Agreement so as to cause any condition in Section 7.03 not to be satisfied, or any condition in Section 7.02 is otherwise not able to be satisfied;

(d)               by Alignvest, if the Sagicor Board fails to unanimously recommend or withdraws, amends or modifies the Sagicor Board Recommendation or publicly proposes or states its intention to do so (each a “Sagicor Change in Recommendation”);

(e)               by Sagicor, if the Sagicor Board authorizes Sagicor to enter into a written agreement (other than an Acceptable Sagicor Confidentiality Agreement) with respect to a Superior Sagicor Proposal, provided that Sagicor is then in compliance with Section 5.06 and Section 5.09 and that prior to or concurrent with such termination Sagicor acknowledges its obligation to pay the Termination Fee in accordance with Section 8.04;

(f)                by Sagicor if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Alignvest under this Agreement occurs that would cause any condition in Section 7.03 not to be satisfied, and such breach or failure is incapable of being cured by the Outside Date, and Sagicor is not then in breach of this Agreement so as to cause any condition in Section 7.02 not to be satisfied, or any condition in Section 7.03 is otherwise not able to be satisfied; or

(g)               by Sagicor, if the Alignvest Board fails to recommend or withdraws, amends or modifies the Alignvest Board Recommendation or publicly proposes or states its intention to do so (each an “Alignvest Change in Recommendation”).

Any Party terminating this Agreement pursuant to this Section 8.02 (other than Section 8.02(a)) shall give written notice of such termination to the other Party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected.

Section 8.03       Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.02, this Agreement shall forthwith become null and void and of no effect, without any liability or obligation on the part of any Party (or any Alignvest Related Party, Sagicor Related Party or any of their respective Representatives), whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law or in equity); provided that the provisions of Article I (as applicable), Section 5.04, the last sentence of Section 6.01, this Article VIII and Article IX shall survive such termination.

Section 8.04       Termination Fees.

(a)               Notwithstanding anything to the contrary in this Agreement (including Section 8.03), if a Termination Fee Event occurs, Sagicor shall pay Alignvest the Termination Fee in accordance with Section 8.04(b).

(b)               The Termination Fee shall be paid by Sagicor to Alignvest by wire transfer of immediately available funds on or prior to the earlier of the consummation of the Acquisition Proposal, or the entering into of the contract, referred to in the Termination Fee Event.

(c)               Sagicor acknowledges that the agreements contained in this Section 8.04 are an integral part of the transactions contemplated by this Agreement, and that without these agreements Alignvest would not enter into this Agreement, and that the amounts set out in this Section 8.04 represent liquidated damages which are a genuine pre-estimate of the damages, including opportunity costs, which Alignvest will suffer or incur as a result of the event giving rise to such damages and resultant termination of this Agreement, and is not a penalty. Sagicor irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

(d)               Sagicor agrees that the payment of the Termination Fee pursuant to this Section 8.04 is in addition to any damages or other payment or remedy to which Alignvest may be entitled.

(e)               Notwithstanding anything to the contrary in this Agreement, each of the Parties agrees that the amount of the Termination Fee payable by Sagicor under this Agreement shall be reduced on a dollar-for-dollar basis by any Termination Fee (as defined in each of the Scotia Agreements) paid by Sagicor or its Subsidiaries under the Scotia Agreements.

Section 8.05       Expense Reimbursement.

(a)               Notwithstanding anything to the contrary in this Agreement (including Section 8.03), if an Expense Reimbursement Event occurs, then Alignvest or its Affiliates shall pay Sagicor the Expense Reimbursement in accordance with Section 8.05(b).

(b)               The Expense Reimbursement shall be paid by Alignvest or its Affiliates to Sagicor by wire transfer of immediately available funds on the consummation of the Acquisition Proposal.

(c)               Alignvest acknowledges that the agreements contained in this Section 8.05 are an integral part of the transactions contemplated by this Agreement, and that without these agreements Sagicor would not enter into this Agreement. Alignvest irrevocably waives any right it may have to raise as a defence that the Expense Reimbursement is excessive or punitive.

(d)               Alignvest agrees that the payment of the Expense Reimbursement pursuant to this Section 8.05 is in addition to any damages or other payment or remedy to which Sagicor may be entitled.

(e)               Notwithstanding anything to the contrary in this Agreement, each of the Parties agrees that the amount of the Expense Reimbursement payable by Alignvest under this Agreement shall be reduced on a dollar-for-dollar basis by any Termination Fee (as defined in each of the Scotia Agreements) paid by Alignvest under the Scotia Agreements.

Article IX

General Provisions

Section 9.01       Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenants and agreements of the Parties that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time, which, in each case, shall survive in accordance with their terms.

Section 9.02       Expenses. Except as otherwise provided in Section 8.05 of this Agreement, all fees and expenses incurred in connection with this Agreement, the Sagicor Arrangement, the Alignvest Arrangement and the Alignvest Continuance and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Sagicor Arrangement or any of the other transactions contemplated by this Agreement are consummated.

Section 9.03       Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given: (a) upon actual delivery if personally delivered to the Party to be notified if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; (b) when sent if sent by email to the Party to be notified if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; provided that notice given by email shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Agreement and (ii) either (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 9.03; or (B) the receiving Party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or any other method described in this Section 9.03; or (c) when delivered if sent by a courier (with confirmation of delivery) if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; in each case to the Party to be notified at the following address:

If to Alignvest, to:

Alignvest Acquisition II Corporation

100 King Street West, Suite 7050

Toronto ON M5X 1C7

Attention:     Timothy Hodgson

Email:           thodgson@alignvest.com

with copies (which shall not constitute notice) to:

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto ON M5L 1B9

Attention:     Simon Romano; Michael Decicco

Email:           sromano@stikeman.com; mdecicco@stikeman.com

Appleby Global Group Services Limited

Canon’s Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

Attention:     Alan Bossin

Email:           abossin@applebyglobal.com

if to Sagicor, to:

Sagicor Financial Corporation Limited

Cecil F De Caires Building

Wildey, St. Michael

Barbados

Attention:     Dodridge Miller

Email:           Dodridge_Miller@Sagicor.com

with copies (which shall not constitute notice) to:

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

Attention:     Cathleen McLaughlin; Robert Leung

Email:           cathleenmclaughlin@paulhastings.com; robertleung@paulhastings.com

Blake, Cassels & Graydon LLP

199 Bay Street

Suite 4000, Commerce Court West

Toronto ON M5L 1A9

Attention:     Jeff Glass; Norbert Knutel

Email:           jeff.glass@blakes.com; norbert.knutel@blakes.com

Conyers Dill & Pearman Limited

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Attention:     David Cooke; Sophia Greaves

Email:           David.Cooke@conyersdill.com; Sophia.Greaves@conyersdill.com

Section 9.04       Entire Agreement. This Agreement (including the Exhibits hereto, the Alignvest Disclosure Schedule and the Sagicor Disclosure Schedule), together with the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties and their Affiliates, or any of them, with respect to the subject matter of this Agreement and the Confidentiality Agreement. Upon the Effective Time, the Confidentiality Agreement shall terminate.

Section 9.05       Amendment. This Agreement may be amended by the Parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.06       Extension; Waiver. At any time prior to the Effective Time, the Parties may: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.07       No Third-Party Beneficiaries. Except that, following the Effective Time, each of the Sagicor Shareholders shall be entitled to receive the Scheme Consideration, neither this Agreement nor any other agreement contemplated hereby is intended to or shall confer upon any Person (including any Sagicor Related Party or Alignvest Related Party) other than the Parties any legal or equitable rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.06 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters.

Section 9.08       Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (by operation of law or otherwise), by either of the Parties without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 9.09       Governing Law. This Agreement shall be governed by and construed in accordance with Bermuda law.

Section 9.10       Jurisdiction. In relation to any Proceedings to enforce this Agreement or arising out of or in connection with this Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of the Bermuda or Ontario courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate forum.

Section 9.11       Specific Performance; Remedies. The Parties agree that irreparable injury for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either of the Parties does not perform any of the provisions of this Agreement or the Scheme of Arrangement (including failing to take such actions as are required of it hereunder to consummate this Agreement or the Scheme of Arrangement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that each of the Parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement or the Scheme of Arrangement and to enforce specifically the terms and provisions hereof and thereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction to prevent breaches of this Agreement or the Scheme of Arrangement and to enforce specifically the terms and provisions of this Agreement or the Scheme of Arrangement in any court having jurisdiction related to this Agreement or the Scheme of Arrangement as provided in Section 9.10 shall be entitled to such an injunction without the necessity of demonstrating damages or posting a bond or other security in connection with any such injunction. Each of Alignvest, on the one hand, and Sagicor, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement or the Scheme of Arrangement by Alignvest or Sagicor, as applicable, and to specifically enforce the terms and provisions of this Agreement or the Scheme of Arrangement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of Alignvest or Sagicor, as applicable, under this Agreement or the Scheme of Arrangement.

Section 9.12       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.13       Counterparts; Facsimile and Electronic Signatures. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by PDF, each of which shall be deemed an original.

Section 9.14       Waiver of Access to Escrow Account. Notwithstanding anything to the contrary in this Agreement, Sagicor hereby irrevocably waives and releases, and shall cause any Affiliate of Sagicor in connection with the Sagicor Arrangement, to waive and release, on substantially similar terms, any and all right, title, interest, causes of action and claims of any kind, whether in tort or contract or otherwise (each, a “Claim”), in or to, and any and all right to seek payment of any amounts due to it in connection with the Sagicor Arrangement or this Agreement, out of the Escrow Account, or from monies or other assets released from the Escrow Account that are payable to Alignvest Shareholders or IPO Underwriters, and hereby irrevocably waives and releases any Claim it may have in the future, as a result of, or arising out of, this Agreement or the Sagicor Arrangement, which Claim would reduce or encumber any monies or other assets released from the Escrow Account that are payable to Alignvest Shareholders or IPO Underwriters, or to any monies or other assets in the Escrow Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Escrow Account, any monies or other assets released from the Escrow Account that are payable to Alignvest Shareholders or IPO Underwriters or any monies or other assets in the Escrow Account for any reason whatsoever or to bring any proceedings against the Escrow Account or the Escrow Agent.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Alignvest Acquisition II Corporation

By:	/s/ Timothy Hodgson
Name: Timothy Hodgson
Title: Chairman

[Signature Page to Arrangement Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

Sagicor Financial Corporation Limited

By:	/s/ Dodridge D. Miller
Name: Dodridge D. Miller
Title: President and Chief Executive Officer

[Signature Page to Arrangement Agreement]

Exhibit A-1

Plan of Arrangement

See attached.

A-1 - 1

PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER SECTION 182

OF THE BUSINESS CORPORATIONS ACT (ONTARIO)

Article 1

Definitions and Interpretation

Section 1.1	Definitions

In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the meanings set out below and grammatical variations of such terms shall have the corresponding meanings:

“Alignvest” means Alignvest Acquisition II Corporation, the name of which shall be changed from and after the completion of the transactions set forth in Section 2.3 of this Plan of Arrangement to Sagicor Financial Company Ltd.;

“Alignvest Arrangement” means the arrangement of Alignvest under section 182 of the OBCA on the terms and subject to the conditions set forth in this Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement or made at the discretion of the Ontario Court in the Final Order with the prior written consent of each of Alignvest and Sagicor, each acting reasonably;

“Alignvest Arrangement Resolution” means the resolution of the Alignvest Shareholders approving this Plan of Arrangement considered at the Alignvest Meeting;

“Alignvest Articles of Arrangement” means the articles of arrangement of Alignvest in respect of the Alignvest Arrangement required by the OBCA to be sent to the Director after the Final Order is made, which shall include this Plan of Arrangement and otherwise be in a form and content satisfactory to Alignvest and Sagicor, each acting reasonably;

“Alignvest Board” means the board of directors of Alignvest, as constituted from time to time;

“Alignvest Certificate of Arrangement” means the certificate of arrangement to be issued by the Director pursuant to subsection 183(2) of the OBCA in respect of the Alignvest Articles of Arrangement;

“Alignvest Circular” means the notice of the Alignvest Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the Alignvest Shareholders in connection with the Alignvest Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of the Arrangement Agreement;

“Alignvest Class A Shares” means the class A restricted voting shares in the capital of Alignvest;

“Alignvest Class B Shares” means the class B shares in the capital of Alignvest;

“Alignvest Common Shares” means the common shares in the capital of Alignvest, and include where applicable common shares in the capital of Alignvest following the Alignvest Continuance;

“Alignvest Continuance” means the continuance of Alignvest under the laws of Bermuda, as contemplated in this Plan of Arrangement;

“Alignvest Continuance Resolution” means the special resolution of the Alignvest Shareholders approving the Alignvest Continuance to be considered at the Alignvest Meeting;

“Alignvest Forward Purchasers” means the investors that are a party to the Alignvest Forward Purchase Agreements with Alignvest;

“Alignvest Forward Purchases” means the subscriptions by the Alignvest Forward Purchasers for, and the issuance by Alignvest to the Alignvest Forward Purchasers of an aggregate of 11,300,000 Alignvest Common Shares and 3,766,659 Alignvest Warrants, together with certain Alignvest Class B Shares already issued and any other subscription for Alignvest Class B Shares (plus, if applicable, Alignvest Warrants) entered into prior to the Effective Time, for an aggregate purchase price of CDN$10 per Alignvest Forward Purchase Unit and/or Alignvest Class B Share (plus, if applicable, Alignvest Warrants), and otherwise on the terms set out in the Alignvest Forward Purchase Agreements contemporaneously with or prior to the Effective Time, as set out in the Alignvest Forward Purchase Agreements;

“Alignvest Forward Purchase Agreements” means the subscription agreements between Alignvest, on the one hand, and each of the Alignvest Forward Purchasers, on the other hand, together with any other subscription for Alignvest Class B Shares (plus, if applicable, Alignvest Warrants) entered into prior to the Effective Time;

“Alignvest Forward Purchase Unit” means one Alignvest Common Share and one-third of an Alignvest Warrant to be purchased by Alignvest Forward Purchasers under the Alignvest Forward Purchase Agreements, excluding the Alignvest Class B Shares already issued;

“Alignvest Meeting” means the special meeting of Alignvest Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of the Arrangement Agreement, called and held in accordance with the Interim Order to consider, among other things, the Alignvest Arrangement Resolution, the Alignvest Continuance Resolution and for any other purpose as may be set out in the Alignvest Circular;

“Alignvest Securities Laws” means the Securities Act (Ontario) and all the securities laws of each province and territory of Canada, except Quebec, and the rules, regulations and policies of the Toronto Stock Exchange;

“Alignvest Shareholders” means: (a) prior to the Effective Time, the registered or beneficial holders of the Alignvest Class A Shares and the Alignvest Class B Shares, as the context requires; and (b) at and after the completion of the transactions contemplated herein, the registered and/or beneficial holders of the Alignvest Common Shares;

“Alignvest Shares” means: (a) prior to the Effective Time, collectively, the Alignvest Class A Shares and the Alignvest Class B Shares; and (b) at and following the completion of the transactions contemplated herein, the Alignvest Common Shares;

“Alignvest Sponsor” means Alignvest II LP;

“Alignvest Warrants” means the share purchase warrants to acquire Alignvest Common Shares following 30 days after the completion of Alignvest’s qualifying acquisition, at an exercise price of CDN$11.50 per share;

“Arrangement Agreement” means the arrangement agreement dated as of November 27, 2018 between Alignvest and Sagicor relating to the Alignvest Arrangement and the Sagicor Scheme of Arrangement, as it may be further amended, supplemented, restated or otherwise modified from time to time;

“Bermuda Court” means the Supreme Court of Bermuda;

“Bermuda Court Order” means the order of the Bermuda Court sanctioning the Sagicor Scheme of Arrangement pursuant to Section 99 of the Companies Act 1981 of Bermuda;

“Business Day” means any day of the year, other than a Saturday, Sunday or any day on which major banks are closed for business in Toronto, Ontario or Hamilton, Bermuda;

“Central Banks” means the central banks of the jurisdictions where Sagicor carries on business, including the Federal Reserve Bank, the Central Bank of Bahamas, the Cayman Islands Monetary Authority, the Eastern Caribbean Central Bank, the Bank of Jamaica and the Central Bank of Barbados;

“Closing Exchange Rate” means the CAD/USD exchange rate as of 5:00PM (Toronto time) on the date which is one (1) Business Day prior to the Effective Date (or such earlier date as is required by a Governmental Authority or mutually agreed by Sagicor and Alignvest) using the mid-rate from the “BFIX” screen of Bloomberg (and if such rate or screen is not available, Sagicor and Alignvest shall agree on a replacement data source, each acting reasonably);

“Code” means the U.S. Internal Revenue Code of 1986, as amended;

“Director” means the Director appointed pursuant to Section 278 of the OBCA;

“Effective Date” means the date shown on the Alignvest Certificate of Arrangement giving effect to the Alignvest Arrangement;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date, or such other time as Alignvest and Sagicor agree to in writing before the Effective Date;

“Escrow Account” means the escrow account of Alignvest established and maintained by the Escrow Agent, which holds in escrow the proceeds of the initial public offering of the Alignvest Class A Shares and certain of the Alignvest Warrants;

“Escrow Agent” means TSX Trust Company, and its successors and permitted assigns;

“Escrow Agreement” means the escrow agreement among Alignvest, the Escrow Agent and Scotia Capital Inc., dated May 25, 2017;

“Exchange Ratio” means the number which is the quotient of (i) 1.75 divided by (ii) the product of 10.00 and the Closing Exchange Rate;

“Expenses” means all unpaid Alignvest expenses, which include deferred underwriter fees and expenses related to the initial public offering of Alignvest, Alignvest’s ongoing affairs and the transactions contemplated under the Arrangement Agreement, together with a reasonable reserve for future expenses; provided that all such unpaid Alignvest expenses, in the aggregate, shall not exceed US$20 million;

“Final Order” means the final order of the Ontario Court pursuant to Section 182(5)(f) of the OBCA in a form acceptable to Alignvest and Sagicor, each acting reasonably, approving the Alignvest Arrangement, as such order may be amended by the Ontario Court (with the consent of both Alignvest and Sagicor, each acting reasonably) or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed or as amended (provided that any such amendment is acceptable to both Alignvest and Sagicor, each acting reasonably) on appeal;

“Governmental Authority” means any: (a) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, organization, body or entity and any court or other tribunal), including, for greater certainty, a Securities Authority; (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; (e) applicable stock exchanges; (f) applicable Central Banks; or (g) applicable self-regulatory organizations, including, if applicable, the Investment Industry Regulatory Organization of Canada and the Financial Industry Regulatory Authority;

“Interim Order” means the interim order of the Ontario Court pursuant to Section 182(5) of the OBCA, in a form acceptable to Alignvest and Sagicor, each acting reasonably, providing for, among other things, the calling and holding of the Alignvest Meeting, as such order may be amended by the Ontario Court with the consent of each of Alignvest and Sagicor, each acting reasonably;

“Law” means, with respect to any Person, any applicable law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement, whether domestic or foreign, enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person or its business, undertaking, property or securities, and to the extent that they have (or are applied as if they have) the force of law, rules, policies, guidelines, notices and protocols of any Governmental Authority, as amended;

“OBCA” means the Business Corporations Act (Ontario);

“Ontario Court” means the Ontario Superior Ontario Court of Justice (Commercial List) or other court, as applicable;

“Participating Shareholder” means an Alignvest Shareholder, other than a Redeeming Shareholder;

“Person” includes any individual, partnership, limited partnership, limited liability partnership, joint venture, association, body corporate, corporation, company, unincorporated association, limited liability company, unlimited liability company, organization, trust, estate, trustee, executor, administrator, legal representative, government (including Governmental Authority), syndicate or other entity, whether or not having legal status;

“Prospectus” means the non-offering preliminary prospectus and/or final prospectus of Alignvest, and any amendment thereto, as the context requires, containing disclosure regarding the transactions contemplated by the Arrangement Agreement, as Alignvest’s “qualifying acquisition” within the meaning of Part X of the TSX Company Manual;

“Redeeming Shareholder” means an Alignvest Class A Shareholder who has validly elected to redeem his, her or its Alignvest Class A Shares in respect of the Alignvest Arrangement in accordance with the redemption rights provided in the constating documents of Alignvest, and who has not withdrawn such election;

“Replacement Option” has the meaning set forth in Section 2.3(6);

“Sagicor” means Sagicor Financial Corporation Limited;

“Sagicor Equity Awards” means restricted common shares of Sagicor granted pursuant to the Sagicor Share Plans, options to acquire common shares of Sagicor granted pursuant to the Sagicor Share Plans, other equity-related awards granted pursuant to the Sagicor Share Plans, and common shares of Sagicor issued in trust pursuant to the Sagicor Share Plans;

“Sagicor Equity Incentive Holders” means the holders of Sagicor Equity Awards;

“Sagicor Scheme Effective Time” means the date and time at which a copy of the Bermuda Court Order shall have been filed with the Registrar of Companies in Bermuda for registration;

“Sagicor Scheme of Arrangement” means the Scheme of Arrangement of Sagicor under Section 99 of the Companies Act of 1981 of Bermuda on the terms and subject to the conditions set forth in Exhibit A-2 to the Arrangement Agreement, subject to any amendments or variations thereto made in accordance with the terms of the Arrangement Agreement or made at the discretion of the Bermuda Court in the Bermuda Court Order with the prior written consent of each of Alignvest and Sagicor, each acting reasonably;

“Sagicor Share Plans” means that certain executive long-term incentive plan of Sagicor, effective as of December 31, 2005 (as amended), and that certain share ownership plan of Sagicor for employees and advisors effective as of December 31, 2005 (as amended);

“Sagicor Option” has the meaning set forth in Section 2.3(6);

“Sagicor Securities Laws” means all the securities laws of each of Barbados, Trinidad and Tobago, and the United Kingdom, and the rules, regulations and policies of the Stock Exchanges;

“Securities Authority” means the Governmental Authority having jurisdiction to enforce Alignvest Securities Laws or Sagicor Securities Laws, as applicable;

“Stock Exchanges” means the Barbados Stock Exchange, the London Stock Exchange and the Trinidad and Tobago Stock Exchange;

“Transfer Agent” means TSX Trust Company, at its principal offices in Toronto, Ontario; and

“Warrant Agent” means TSX Trust Company.

Section 1.2	Interpretation Not Affected By Headings, etc.

The division of this Plan of Arrangement into Articles, Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement.

Section 1.3	Article References

Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section or subsection by number or letter or both refer to the Article, Section or subsection, respectively, bearing that designation in this Plan of Arrangement.

Section 1.4	Number and Gender

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

Section 1.5	Date for Any Action

If the date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

Section 1.6	Statutory References

Unless otherwise indicated, references in this Plan of Arrangement to any statute include all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements or supersedes any such statute or regulation.

Section 1.7	Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada.

Section 1.8	Including

Where the word “including” or “includes” is used in this Plan of Arrangement, it means “including (or includes) without limitation”.

Section 1.9	Time

Time shall be of the essence in every matter or action contemplated hereunder. All times expressed herein are in Toronto, Ontario local time unless otherwise stipulated. Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day if the last day of the period is not a Business Day.

Article 2

Alignvest Arrangement

Section 2.1	Arrangement Agreement

This Plan of Arrangement is made pursuant to the Arrangement Agreement.

Section 2.2	Binding Effect

This Plan of Arrangement shall become effective at, and be binding at and after, the Effective Time on:

(1)	Alignvest;

(2)	the Alignvest Shareholders;

(3)	the Sagicor Equity Incentive Holders who become holders of rights to acquire Alignvest Common Shares;

(4)	the Alignvest Forward Purchasers and any other persons who agree with Alignvest after the date of the Arrangement Agreement and at or before the Effective Time to purchase securities of Alignvest;

(5)	the holders of Alignvest Warrants;

(6)	the Transfer Agent; and

(7)	the Warrant Agent.

Section 2.3	Effective Time

Commencing at the Effective Time, the following events, matters or transactions shall occur and shall be deemed to occur in the following sequence, without any further act, authorization or formality:

(1)	any Alignvest Class A Shares held by a Redeeming Shareholder who duly exercised his, her or its redemption rights in accordance with the constating documents of Alignvest shall be redeemed and cancelled and such Alignvest Class A Shares shall cease to be outstanding, and each such Redeeming Shareholder shall cease to have any rights as an Alignvest Shareholder other than the right to be paid the redemption amount for their Alignvest Class A Shares in accordance with the constating documents of Alignvest and the Escrow Agreement;

(2)	immediately following the preceding step, the Alignvest Forward Purchases shall become effective, as shall any agreements with any other persons who agree with Alignvest after the date of the Arrangement Agreement and at or before the Effective Time to purchase securities of Alignvest;

(3)	immediately following the preceding step, consistent with the articles of Alignvest, each non-redeemed Alignvest Class A Share and each Alignvest Class B Share that is outstanding at the Effective Time that is legally and/or beneficially held by a Participating Shareholder shall be converted into one Alignvest Common Share;

(4)	immediately following the preceding step, the terms of the Alignvest Warrants shall be deemed to be amended to be share purchase warrants to acquire Alignvest Common Shares following 30 days after the Effective Date, at an exercise price of CDN$11.50 per share, but otherwise unamended;

(5)	following the preceding step and at the Sagicor Scheme Effective Time, the Sagicor Scheme of Arrangement will become effective;

(6)	concurrent with the preceding step, each option or other right granted by Sagicor to acquire common shares of Sagicor (a “Sagicor Option”) that is outstanding at the Sagicor Scheme Effective Time (and that is not exercised for common shares of Sagicor prior to the Sagicor Scheme Effective Time) and that is, in accordance with its terms, exchanged for or becomes an option or other right (a “Replacement Option”) to purchase Alignvest Common Shares shall represent the option or right to acquire the number of Alignvest Common Shares equal to the product of the Exchange Ratio multiplied by the number of common shares of Sagicor that may be purchased as if such Sagicor Option were exercisable and exercised immediately prior to the Sagicor Scheme Effective Time and such Replacement Option shall provide for an exercise price per Alignvest Common Share equal to the exercise price per common share of Sagicor of such Sagicor Option immediately prior to the Sagicor Scheme Effective Time divided by the Exchange Ratio; provided that if the foregoing calculation results in a Replacement Option being exercisable for a fraction of an Alignvest Common Share, then the number of Alignvest Common Shares subject to such Replacement Option shall be rounded down to the next whole number of Alignvest Common Shares and the total exercise price for the Replacement Option will be reduced by the exercise price of the fractional Alignvest Common Shares, and subject to the foregoing, the term to expiry, conditions to and manner of exercising, vesting schedule, and all other terms and conditions of such Replacement Option will be the same as the terms and conditions of such Sagicor Option, and any document or agreement previously evidencing such Sagicor Option shall thereafter evidence and be deemed to evidence such Replacement Option;

(7)	immediately following the preceding step, all of the directors of Alignvest shall be removed as directors of Alignvest; and

(a)	if, immediately prior to the Sagicor Scheme Effective Time, Alignvest shall have available a cash amount (excluding or prior to Expenses, but net of those amounts set out in Section 5.03 of the Arrangement Agreement) of Cdn $500 million or more in accordance with Section 5.03 of the Arrangement Agreement, the following persons shall be appointed as directors of Alignvest: Timothy Hodgson (as the Chairman), Reza Satchu, Alister Campbell, Rik Parkhill, Dodridge Miller, [insert names of four (4) directors designated by Sagicor], [insert names of three (3) directors designated by both Parties], subject to each such person being qualified to be appointed under applicable law, and consenting to act, as a director of Alignvest. If any of the foregoing individuals are not willing or able to act as a director of Alignvest, then Alignvest and Sagicor, each acting reasonably, shall appoint a replacement, in each case subject to each such person being qualified to be appointed under applicable law, and consenting to act, as a director of Alignvest; or

(b)	if, immediately prior to the Sagicor Scheme Effective Time, Alignvest shall have available a cash amount (excluding or prior to Expenses, but net of those amounts set out in Section 5.03 of the Arrangement Agreement) of less than Cdn $500 million in accordance with Section 5.03 of the Arrangement Agreement, the following persons shall be appointed as directors of Alignvest: Timothy Hodgson (as the Chairman), Reza Satchu, Alister Campbell, Rik Parkhill, Mahmoud Kimji, Dodridge Miller, [insert names of six (6) directors designated by Sagicor], subject to each such person being qualified to be appointed under applicable law, and consenting to act, as a director of Alignvest. If any of the foregoing individuals are not willing or able to act as a director of Alignvest, then Alignvest and Sagicor, each acting reasonably, shall appoint a replacement, in each case subject to each such person being qualified to be appointed under applicable law, and consenting to act, as a director of Alignvest;

(8)	immediately following the preceding step, Alignvest shall be authorized to apply to continue from the laws of Ontario to the laws of Bermuda; and

(9)	at the time that a certificate of continuance for Alignvest is issued by the Bermuda Registrar of Companies under the Companies Act 1981 (Bermuda), Alignvest shall be continued in Bermuda and governed by the laws of Bermuda.

Section 2.4	Deemed Fully Paid and Non-Assessable Shares

All Alignvest Common Shares issued pursuant hereto shall be deemed to be or have been validly issued and outstanding as fully paid and non-assessable shares for all purposes.

Article 3

Dissent Rights

Section 3.1	Rights of Dissent

The Alignvest Shareholders will have dissent rights in connection with the Alignvest Arrangement (and the Alignvest Continuance) in accordance with the provisions of the OBCA.

Article 4

Delivery of Consideration

Section 4.1	Share Certificates

Following the Effective Date, share certificates, if any, representing Alignvest Class A Shares and Alignvest Class B Shares shall be deemed for all purposes to be certificates representing the Alignvest Common Shares issued to Participating Shareholders under the Alignvest Arrangement.

Section 4.2	No Liens

Any exchange or transfer of securities pursuant to this Plan of Arrangement shall be free and clear of any Liens.

Section 4.3	Illegality of Delivery of Shares

Notwithstanding the foregoing, if it appears to Alignvest that it would be contrary to applicable Laws to deliver, or cause to be delivered, Alignvest Common Shares pursuant to the Alignvest Arrangement to a Person that is not a resident of Canada or the United States, the Alignvest Common Shares that otherwise would be issued to that Person may be issued to the Transfer Agent for sale by the Transfer Agent on behalf of that Person. The Alignvest Common Shares so issued to the Transfer Agent shall be pooled and sold as soon as practicable after the Effective Date, on such dates and at such prices as the Transfer Agent determines in its sole discretion. The Transfer Agent shall not be obligated to seek or obtain a minimum price for any of the Alignvest Common Shares sold by it. Each such Person shall receive a pro rata share of the cash proceeds from the sale of the Alignvest Common Shares sold by the Transfer Agent (less commissions, other reasonable expenses incurred in connection with the sale of the Alignvest Common Shares and any amount withheld in respect of taxes) in lieu of the Alignvest Common Shares themselves. The net proceeds shall be remitted in the same manner as other payments pursuant to this Article 4. Neither Alignvest nor the Transfer Agent shall be liable for any loss arising out of any such sales.

Section 4.4	Lost Certificates

If any certificate representing, immediately prior to the Effective Time, one or more Alignvest Class A Shares or Alignvest Class B Shares has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and the giving by such Person of a bond satisfactory to Alignvest in such sum as Alignvest may determine against any claim that may be made against Alignvest with respect to the certificate alleged to have been lost, stolen or destroyed, Alignvest (or its Transfer Agent) shall make such distribution or delivery in respect of such shares represented by such lost, stolen or destroyed certificate as determined in accordance with Section 4.1.

Section 4.5	Withholding Rights

Alignvest and the Transfer Agent shall be entitled to deduct and withhold from amounts payable under this Plan of Arrangement to any Person, such amounts or consideration (including securities issuable hereunder equal in value (in Alignvest’s reasonable discretion) to the cash equivalent of any withholding taxes required) as each of Alignvest and the Transfer Agent is required to deduct and withhold with respect to such payment under the Tax Act, the Code, any provision of any applicable federal, provincial, territorial, state, local or foreign tax law, in each case, as amended, any deduction or withholding required at law. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Person, in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. To the extent necessary, such deductions and withholdings may be effected by selling any securities issuable hereunder to which any Person may otherwise be entitled under the Plan of Arrangement, and any amount remaining following the sale, deduction and remittance shall be paid to the Person entitled thereto as soon as reasonably practicable.

Article 5

Amendments

Section 5.1	Amendments to Plan of Arrangement

(1)	Alignvest and Sagicor may amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be: (i) set out in writing; (ii) approved by Alignvest and Sagicor in writing; (iii) filed with the Ontario Court and, subject to Section 5.1(4) of this Plan of Arrangement, if made following the Alignvest Meeting, approved by the Ontario Court; and (iv) communicated to Alignvest Shareholders if and as required by the Ontario Court.

(2)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Alignvest at any time prior to the Alignvest Meeting (provided that Sagicor shall have consented thereto in writing, acting reasonably) with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Alignvest Meeting in the manner required under the Interim Order, shall become part of this Plan of Arrangement for all purposes.

(3)	Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Ontario Court following the Alignvest Meeting shall be effective only if: (i) it is consented to in writing by each of Alignvest and Sagicor, each acting reasonably; and (ii) if required by the Ontario Court, it is consented to by the Alignvest Shareholders, voting in the manner directed by the Ontario Court.

(4)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by Alignvest, provided that it concerns a matter which is solely of an ministerial and administrative nature required to better give effect to the ministerial and administrative implementation of this Plan of Arrangement and is not adverse to the interests of any former Alignvest Shareholder or any current or former Sagicor securityholder or Alignvest Forward Purchaser.

Article 6

Paramountcy

Section 6.1	Paramountcy

From and after the Effective Time, this Plan of Arrangement shall take precedence and priority over: (i) each of the Alignvest Class A Shares, the Alignvest Class B Shares, and the Alignvest Warrants, in each case, as issued prior to the Effective Time; (ii) all of the rights and obligations of the beneficial and/or registered holders of each of the Alignvest Class A Shares, the Alignvest Class B Shares, and the Alignvest Warrants and any transfer agent or warrant agent or other depositary therefor in relation thereto; (iii) all of the rights and obligations of the Sagicor Equity Incentive Holders in respect of the similar Alignvest equity incentives provided to them; and (iv) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any of the Alignvest Class A Shares, Alignvest Class B Shares, the Alignvest Warrants, and the Alignvest equity incentives granted to the former Sagicor Equity Incentive Holders which shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

Article 7

Further Assurances

Section 7.1	Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to further document or evidence any of the transactions or events set out herein, including any resolution of directors authorizing the issue, transfer or purchase for cancellation of shares, any share transfer powers evidencing the transfer of shares and any receipt therefor, and any necessary additions to, or deletions from, share registers.

Exhibit A-2

Scheme of Arrangement

See attached.

A-2 - 1

THE SCHEME

IN THE SUPREME COURT OF BERMUDA

CIVIL JURISDICTION

(COMMERCIAL COURT)

[●] 2019: No. [●]

IN THE MATTER OF SAGICOR FINANCIAL CORPORATION LIMITED

and

IN THE MATTER OF THE COMPANIES ACT 1981

SCHEME OF ARRANGEMENT

(under section 99 of the Companies Act 1981)

Between

SAGICOR FINANCIAL CORPORATION LIMITED

(an exempted company incorporated with limited liability and registered under the laws of
Bermuda with registration number 51625)

and

THE SCHEME SHAREHOLDERS

(as hereinafter defined)

PART I

RECITALS

DEFINITIONS

(A) In this Scheme, unless the context otherwise requires or unless otherwise expressly provided for, the following expressions shall bear the following meanings:

“ AQY”	means Alignvest Acquisition II Corporation, a corporation incorporated under the laws of the Province of Ontario, Canada;

“AQY Securities Laws”	means the Securities Act (Ontario) and all the securities laws of each province and territory of Canada, except Quebec, and the rules, regulations and policies of the Toronto Stock Exchange;

“AQY Shares”	means AQY common shares;

“Arrangement Agreement”	means that certain Arrangement Agreement, dated as of November 27, 2018, by and between AQY and the Company;

“Board”	means the board of directors of the Company;

“Business Day”	means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in Toronto, Ontario or Hamilton, Bermuda;

“Bye-laws”	means the Bye-laws of the Company;

“Cash Consideration”	means the cash consideration in the amount of US$1.75 per Scheme Share made available to each Scheme Shareholder as at the Election Record Date in respect of each Scheme Share up to the Specified Number held by each such Scheme Shareholder as at the Election Record Date (provided that each such Scheme Share up to the Specified Number continues to be held by such Scheme Shareholder at the Effective Time) in exchange for the transfer of each such Scheme Share to AQY at the Effective Time pursuant to this Scheme;

2

“Cash Qualifying Scheme Shareholder(s)”	means a Scheme Shareholder as at the Election Record Date which has validly elected to receive the Cash Consideration in respect of each Scheme Share up to the Specified Number held by such Scheme Shareholder as at the Election Record Date (provided that each such Scheme Share up to the Specified Number continues to be held by such Scheme Shareholder at the Effective Time), such election having been made by such Scheme Shareholder and received by the Company on or prior to the Election Deadline at the address set out in the Consideration Election Form;

“Central Banks”	means the central banks of the jurisdictions where the Company carries on business, including the Federal Reserve Bank, the Central Bank of Bahamas, the Cayman Islands Monetary Authority, the Eastern Caribbean Central Bank, the Bank of Jamaica and the Central Bank of Barbados;

“Closing Date”	means the date on which the Effective Time occurs;

“Closing Exchange Rate”	means the CAD/USD exchange rate as of 5:00PM (Toronto time) on the date which is one (1) Business Day prior to the Closing Date (or such earlier date as is required by a Governmental Authority or mutually agreed by the Company and AQY) using the mid-rate from the “BFIX” screen of Bloomberg (and if such rate or screen is not available, Company and AQY shall agree on a replacement data source, each acting reasonably);

“Companies Act”	means the Companies Act 1981 of Bermuda;

“ Company”	means Sagicor Financial Corporation Limited, an exempted company with limited liability continued under the laws of Bermuda with registration number 51625;

“Consideration Election Form”	means the election form set out at Appendix [●] of the Shareholder Circular wherein the eligible Scheme Shareholders as at the Election Record Date may elect to receive either the Cash Consideration or the First Share Consideration, or a combination of the Cash Consideration and First Share Consideration, in accordance with the instructions therein, for up to the Specified Number;

3

“ Court”	means the Supreme Court of Bermuda;

“Depositary Interest Holders”	means holders of Depositary Interests appearing on the DI Register immediately prior to the cancellation contemplated in Section (K) of the recitals of this Scheme;

“Depositary Interests”	means dematerialised depositary interests issued by the DI Depositary representing the underlying Scheme Shares;

“ Depository”	means the Barbados Central Securities Depository;

“DI Depositary”	means Computershare Investor Services PLC;

“DI Register”	means the register of Depositary Interest Holders maintained by the DI Depositary;

“ DRS”	means shares issued in “direct registration” book-entry form in accordance with customary Canadian practices;

“Effective Time”	means the date and time at which an office copy of the Order of the Court sanctioning this Scheme and making such facilitating orders as are appropriate pursuant to section 99 of the Companies Act shall have been delivered to the Registrar of Companies in Bermuda for registration, at which time this Scheme shall become effective;

“Election Deadline”	means [●], 2019, being the date by which the Company must receive a completed and executed Consideration Election Form at the address provided in the Consideration Election Form;

“Election Record Date”	means 5:00 p.m. (Toronto time) on December 6, 2018, or such other date as is required by a Governmental Authority;

4

“Exchange Ratio”	means the number which is the quotient of (i) 1.75 divided by (ii) the product of 10.00 and the Closing Exchange Rate;

“First Share Consideration”	means the share consideration with an agreed value of US$1.75 per Scheme Share made available to each Scheme Shareholder as at the Election Record Date and payable in the form of AQY Shares equal to the product of the Exchange Ratio multiplied by the number of Scheme Shares up to the Specified Number held by such Scheme Shareholder as at the Election Record Date (provided that each such Scheme Share up to the Specified Number continues to be held by such Scheme Shareholder at the Effective Time) in exchange for the transfer of such Scheme Share at the Effective Time to AQY pursuant to this Scheme, rounded down for each applicable Scheme Shareholder to the next whole number of AQY Shares;

“Governmental Authority”	means any: (a) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, organization, body or entity and any court or other tribunal), including, for greater certainty, a Securities Authority; (d) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; (e) applicable stock exchanges; (f) applicable Central Banks; or (g) applicable self-regulatory organizations, including, if applicable, the Investment Industry Regulatory Organization of Canada and the Financial Industry Regulatory Authority;

“Latest Practicable Date”	means [●], being the latest date upon which it was practicable to ascertain certain information contained herein;

“Law”	means any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, consent order, consent decree, decree, order, judgment, rule, regulation, ruling, directive, regulatory guidance, agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or with or under the authority of any Governmental Authority;

5

“Other Share Consideration”	means the share consideration with an agreed value of US$1.75 per Scheme Share made available to each Scheme Shareholder as at the Election Record Date and payable in the form of AQY Shares equal to the product of the Exchange Ratio multiplied by the number of Scheme Shares held by such Scheme Shareholder as at the Effective Time (other than the Scheme Shares held by such Scheme Shareholder being exchanged for Cash Consideration or First Share Consideration) in exchange for the transfer of each such Scheme Share to AQY at the Effective Time pursuant to this Scheme, rounded down for each applicable Scheme Shareholder to the next whole number of AQY Shares;

“Paying Agent”	means Computershare Investor Services PLC;

“Person”	means an individual, company (including not-for-profit company), corporation (including not-for-profit corporation), body corporate, general or limited partnership, limited liability partnership, limited liability company, unlimited liability corporation, joint venture, association, trust, estate, association, trustee, executor, administrator, legal representative, Governmental Authority, unincorporated organization or other entity of any kind or nature;

“Register of Members”	means the register of members of the Company (including the branch registers);

“Sagicor Securities Laws”	means all the securities laws of each of Barbados, Trinidad and Tobago, and the United Kingdom, and the rules, regulations and policies of the Stock Exchanges;

“Sagicor Share Plans”	means the Employee Share Ownership Plan effective 31 December 2005 and the executive Long-term Incentive Plan effective 31 December 2005;

6

“ Scheme”	means this scheme of arrangement in respect of the Company under section 99 of the Companies Act in its present form or with or subject to any modifications, additions or conditions that are consented to by the Company and AQY, each acting reasonably, and that the Court may approve or impose;

“Scheme Consideration”	means the consideration payable to Scheme Shareholders as at the Effective Time in exchange for the transfer of the Scheme Shares to AQY in accordance with this Scheme, comprising (1) for eligible Persons, the option of the Cash Consideration, the First Share Consideration, or a combination of both, for up to the Specified Number held by each eligible Scheme Shareholder, and (2) in all other cases, the Other Share Consideration;

“Scheme Meeting”	means the meeting of Scheme Shareholders as at the Voting Record Date to be convened at the direction of the Court at which this Scheme (with or without modification) will be voted upon, or any postponement or adjournment thereof;

“Scheme Shareholders”	means the holders of Scheme Shares appearing on the Register of Members at the applicable time;

“Scheme Share(s)”	means all of the Shares in issue as at the applicable time;

“Securities Authority”	means the Governmental Authority having jurisdiction to enforce AQY Securities Laws or Sagicor Securities Laws, as applicable;

“Share Consideration”	means the First Share Consideration and the Other Share Consideration;

“Share Qualifying
Scheme Shareholder(s)”	means the Scheme Shareholders as at the Effective Time (1) who or which are eligible to and have validly elected to receive the First Share Consideration, such election received by the Company on or prior to the Election Deadline at the address set out in the Consideration Election Form; and (2) in all other cases, who or which are entitled to receive the Other Share Consideration;

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“Shareholder Circular”	means the circular to Shareholders dated [●], 2018 published by the Company, containing details of this Scheme and including the Explanatory Statement issued pursuant to section 100 of the Companies Act and the notice of the Scheme Meeting;

“ Shareholder(s)”	means holder(s) of Shares registered as such in the Register of Members;

“ Share(s)”	means common share(s) of par value US$0.01 each in the share capital of the Company;

“Specified Number”	means 10,000 Scheme Shares;

“Stock Exchanges”	means the Barbados Stock Exchange, the Trinidad and Tobago Stock Exchange and the London Stock Exchange;

“Tax” or “Taxes”	means (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any U.S. or non-U.S. federal, state, provincial, local or foreign Governmental Authority responsible for the administration of Taxes (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax); (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority (i) in connection with any item described in clause (a) or (ii) as a result of the failure to timely and accurately file any tax return; and (c) liabilities of any other Person for any items described in clause (a) and/or (b) payable by reason of transferee or successor liability or under Treasury Regulation Section 1.1502-6 (or any analogous provision of U.S. or non-U.S. federal, state, provincial, local or foreign Law);

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“TSE”	means the Trinidad and Tobago Stock Exchange.

“US$” or “US dollar”	means United States dollars, the lawful currency of the United States of America; and

“Voting Record Date”	means [5.00] p.m. ([●] time) on [●] 2018, being the date designated as the record date for determining the Shareholders entitled to receive notice of and vote at the Scheme Meeting as set out in the Shareholder Circular or in any notice to the Shareholders after the date of the Shareholder Circular.

INTERPRETATION

(B)	In this Scheme, unless the context otherwise requires or otherwise expressly provides:

(1)	references to Recitals, Parts, clauses and sub-clauses are references to the Recitals, Parts, clauses and sub-clauses respectively of this Scheme;

(2)	references to a statute or a statutory provision include the same as subsequently modified, amended or re-enacted from time to time;

(3)	references to an agreement, deed or document shall be deemed also to refer to such agreement, deed or document as amended, supplemented, restated, verified, replaced and/or novated (in whole or in part) from time to time and to any agreement, deed or document executed pursuant thereto;

(4)	the singular includes the plural and vice versa and words importing one gender shall include all genders;

(5)	headings to Recitals, Parts, clauses and sub-clauses are for ease of reference only and shall not affect the interpretation of this Scheme; and

(6)	to the extent that there shall be any conflict or inconsistency between the terms of this Scheme and the Shareholder Circular then the terms of this Scheme shall prevail.

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Background

(C)	The Company was continued into Bermuda on 20 July 2016 as an exempted company with registration number 51625.

(D)	As at the Latest Practicable Date the Company had an authorised share capital of US$9,700,000 divided into 650,000,000 common shares of par value US$0.01 each and 320,000,000 preference shares of par value US$0.01 each, of which [306,555,644] common shares and zero (0) preference shares had been issued and were fully paid up or credited as fully paid up, and the remainder remained unissued.

THE PURPOSE OF THIS SCHEME

(E)	The purpose of this Scheme is to provide for the exchange of Scheme Shares for fully paid and non-assessable AQY Shares and/or, for eligible shareholders, cash in certain circumstances. Under the Scheme, it is proposed that at the Effective Time all of the Scheme Shares issued and outstanding immediately prior to the Effective Time shall be transferred to AQY in exchange for the Scheme Shareholders receiving the Scheme Consideration.

(F)	The Scheme Consideration payable to Scheme Shareholders as at the Effective Time in exchange for the transfer of the Scheme Shares to AQY in accordance with the Scheme, comprises (1) in the case of Persons who were also Scheme Shareholders as at the Election Record Date, the option of either the Cash Consideration or the First Share Consideration, or a combination of Cash Consideration and First Share Consideration, for up to the Specified Number held by each Scheme Shareholder as at the Election Record Date which continue to be held as at the Effective Time; and/or (2) in cases other than the circumstances set out in clause (1), the Other Share Consideration.

(G)	Each Scheme Shareholder as at the Election Record Date may elect to receive either the Cash Consideration or the First Share Consideration, or a combination of Cash Consideration and First Share Consideration, for up to the Specified Number then held and which continue to be held by such Scheme Shareholder at the Effective Time, and such election shall be made on the Consideration Election Form on or prior to the Election Deadline in accordance with the instructions therein. If an eligible Scheme Shareholder (1) elects to receive a combination of Cash Consideration and First Share Consideration for up to the Specified Number held by such Scheme Shareholder as at the Election Record Date and (2) transfers any such Scheme Shares prior to the Effective Time, then such Scheme Shareholder shall be deemed to have transferred Scheme Shares for which such Scheme Shareholder elected to receive First Share Consideration until such time as such Scheme Shareholder has transferred a number of such Scheme Shares that exceeds the number of Scheme Shares for which such Scheme Shareholder elected to receive First Share Consideration, at which time any remaining such Scheme Shares transferred by such Scheme Shareholder shall be deemed to be Scheme Shares for which such Scheme Shareholder elected to receive Cash Consideration.

(H)	If no valid election is made by a Scheme Shareholder as at the Election Record Date by the Election Deadline, such Scheme Shareholder shall receive the Other Share Consideration in respect of all Scheme Shares which continue to be held as at the Effective Time.

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(I)	At the Effective Time, AQY and Sagicor shall enter into an assignment and assumption agreement pursuant to which the rights and obligations of Sagicor under the Share Plans shall be assigned to, and assumed by AQY whereupon each unvested Share under a Sagicor Share Plan that is outstanding at the Effective Time will, in accordance with its terms, be exchanged for or become a right, subject to the applicable vesting conditions being satisfied, to receive from AQY the number of AQY Shares equal to the product of the Exchange Ratio multiplied by the number of such Shares of the Company, rounded down to the nearest whole number of AQY Shares. Subject to the foregoing, the term to expiry, vesting conditions, and all other terms and conditions of the right to receive such AQY Shares will be the same as the terms and conditions of such grant under such Sagicor Share Plan, and any document or agreement previously evidencing such grant under such Sagicor Share Plan shall thereafter evidence and be deemed to evidence such right to receive AQY Shares.

(J)	At the Effective Time, each option to acquire Shares of the Company under a Sagicor Share Plan that is outstanding on the Effective Time (and not exercised for Sagicor Shares prior thereto) will, in accordance with its terms, be exchanged for or become an option from AQY (a “Replacement Option”) to purchase the number of AQY Shares equal to the product of the Exchange Ratio multiplied by the number of Shares of the Company that may be purchased as if such option to acquire Shares of the Company were exercisable and exercised immediately prior to the Effective Time. Such Replacement Option shall provide for an exercise price per AQY Share equal to the exercise price per Share of such option to acquire Shares of the Company immediately prior to the Effective Time divided by such Exchange Ratio. If the foregoing calculation results in a Replacement Option being exercisable for a fraction of an AQY Share, then the number of AQY Shares subject to such Replacement Option shall be rounded down to the next whole number of AQY Shares and the total exercise price for the Replacement Option will be reduced by the exercise price of the fractional AQY Shares. Subject to the foregoing, the term to expiry, conditions to and manner of exercising, vesting schedule, and all other terms and conditions of such Replacement Option will be the same as the terms and conditions of such option to acquire Shares of the Company, any document or agreement previously evidencing such option to acquire Shares of the Company shall thereafter evidence and be deemed to evidence such Replacement Option.

(K)	Prior to the Effective Time, the Company shall procure the cancellation of the Depositary Interests listed on the LSE. Upon such cancellation, the Depository shall procure that the legal title to the respective Scheme Shares each Depositary Interest Holder is beneficially entitled to, and which were represented by the cancelled Depositary Interests, is transferred to the respective Depositary Interest Holder and the Company shall procure that each Depositary Interest Holder is entered on the Register of Members as the legal holder of its respective Scheme Shares.

PART II

THE SCHEME

Application and effectiveness of this Scheme

1.	The compromise and arrangement effected by this Scheme shall apply to all Scheme Shares and shall be binding on the Scheme Shareholders (including those who do not attend the Scheme Meeting, do not vote at the Scheme Meeting or vote against the Scheme) and, to the extent of any inconsistency and to the extent permitted by law, overrides the memorandum of association and bye-laws of the Company. This Scheme will become effective at, and be binding at and after, the Effective Time on (i) the Company and (ii) all registered and all beneficial holders of Scheme Shares, in each case without any further authorization, act or formality on the part of any Person.

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Effect of this Scheme

2.	At the Effective Time, all of the right, title and interest of the Scheme Shareholders in the Scheme Shares shall be subject to the arrangement implemented by the mechanism set out in clause 3 of this Part II.

Compromise and Arrangement with Scheme Shareholders

3.	At the Effective Time, in consideration of the rights of the Scheme Shareholders under this Scheme and in exchange for each Scheme Share issued and outstanding immediately prior to the Effective Time and notwithstanding any term of any relevant document, the following shall occur:

a.	all the Scheme Shares shall be transferred to AQY, together with all rights and entitlements attaching to them as at the Effective Time without the need for any further act by any Scheme Shareholder, and free and clear of all liens, claims and encumbrances;

b.	each holder of Scheme Shares at the Effective Time shall cease to be the holder of such Scheme Shares and shall cease to have any rights as a holder of such Scheme Shares and each such holder’s name will be removed from the Register of Members and AQY will be recorded as the registered holder of all of the Scheme Shares in the Register of Members and will be deemed to be the legal and beneficial owner of such Scheme Shares, free and clear of all liens, claims and encumbrances;

c.	in exchange for the Scheme Shares the Company shall procure that AQY shall issue and allot or pay (as applicable) the Scheme Consideration to the Scheme Shareholders as follows:

i.	subject to clause 37, in respect of the Cash Consideration, to those eligible shareholders, cheques for payment of the Cash Consideration will be made to each Cash Qualifying Scheme Shareholder as soon as possible but in any event within 30 Business Days following this Scheme becoming effective;

ii.	in respect of the First Share Consideration, AQY shall, as at the Effective Time, allot and issue, credited as fully paid, free and clear of all liens, claims and encumbrances, the relevant Share Consideration to each Share Qualifying Scheme Shareholder that elected to receive First Share Consideration or that did not make a valid election by the Election Deadline, whereupon such Share Qualifying Scheme Shareholder shall become a registered holder of AQY Shares (such shares shall be issued in DRS form and the applicable DRS instrument shall be mailed within 30 Business Days following the Effective Time); and

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iii.	in respect of the Other Share Consideration, AQY shall, as at the Effective Time, allot and issue, credited as fully paid, free and clear of all liens, claims and encumbrances, the relevant Share Consideration to such Share Qualifying Scheme Shareholder whereupon such Share Qualifying Scheme Shareholder shall become a registered holder of AQY Shares (such shares shall be issued in DRS form and the applicable DRS instrument shall be mailed within 30 Business Days following the Effective Time).

4.	The Specified Number has been determined based on the number of Scheme Shares issued to the Scheme Shareholders existing at or about the time of execution of the Arrangement Agreement and assuming that (i) all of such Scheme Shareholders were entitled to and fully elected to receive the Cash Consideration in respect of up to their first 10,000 Scheme Shares; and (ii) that such number of Scheme Shares continued to be held by the Scheme Shareholders at the Election Record Date and at the Effective Time. In the event that the aggregate amount of Cash Consideration elected by Cash Qualifying Scheme Shareholders is, together with any amount payable under clause 5 below and under Section 7.03(e) of the Arrangement Agreement, greater than US$205 million (or such other amount as AQY and the Company mutually agree, with a potential floor as AQY and the Company may mutually agree), then the Specified Number shall be adjusted in accordance with Section 2.12(b) of the Arrangement Agreement.

5.	In the event that it would be contrary to applicable Laws to offer or pay the First Share Consideration or the Other Share Consideration in respect of Scheme Shares held by a Person located in any jurisdiction, both AQY and the Company may take such action as either may deem necessary to comply with such Laws, and in addition or in the alternative AQY may in its discretion pay US$1.75 per each such Scheme Share if it determines that compliance with such Laws would be excessively costly or impractical, acting reasonably.

6.	All existing certificates (if any) representing the Scheme Shares will cease to have effect as documents or evidence of title as from the Effective Time.

7.	The Company will make an announcement of the exact dates of the last day for dealing in the Shares and of the exact dates the effectiveness of this Scheme and the withdrawal of the listing of the Shares on the Stock Exchanges will become effective.

Adjustments to the Exchange Ratio

8.	The Exchange Ratio shall be adjusted to reflect fully the effect of any share split, reverse share split, dividend (including any dividend or distribution of securities convertible into AQY Shares or Shares of the Company other than dividends paid in lieu of ordinary course dividends), reorganization, recapitalization or other like change with respect to AQY Shares or Shares of the Company occurring after the date of the Arrangement Agreement and prior to the Effective Time.

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Beneficial Owners whose Shares are held by a Scheme Shareholder

9.	Except as set out below or required by law, no Person shall be recognised by the Company as holding any Shares in trust.

10.	A Depositary Interest Holder shall be deemed a Scheme Shareholder and Depositary Interests shall be deemed Scheme Shares solely for the purposes of entitling a Depositary Interest Holder to make an election for the Cash Consideration or the First Share Consideration (provided that each such Depositary Interest is held by such Depositary Interest Holder on the Election Record Date and the associated underlying Scheme Shares are held by such Depositary Interest Holder at the Effective Time).

Scheme Conditions

11.	This Scheme is conditional on:

a.	this Scheme being approved by a majority in number representing not less than three-fourths in value of the Scheme Shareholders as at the Voting Record Date present and voting in person or by proxy at the Scheme Meeting;

b.	this Scheme, with or without modification, being sanctioned by the Court;

c.	the satisfaction or waiver by the applicable party of all other conditions precedent to this Scheme required pursuant to Article VII of the Arrangement Agreement;

d.	the Arrangement Agreement not having been terminated in accordance with its terms; and

e.	a copy of Order of the Court sanctioning this Scheme under section 99(3) of the Companies Act being delivered to the Registrar of Companies in Bermuda for registration.

Delivery of the Order of the Court

12.	This Scheme shall become effective as soon as a copy of the Order of the Court sanctioning this Scheme under section 99(3) of the Companies Act shall, in accordance with the terms of the Arrangement Agreement, have been delivered to the Registrar of Companies in Bermuda for registration.

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PART III

VOTING AT THE SCHEME MEETING

Voting Record Date

13.	The holders of Scheme Shares and the number of Scheme Shares that they hold for the purposes of voting at the Scheme Meeting shall be determined as those recorded on the Register of Members as at the Voting Record Date (or such other date as may be notified to the Scheme Shareholders by announcement).

14.	The Scheme Shareholders should ensure that their Shares are registered or lodged for registration in their names or in the names of their nominees before the closure of the Register of Members. For this purpose, the Company’s branch share registrars are Barbados Central Securities Depository Inc., 8th Avenue, Belleville, St Michael, BB11114, PO Box 1379 and The Trinidad and Tobago Central Depository Limited, 10th Floor, Nicholas Tower, 63-65 Independence Square, Port of Spain, Trinidad & Tobago.

Depositary Interests

15.	The DI Depositary, as the issuer of the Depositary Interests representing the underlying Scheme Shares deposited with its custodian, shall be counted as one Scheme Shareholder for the purposes of ascertaining whether or not the requirement that a majority in number of the Scheme Shareholders approve this Scheme has been satisfied pursuant to section 99(2) of the Companies Act. For the foregoing purposes, the DI Depositary shall specify the number of votes cast in favour of and against this Scheme and, in each case, the number of Depositary Interest Holders on whose instructions such votes are cast. Such information shall be included in the report of the Chairman of the Scheme Meeting which will be provided to the Court at the hearing of the petition to sanction this Scheme.

PART IV

DISTRIBUTIONS

Distribution to Scheme Shareholders

16.	Upon this Scheme becoming effective, payment of the Scheme Consideration will be effected as provided in clause 3 of Part II hereof.

17.	Subject to clause 37, in the event that a Cash Qualifying Scheme Shareholder elects to receive Cash Consideration, the cheque will be mailed (by ordinary mail) to the address listed on the Consideration Election Form and in accordance with the Arrangement Agreement, and the mailing (by ordinary mail) of such cheque within the time period specified herein shall be deemed sufficient consideration for the transfer of each applicable Scheme Share to AQY.

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18.	Upon the expiry of six (6) months from the posting of a cheque, AQY or the Paying Agent shall be entitled to cancel or countermand any cheque that has not been cashed and shall hold all monies represented thereby as provided in the Arrangement Agreement.

19.	Upon the expiry of seven (7) years from the Effective Time, any sums held in accordance with clause 18 above shall be released to and shall become the property of AQY and AQY shall be released from all obligations to make payments to any Scheme Shareholder in respect of the Cash Consideration pursuant to this Scheme.

20.	In the case of the First Share Consideration or the Other Share Consideration, the DRS instrument will be mailed (by ordinary mail) to the address listed on the Consideration Election Form (or, failing that, to the address in the Register of Members immediately prior to the Effective Time).

Rights of Scheme Shareholders

21.	With effect from and including the Effective Time, each holder of Scheme Shares shall in accordance with this Scheme cease to have any rights with respect to Scheme Shares, except the right to receive the Scheme Consideration subject to and in accordance with the terms hereof. With effect from and including the Effective Time, all existing Scheme Shares shall be transferred to AQY and the Register of Members shall be updated to reflect such transfers, and AQY will be recorded as the registered holder of all of the Scheme Shares and will be deemed to be the legal and beneficial owner of such Scheme Shares, free and clear of all liens, claims and encumbrances.

PART V

GENERAL SCHEME PROVISIONS

Effective Time and Notification to Scheme Shareholder

22.	This Scheme shall become effective at the Effective Time.

23.	The Company shall give notification of this Scheme having become effective by making a public announcement via [●].

Dividends

24.	If, in accordance with the terms of the Arrangement Agreement, any dividend is declared by the Company on or before the Effective Time with a record date for entitlement to any such dividend which is on or before the Effective Time, Shareholders whose names appear in the Register of Members as at the record date for entitlement to any such dividend will be entitled to receive such dividend.

25.	All mandates and instructions in force at the Effective Time in relation to Scheme Shares (including elections for payment of dividends (if any)) will cease to be valid, unless determined otherwise by AQY (in relation to the applicable AQY Shares) in its sole discretion from time to time.

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Scheme Costs

26.	The Company shall pay in full all costs, charges, expenses and disbursements incurred by it or its agents in connection with the preparation and implementation of this Scheme (including the transfer of the Scheme Shares and the issue of the AQY Shares in accordance with this Scheme), including the costs of holding the Scheme Meeting and obtaining the sanction of the Court.

Existing Instruments of Transfer and Certificates

27.	Subject to clause 37, as from the Effective Time, all instruments of transfer and certificates (if any) validly existing in respect of a transfer or holding of any Scheme Shares shall as from the Effective Time, cease to have effect as documents or evidence of transfer or title and every holder thereof shall be bound and deemed to have delivered to AQY its, his or her entire interest in Scheme Shares as at the Effective Time.

No Liability when Acting in Good Faith

28.	Neither the Company nor AQY, nor any of their respective directors, officers, agents or advisers, will be liable to a Scheme Shareholder for anything done or omitted to be done in the implementation and performance of this Scheme in good faith.

Modifications to this Scheme

29.	The Company and AQY may, at any hearing before the Court to sanction this Scheme, jointly consent for and on behalf of all concerned to any modification(s) of or addition(s) to this Scheme or to any terms or conditions which the Court may think fit to approve or impose.

Notice of Scheme Meeting

30.	The accidental omission to give notice of the Scheme Meeting or the non-receipt of any such notice by any Scheme Shareholder, shall not, unless so ordered by the Court, invalidate the Scheme Meeting or the proceedings or any resolutions approved at the Scheme Meeting nor affect the provisions of this Scheme.

Transmission of documents

31.	Neither the Company nor AQY shall be responsible for any loss or delay in the transmission of any notices, other documents or payments posted by or to Scheme Shareholders, which shall be posted at the risk of the relevant Scheme Shareholder.

Exercise of Discretion

32.	Subject to the terms of the Arrangement Agreement, when under any provision of this Scheme a matter is to be determined by the Company or AQY, then it will have discretion to interpret such matter under this Scheme in a manner that it considers fair and reasonable, and its decisions will be binding on all concerned.

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Paying Agent; Currency

33.	Unless otherwise specified, all references to amounts of money in this Scheme refer to the lawful currency of the United States of America. Where any amount is payable hereunder by AQY, AQY may pay directly or through the Paying Agent, and may, or may direct the Paying Agent to, convert it into another currency and make the payment of the amount (net of conversion and other costs) so converted in such other currency.

No Right of Dissent

34.	Holders of Scheme Shares shall not be entitled to exercise rights of dissent with respect to such Scheme Shares.

Governing Law and Jurisdiction

35.	At and with effect from the Effective Time, the operative terms of this Scheme shall be governed by, and construed in accordance with, the laws of Bermuda and the Courts of Bermuda shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute which arises out of or connected with the terms of this Scheme or their implementation or out of any action taken or omitted to be taken under this Scheme or in connection with the administration of this Scheme.

36.	The terms of this Scheme and the obligations imposed on the Company hereunder shall take effect subject to any prohibition or condition imposed by any applicable Law.

Share Certificates

37.	To the extent any share certificates representing any Scheme Shares exist immediately prior to the Effective Time, the following shall apply:

a.	A Scheme Shareholder who wishes to receive share certificates in respect of the AQY Shares or if eligible, the Cash Consideration, as applicable, shall surrender to the Depository any and all share certificates held by such Scheme Shareholder which immediately prior to the Effective Time represented Scheme Shares that were transferred for the Scheme Consideration as provided for under this Scheme, together with a duly completed letter of transmittal or such other documents and instruments as the Company, AQY or Depository may reasonably require whereupon, the holder of such surrendered certificate shall be entitled to receive in exchange therefor the Cash Consideration or a share certificate in respect of the AQY Shares held by such Scheme Shareholder, as applicable, and the certificate so surrendered shall forthwith be cancelled. If not surrendered as contemplated hereby on or prior to the Effective Time, each certificate which immediately prior to the Effective Time represented Scheme Shares shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender a share certificate in respect of AQY Shares. For the purpose of this clause 37a., Cash Consideration shall be paid by AQY by cheque made to the eligible Scheme Shareholder as soon as possible but in any event within 30 Business Days following the satisfaction of the conditions set out in this clause 37a.

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b.	In the event any certificate which immediately prior to the Effective Time represented one or more issued and outstanding Scheme Shares that were exchanged pursuant hereto shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Scheme Shareholder claiming such certificate to be lost, stolen or destroyed together with a written request by such Scheme Shareholder to [AQY/the Depositary] for a share certificate in respect of AQY Shares (as applicable), such Scheme Shareholder shall, in exchange for such lost, stolen or destroyed certificate and letter of transmittal or such other documents and instruments as the Company, AQY or Depository may reasonably require, be entitled to a share certificate in respect of the AQY Shares held by such Scheme Shareholder or if eligible, the Cash Consideration, as applicable. When authorizing the issuance of a share certificate in respect of AQY Shares or payment of Cash Consideration in exchange for any lost, stolen or destroyed certificate which prior to the Effective Time represented issued and outstanding Scheme Shares, such Scheme Shareholder shall, as a condition precedent to the issuance of a share certificate in respect of AQY Shares, indemnify the Company, AQY and the Depository (and agree to obtain customary insurance therefor) in a manner reasonably satisfactory to them against any claim that may be made against them with respect to the certificate alleged to have been lost, stolen or destroyed. For the purpose of this clause 37b., Cash Consideration shall be paid by AQY by cheque made to the eligible Scheme Shareholder as soon as possible but in any event within 30 Business Days following the satisfaction of the conditions set out in this clause 37b.

c.	Any certificate which immediately prior to the Effective Time represented issued and outstanding Scheme Shares that were exchanged pursuant hereto that is not deposited with all other instruments required hereby on or prior to the second (2nd) anniversary of the Effective Time shall cease to represent any entitlement, claim or interest under this clause 37 or any other entitlement, claim or interest of any kind or nature. For the avoidance of doubt, on such date, the AQY Shares and/or cash to which the former holder of the certificate referred to in the preceding sentence may be entitled from AQY shall be deemed to have been surrendered for no consideration to AQY. None of the Company, AQY, the Depository or the Paying Agent shall be liable to any Person in respect of any cash delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar law.

d.	Notwithstanding anything to the contrary in this Scheme, the Scheme Consideration shall only be payable once with respect to each Scheme Share, regardless of whether it is certificated

Withholding Rights; Stamp Duty; Put-Through

38.	AQY, the Company, the Depository and the Paying Agent, as applicable, shall be entitled to deduct and withhold from any Scheme Consideration, including by way of the sale of AQY Shares by AQY on behalf of the Person, otherwise payable or otherwise deliverable to a Person under this Scheme such amounts as AQY and the Company, acting reasonably, mutually agree are required to be deducted and withheld from such Scheme Consideration under any provision of any Laws in respect of Taxes. Any such amounts will be deducted, withheld and remitted to the appropriate Governmental Authority from the Scheme Consideration payable pursuant to this Scheme of Arrangement and shall be treated for all purposes as having been paid to the Person in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Authority.

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39.	Upon any sale or transfer of Scheme Shares to AQY, the applicable Scheme Shareholder shall pay (and neither the Company nor AQY shall be required to pay, unless otherwise required by applicable Law), any documentary, stamp, stamp duty, stamp duty reserve, property transfer, transfer, or other taxes, broker fees, or stock exchange fees, that may be payable pursuant to applicable Law (other than those payable by AQY pursuant to the Arrangement Agreement) in respect of any such sale or transfer, provided that AQY, the Company, the Depository and the Paying Agent shall be entitled to deduct and withhold such amounts as AQY and the Company, acting reasonably, mutually agree are required to be deducted and withheld from any Scheme Consideration otherwise payable to any Scheme Shareholder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes as having been paid to the Scheme Shareholder in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate Governmental Authority or Person on behalf of the applicable Scheme Shareholders. Without limitation, a portion of any AQY Shares otherwise payable may be withheld and disposed of in any marketplace by or on behalf of AQY, the Company, the Depository and the Paying Agent to acquire the net proceeds, after expenses of disposition, to make payment of such amounts to the applicable Governmental Authority or Person, and no liability shall arise therefrom provided the applicable Person acts in good faith.

40.	At AQY’s or the Company’s discretion, the transfer of Scheme Shares to AQY may involve a put-through, cross or similar transaction on any stock exchange, and for such purposes each holder of Scheme Shares irrevocably authorizes any broker, dealer or similar Person appointed by the Company or AQY (which may include a subsidiary of the Company) to act on his, her or its behalf for such purposes.

41.	The Company shall use commercially reasonable efforts to (i) cause all Scheme Shares listed on the TSE to be withdrawn from the TSE (and its associated register) and to update the register of Scheme Shares maintained by the Depository in Barbados to include such Scheme Shares or (ii) otherwise consummate this Scheme in a way that does not require the payment by either the Company or AQY of material stock exchange fees or material brokerage fees, in each case, in connection with the transfer of the Scheme Shares listed on the TSE to AQY.

Amendments to the Scheme

42.	(a)	The Company and AQY may amend, modify and/or supplement this Scheme at any time and from time to time prior to the Effective Time, provided that each such amendment, modification and/or supplement must be (i) set out in writing, (ii) approved by both of them, (iii) filed with the Court and, if made following the Scheme Meeting, approved by the Court, and (iv) communicated to then or former holders of Scheme Shares if and as required by the Court.

(b)	Any amendment, modification or supplement to this Scheme may be proposed by the Company or AQY at any time prior to the Scheme Meeting, provided that the Company and AQY shall have each consented thereto in writing, with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Scheme Meeting, shall become part of this Scheme for all purposes.

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(c)	Any amendment, modification or supplement to this Scheme that is approved or directed by the Court following the Scheme Meeting but prior to the Effective Date shall be effective only (i) if it is consented to by each of the Company and AQY, and (ii) if required by the Court, it is consented to by holders of the Scheme Shares in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Scheme may be made following the Effective Time by the Company and AQY, collectively, provided that it concerns a matter which, in the reasonable opinion of the Company and AQY, is of an administrative nature required to better give effect to the implementation of this Scheme and is not adverse to the financial or economic interests of the former Scheme Shareholders.

Further Assurances

43.	Notwithstanding that the transactions and events set out herein shall occur and shall be deemed to occur in the order set out in this Scheme, without any authorization, act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order to implement this Scheme and to further document or evidence any of the transactions or events set out herein.

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